UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMGEN INC.

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AMGEN®

PROXY STATEMENT
AND NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS

2021

PROXY STATEMENTAND NOTICE OFANNUAL MEETINGOF STOCKHOLDERS2021

Robert A. Bradway Chairman of the Board, Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799

April 6, 2021

Dear Fellow Stockholder:

You are invited to attend the 2021 Annual Meeting of Stockholders, or Annual Meeting, of Amgen Inc. to be held on Tuesday, May 18, 2021, at 11:00 A.M., Pacific Time, via the internet at www.virtualshareholdermeeting.com/AMGN2021.

Our Mission: We seek to develop innovative medicines that address important unmet medical needs in the fight against serious illness. This mission is the central underpinning of our strategy, inherently long-term, and in service of patients and their families. Our mission to serve patients is supported by our long-standing focus on using our resources responsibly to support the sustainability of our business and the global environment in which we and our patients live.

Unprecedented Year: 2020 was a year like no other in our 40-year history. We’ve experienced a global pandemic, worldwide economic disruption, widespread social unrest, and yet have continued to deliver for patients (both those currently on Amgen medicines and those who stand to benefit from the potential new medicines in our pipeline), while keeping our staff safe, contributing to the efforts to address COVID-19, and supporting the communities where we live and work.

Execution of Our Strategy: While successfully managing the effects of the COVID-19 pandemic on our global operations, we have remained focused on our strategic priorities, advancing key strategic goals in 2020 that will drive our long-term growth. We invested to strengthen our discovery capabilities, accelerate the number of product teams formed to develop genetically validated medicines that address serious diseases, and advanced two late-stage medicines – sotorasib, our KRAS G12C small molecule inhibitor for advanced non-small cell lung cancer, and tezepelumab for severe asthma – through pivotal trials. Of note, demonstrating our commitment to bringing the promise of our therapies to patients as quickly as possible, sotorasib was on file with regulators in the U.S. and Europe just 28 months after we dosed our first patient. We successfully integrated Otezla®, launched an oncology collaboration with BeiGene, Ltd. in China, and also established our wholly-owned affiliate in Japan. We continued to advance our biosimilar program with the launches of AVSOLA® and RIABNI™ in the U.S. We are in our fourth year of successfully operating our smaller footprint, highly resource efficient next-generation biomanufacturing facility in Singapore that dramatically reduces the scale and costs of making biologics, and vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines. This success, along with U.S. corporation tax incentives to invest in innovation and advanced technologies, led to our building a second such plant in Rhode Island that, upon approval by global regulatory authorities, will expand our manufacturing capacity, while also delivering these efficiencies. We continue to maintain a disciplined approach to capital allocation, investing in our future while also returning capital to stockholders. In the Compensation Discussion and Analysis section of this proxy, we discuss further our 2020 strategic progress.

Our Commitment to Society: As part of our mission to serve patients, we take our environmental sustainability, social responsibility, and corporate governance, or ESG, responsibilities seriously. In January, we launched our new environmental sustainability plan, our third since 2007, that includes a goal of achieving carbon neutrality in our owned and operated facilities by 2027 (while also reducing water use by 40% and waste disposed by 75%(1)). Since its inception, the Amgen Foundation has contributed more than $350 million to non-profit organizations across the world that reflect our core values and complement Amgen’s purpose-driven dedication to impacting lives in inspiring and innovative ways. Through patient assistance programs, expanded access to investigational therapies, donations, and other initiatives, we have developed patient support programs worldwide to assist eligible patients to obtain the medicines they need. We increased our focus on diversity, inclusion, and belonging, including by becoming a founding member of OneTen, a coalition of more than 40 of the world’s largest, best-known companies, that aims collectively to hire one million Black Americans (with a specific focus on those without four-year college degrees) into good-paying family-sustaining jobs over the next ten years, and as a founding sponsor of Lazarex Cancer Foundation’s IMPACT (Improving Patient Access to Cancer Clinical Trials) program, focused on improving patient enrollment, minority participation, and equitable access in cancer clinical trials.

Stockholder Engagement: We are also guided by, and appreciative of, the perspectives of our stockholders as expressed through their engagement with us throughout the year and at our Annual Meeting. Consistent with prior years’ practices, since our 2020 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 54% of our outstanding shares. In addition to our strategic and financial outlook, investors have conversed with us about how we are managing the impact of the pandemic, our ESG programs, our efforts around diversity, and executive compensation (including its direct link to our strategy). Feedback received during the course of these activities is shared with our Board and informs Board decisions. We are eager to continue this valuable dialogue with our investors in the coming year.

I look forward to sharing more about our Company at the Annual Meeting. In addition to the business to be transacted and described in the accompanying Notice of Annual Meeting of Stockholders, I will discuss recent developments during the past year, the substantial progress we made on our strategic priorities for 2020, and respond to comments and questions.

On behalf of our Board, I thank you for your participation and investment in Amgen. We look forward to the Annual Meeting on May 18. As a final note, and also on behalf of our Board, I would like to thank Fred Hassan, who will retire from our Board and is not standing for re-election at the Annual Meeting, for his years of wise counsel and guidance to Amgen.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

(1)	Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company.

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Notice of Annual Meeting of Stockholders

To be Held on May 18, 2021

To the Stockholders of Amgen Inc.:

Date and Time:	Tuesday, May 18, 2021, at 11:00 A.M., Pacific Time

Location:

After careful consideration, in light of the ongoing COVID-19 pandemic and our successful 2020 virtual annual meeting of stockholders, our 2021 Annual Meeting of Stockholders, or Annual Meeting, will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2021. You will not be able to attend the Annual Meeting in person.

Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2021 and using your control number.

Record Date:

March 19, 2021. Amgen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting and any continuation, postponement, or adjournment thereof.

Mail Date:

We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 6, 2021, to our stockholders of record on the record date.

Items of Business:

1.

To elect 11 directors to the Board of Directors of Amgen for a term of office expiring at the 2022 annual meeting of stockholders. The nominees for election to the Board of Directors are Dr. Wanda M. Austin, Mr. Robert A. Bradway, Dr. Brian J. Druker, Mr. Robert A. Eckert, Mr. Greg C. Garland, Mr. Charles M. Holley, Jr., Dr. Tyler Jacks, Ms. Ellen J. Kullman, Ms. Amy E. Miles, Dr. Ronald D. Sugar, and Dr. R. Sanders Williams;

	2.	To hold an advisory vote to approve our executive compensation;

	3.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2021; and

	4.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

Attendance: The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. To participate in the virtual meeting, you will need the control number included on your Notice, proxy card, or voting instruction form. We encourage you to access the meeting prior to the start time. Please read “INFORMATION CONCERNING VOTING AND SOLICITATION—Attendance at the Annual Meeting” in the accompanying proxy statement.

Voting: Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please read the Notice of Annual Meeting of Stockholders and proxy statement with care and follow the voting instructions to ensure that your shares are represented. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. We encourage you to submit your proxy as soon as possible by internet, by telephone, or by signing, dating, and returning all proxy cards or instruction forms provided to you.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

Thousand Oaks, California

April 6, 2021

  ï 2021 Proxy Statement

Proxy Statement Summary

Proxy Statement Summary

This summary contains highlights about our Company and the upcoming 2021 Annual Meeting of Stockholders, or Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

2021 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 18, 2021, at 11:00 A.M., Pacific Time

Location:

After careful consideration, in light of the ongoing COVID-19 pandemic and our successful 2020 virtual annual meeting of stockholders, our 2021 Annual Meeting of Stockholders will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2021. You will not be able to attend the Annual Meeting in person.

Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2021 and using your control number.

Record Date:	March 19, 2021

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 6, 2021, to our stockholders.

Voting Matters and Board Recommendations

Matter		Our Board Vote Recommendation

Management Proposals:

Item 1:	Election of the 11 Nominees to the Board of Directors Named in This Proxy Statement (page 7)	FOR each Director Nominee

Item 2:	Advisory Vote to Approve Our Executive Compensation (page 36)	FOR

Item 3:	Ratification of Selection of Independent Registered Public Accountants (page 94)	FOR

How to Vote

•   By Internet: You may submit a proxy over the internet by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

•   By Telephone: You may submit a proxy by telephone by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

•   By Mail: If you received a full paper set of materials, date and sign your proxy card or voting instruction form and mail it in the enclosed, postage-paid envelope. If you received a Notice, you may request a proxy card by following the instructions on your Notice. You do not need to mail the proxy card if you are submitting your proxy by internet or telephone.

•   At the Meeting: To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2021. You will need the control number that appears on your Notice, proxy card, or voting instruction form. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Please read “INFORMATION CONCERNING VOTING AND SOLICITATION—Attendance at the Annual Meeting.” Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

  ï 2021 Proxy Statement    1

Proxy Statement Summary

Item 1: Election of 11 Nominees to the Board of Directors (Page 7)

Current Composition of the Board and Corporate Governance Highlights

Board Tenure ~ 6Years Average Board Tenure <3 Years 3-6 Years 7-9 Years >9 Years Diverse Independent Director Perspectives Experienced Current and Former Public Company CEOs/ CFO Scientific Research and/orHealthcare Experience Financial Industry Experience Women Racially /Ethnically Diverse Proxy Access FOR DIRECTOR NOMINATIONS ~92% INDEPENDENT DIRECTORS Lead INDEPENDENT DIRECTOR NEW DIRECTORS SINCE 2015 ~ 6 years AVERAGETENURE CURRENT/ FORMER PUBLIC COMPANY CEO/CFOs 2 5 4 1 8 6 4 3 2 6 8

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	66	2017	M			M

Robert A. Bradway		58	2011			C		M

Brian J. Druker	✓	65	2018				M		M

Robert A. Eckert	✓	66	2012		M	M	C

Greg C. Garland	✓	63	2013		C	M	M

Charles M. Holley, Jr.	✓	64	2017	C	M	M

Tyler Jacks	✓	60	2012				M		M

Ellen J. Kullman	✓	65	2016	M	M

Amy E. Miles	✓	54	2020	M	M

Ronald D. Sugar	✓	72	2010		M	M			C

R. Sanders Williams	✓	72	2014		M				M

“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

2       ï 2021 Proxy Statement

Proxy Statement Summary

We Have Implemented Governance Best Practices

We continuously monitor developments and best practices in corporate governance and consider stockholder feedback when enhancing our governance structures. Below are highlights of our key governance practices:

Effective Board Leadership and Independent Oversight

✓ Highly Independent Board – 10 of our 11 director nominees (page 25)

✓ Regular Executive Sessions of Independent Directors and Access to Management (pages 15, 17, and 24)

✓ Continuous Refreshment Practices (pages 15 and 22-23)

– 6 New Directors Since 2015 – 3 Women and 2 Diverse Directors

– Average Board Tenure of Approximately 6 Years for Our Directors

✓ Annual Anonymous Board and Committee Evaluation Process (pages 15 and 24)

✓ All Directors Meet Our Board of Directors Guidelines for Director Qualifications and Evaluations (Appendix A)

✓ Robust Lead Independent Director Role (pages 15-17)

✓ Limitation on Number of Other Boards (page 15)

✓ Corporate Responsibility and Compliance Committee (page 27)

✓ Enterprise Risk Management Program and Annual Detailed Compensation Risk Analysis – overseen by Board and Compensation and Management Development Committee, respectively (pages 18-19 and 33-34)

Focus on Stockholder Rights

✓ Single Class of Shares – One share equals one vote (page 16)

✓ Proxy Access – Up to 20 eligible stockholders that own 3% of shares for 3 years who meet the requirements set forth in our Bylaws may have their director nominees constituting up to the greater of 20% of the total directors or two nominees included in our proxy materials (pages 16 and 102)

✓ Majority Voting Standard for Director Elections (pages 15 and 100)

✓ Stockholders (1) May Act By Written Consent (page 16)

✓ Stockholders (1) Have a Right to Call Special Meetings (15% threshold requirement) (page 16)

✓ No Supermajority Vote Provisions in Certificate of Incorporation or Bylaws (page 16)

✓ No Poison Pill (page 16)

History of Transparency and Accountability

✓ Regular Engagement With Stockholders to Seek Feedback (pages 15, 39, and 50)

✓ Our Approach to Environmental Sustainability, Social Responsibility, and Corporate Governance (ESG), Has Delivered Environmentally Responsible Operations, Improved Patient Access to Medicines, High Quality, Free Science Education Resources, and Benefited the Communities Where We Live and Work (pages 28-31)

✓ Significant Stock Ownership Requirements for Officers and Directors (pages 33-34, 43, 66-67, and 87)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 11 NAMED NOMINEES.

(1)	Who meet the requirements set forth in our Restated Certificate of Incorporation or our Amended and Restated Bylaws, as applicable.

  ï 2021 Proxy Statement    3

Proxy Statement Summary

Item 2: Advisory Vote to Approve Our Executive

Compensation (Page 36)

Since the declaration of the COVID-19 pandemic, we have remained focused on our strategic priorities while successfully managing the effects of the pandemic on our global operations. Despite the pandemic, we have delivered strong performance in the COVID-19 environment: our remote working arrangements have not significantly affected our ability to maintain critical business operations; we have completed key clinical trials; and we have been able to supply physicians and patients as we have avoided disruptions or shortages of our supply of medicines.

We Have Implemented Compensation Best Practices

What we do

✓	Long-term performance-based equity awards (80% of total target equity, of which 50% are three-year performance awards and 30% are stock options)

✓	A substantial majority of NEO compensation is performance based and at-risk

✓

Recently updated recoupment provisions for misconduct to include forfeiture and cancellation of unvested or unexercised equity awards, in addition to our existing annual cash incentive award recoupment policy

✓	Clawback policy tied to financial restatement

✓	Robust stock ownership and retention guidelines

✓	Minimum vesting periods for equity compensation

✓	Independent compensation consultant

✓	Amgen Values overlay our performance goals

What we don’t do

×	No hedging or pledging

×	No re-pricing or backdating

×	No tax gross-ups (except in connection with relocation)

×	No single-trigger for stock options and restricted stock units in the event of a change of control

×	No excessive perks

×	No employment agreements

×	No dividends paid on unvested equity

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

NEO Compensation is Dependent on Our Performance

2020 Total Target Direct Compensation Mix

•   A significant amount of each Named Executive Officer’s, or NEOs, compensation is at-risk and dependent on our performance and execution of our strategic priorities.

•   We use median values as the reference point for each element of compensation at all levels, including our NEOs. We consider performance, job scope, and contribution in our final pay decisions.

91% pay at risk76% performance based 83% pay at risk70% performance based Other NEOs CEO LTI Equity Awards Annual Cash Incentive Awards Base Salary 91% At Risk 83% At Risk

4       ï 2021 Proxy Statement

Proxy Statement Summary

2020 Annual and Long-Term Awards Reflect Performance Against Pre-Established Goals and Measures

We established the goals for our annual cash incentive award and long-term incentive, or LTI, equity award programs prior to the World Health Organization (WHO) declaration of the COVID-19 global pandemic. Since then, we have not made any changes to these goals. Thus, performance reported is against goals established prior to the pandemic.

2020 Annual Cash Incentive Plan			2018-2020 Long-Term Incentive Performance Award Payout

Our annual cash incentive plan is designed to focus our staff on delivering financial and operational objectives to drive annual performance, advance strategic priorities, and position us for long-term success.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Performance units comprise 50% of our annual LTI equity award grants, with the goal design and all measurement targets established at the beginning of the three-year performance period.

Goal	Weighting	% of Target Earned

2018-2020 Performance Period Award Calculation 2018-2020 Non-GAAP(2) Operating Measures 2018 2019/2020 EPS Growth Operating Margin Operating Expense ROIC 93.4% 2018-2020 RelativeTSR Performance 62.8th percentilerelative to S&P 500 TSRs Fina lPayout Multiplier108.8%

Financial Performance
Revenues	30%	109.9%
Non-GAAP Net Income(1)	30%	225.0%
Progress Innovative Pipeline
Advance Early Pipeline	10%	125%
Execute Key Clinical Studies and Regulatory Filings	20%	77.8%
Deliver Annual Priorities
Ensure Successful Integrations and Transitions	5%	177.9%
Fund Innovation Through Productivity	5%	104.2%
Final Score	Achieved 142.6%

(1)	Non-GAAP net income for purposes of the 2020 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.
(2)	The operating measures of the 2018-2020 performance goals were based on non-GAAP financial results for 2018, 2019, and 2020 as reported and reconciled in Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

  ï 2021 Proxy Statement    5

Proxy Statement Summary

Item 3: Ratification of Selection of Independent Registered Public Accountants (Page 94)

•

Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants.

•	Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young LLP, or EY, is in the best interests of the Company and its stockholders.

•	The Audit Committee of the Board has selected EY as our independent registered public accountants for the fiscal year ending December 31, 2021.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

6       ï 2021 Proxy Statement

Item 1 — Election of Directors

Item 1

Election of Directors

Under our governance documents, the Board of Directors, or Board, has the power to set the number of directors from time to time by resolution. We currently have 12 authorized directors serving on our Board. Based upon the recommendation of our Governance and Nominating Committee, the Board has nominated each of the director nominees set forth below to stand for re-election as a director, in each case for a one-year term expiring at our 2022 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal, or death. Fred Hassan will retire from our Board and is not standing for re-election at the 2021 Annual Meeting of Stockholders, or Annual Meeting.

The Board has fixed the authorized number of directors at 11 to be effective as of the close of the Annual Meeting and the election by stockholders of the nominees standing for election. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the Annual Meeting, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board. Vacancies on the Board (including any vacancy created by an increase in the size of the Board) may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal, or death.

The independent members of the Board have elected Robert A. Eckert to continue to serve as our lead independent director, subject to his re-election to the Board by our stockholders at the Annual Meeting. As lead independent director, Mr. Eckert will continue to have the specific and significant duties as discussed under “Corporate Governance.”

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	66	2017	M			M

Robert A. Bradway		58	2011			C		M

Brian J. Druker	✓	65	2018				M		M

Robert A. Eckert	✓	66	2012		M	M	C

Greg C. Garland	✓	63	2013		C	M	M

Charles M. Holley, Jr.	✓	64	2017	C	M	M

Tyler Jacks	✓	60	2012				M		M

Ellen J. Kullman	✓	65	2016	M	M

Amy E. Miles	✓	54	2020	M	M

Ronald D. Sugar	✓	72	2010		M	M			C

R. Sanders Williams	✓	72	2014		M				M

“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

  ï 2021 Proxy Statement    7

Item 1 — Election of Directors

Summary of Director Nominee Core Experiences and Skills

Our Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at large companies, have gained significant and wide-ranging management experience (including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development). Many directors also have public company experience (serving as chief executive officers or chief financial officers, on boards of directors and board committees), an understanding of corporate governance practices and trends, and bring unique perspectives to the Board. A number of our directors have extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research in the areas of oncology and cardiology and leadership of important academic institutions. The Board and the Governance and Nominating Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director nominee. The details of each nominee’s competencies are included in each nominee’s profile.

Experience/Skills Austin Bradway Druker Eckert Garland Holley Jacks Kullman Miles Sugar Williams Healthcare Industry, Providers and Payers Science/Technology Public Company CEO/COO/CFO Regulatory Compliance Financial/Accounting Government/Public Policy International

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director has a particular strength in that area.

8       ï 2021 Proxy Statement

Item 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills, and experiences which led our Board to conclude that each nominee should serve on the Board at this time. All of our directors meet the qualifications and skills of our Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations included in this proxy statement as Appendix A. There are no family relationships among any of our directors or among any of our directors and our executive officers.

Wanda M. Austin Director since: 2017 Age: 66 Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Chevron Corporation • Virgin Galactic Holdings, Inc.

Wanda M. Austin is the retired President and Chief Executive Officer of The Aerospace Corporation, a leading architect of the United States’ national security space programs, where she served from 2008 until her retirement in 2016. From 2004 to 2007, Dr. Austin was Senior Vice President, National Systems Group of The Aerospace Corporation. Dr. Austin joined The Aerospace Corporation in 1979 and served in various positions from 1979 until 2004.

Dr. Austin was the Interim President of the University of Southern California, or USC, from 2018 to 2019 and has served as an Adjunct Research Professor at USC’s Viterbi School of Engineering since 2007. She is the co-founder of MakingSpace, Inc., where she serves as a motivational speaker on STEM education. Dr. Austin has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2016, serving on its Board Nominating and Governance Committee and chairing its Public Policy Committee. Dr. Austin has been a director of Virgin Galactic Holdings, Inc., a commercial space flight company, since 2019 and is a member of its Audit Committee and Safety Committee, and chair of its Compensation Committee. Dr. Austin is a life trustee of USC, having served as a voting trustee from 2010 to March 2021, and previously served on the boards of directors of the National Geographic Society and the Space Foundation. Dr. Austin received an undergraduate degree from Franklin & Marshall College, a master’s degree from the University of Pittsburgh, and a doctorate from USC. She is a member of the National Academy of Engineering.

Qualifications

The Board concluded that Dr. Austin should serve on the Board based on her leadership and management experience as a chief executive officer, her extensive background in science, technology, and government affairs in a highly regulated industry, and her public board experience.

Robert A. Bradway Director since: 2011 Age: 58 Committees: • Equity Award • Executive (Chair) Other Public Company Boards: • The Boeing Company

Robert A. Bradway has served as our director since 2011 and Chairman of the Board since 2013. Mr. Bradway has been our President since 2010 and Chief Executive Officer since 2012. From 2010 to 2012, Mr. Bradway served as our Chief Operating Officer. Mr. Bradway joined Amgen in 2006 as Vice President, Operations Strategy and served as Executive Vice President and Chief Financial Officer from 2007 to 2010. Prior to joining Amgen, he was a Managing Director at Morgan Stanley in London where, beginning in 2001, he had responsibility for the firm’s banking department and corporate finance activities in Europe.

Mr. Bradway has been a director of The Boeing Company, an aerospace company and manufacturer of commercial airplanes, defense, space and securities systems, since 2016, serving on its Audit and Finance Committees. From 2011 to 2017, Mr. Bradway was a director of Norfolk Southern Corporation, a transportation company. He has served on the board of trustees of the University of Southern California since 2014. Mr. Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard Business School.

Qualifications

The Board concluded that Mr. Bradway should serve on the Board based on his thorough knowledge of all aspects of our business, combined with his leadership and management skills having previously served as our President and Chief Operating Officer and as our Chief Financial Officer.

  ï 2021 Proxy Statement    9

Item 1 — Election of Directors

Brian J. Druker Director since: 2018 Age: 65 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: • Vincerx Pharma, Inc.

Brian J. Druker joined Oregon Health & Science University, or OHSU, in 1993 and is currently a physician-scientist and professor of medicine. Dr. Druker has served as the director of the OHSU Knight Cancer Institute since 2007, associate dean for oncology of the OHSU School of Medicine since 2010, and the JELD-WEN chair of leukemia research at OHSU since 2001. He was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 2002 to 2019.

Dr. Druker has been a director of Vincerx Pharma, Inc., a biopharmaceutical company, since December 2020, and serves on its Nominating and Corporate Governance Committee. Dr. Druker has served on the scientific advisory board of Aptose Biosciences Inc., a biotechnology company, since 2013. Dr. Druker was on the scientific advisory board of Grail, Inc., a biotechnology company, from 2016 to 2019. In 2011, he founded Blueprint Medicines Corporation, a biopharmaceutical company, and remains as a scientific advisor to this company. In 2006, he founded MolecularMD, a privately-held molecular diagnostics company that was acquired by ICON plc in 2019.

Dr. Druker has received numerous awards, including the Lasker-DeBakey Clinical Research Award in 2009, the Japan Prize in Healthcare and Medical Technology in 2012, the Albany Medical Center Prize in 2013, and the Sjöberg Prize in 2019, for influential work in the development of STI571 (Gleevec®) for the treatment of chronic myeloid leukemia. He was elected to the National Academy of Sciences in 2012 as well as the National Academy of Medicine in 2007. Dr. Druker received both an undergraduate degree and his doctorate from the University of California, San Diego.

Qualifications

The Board concluded that Dr. Druker should serve on the Board based on his extensive scientific research and expertise leading an important academic institution, conducting highly significant research in the area of oncology, and directly managing the care of cancer patients.

Robert A. Eckert

Lead Independent Director

Director since: 2012

Age: 66

Committees:

•  Compensation and Management Development (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Levi Strauss & Co.

•  McDonald’s Corporation

•  Uber Technologies, Inc.

Robert A. Eckert is our lead independent director. Mr. Eckert has been an Operating Partner at FFL Partners, LLC (formerly known as Friedman Fleischer & Lowe, LLP), a private equity firm, since 2014. Mr. Eckert was the Chief Executive Officer of Mattel, Inc., a toy design, manufacture and marketing company, having held this position from 2000 through 2011, and its Chairman of the Board from 2000 through 2012. He was President and Chief Executive Officer of Kraft Foods Inc., a consumer packaged food and beverage company, from 1997 to 2000, Group Vice President from 1995 to 1997, President of the Oscar Mayer Foods Division from 1993 to 1995 and held various other senior executive and other positions from 1977 to 1992.

Mr. Eckert has been a director of McDonald’s Corporation, a company which franchises and operates McDonald’s restaurants in the global restaurant industry, since 2003, serving as the Chair of the Public Policy and Strategy Committee and a member of the Executive and Governance Committees. Mr. Eckert also has served as a director of Levi Strauss & Co., a jeans and casual wear manufacturer, since 2010, serving as Chair of the Compensation Committee and a member of the Nominating, Governance and Corporate Citizenship Committee and, since March 2021, as non-executive Chair of the board. In March 2020, Mr. Eckert was appointed a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, serving on its Compensation and Nominating and Governance Committees. Mr. Eckert was a director of Smart & Final Stores, Inc., a warehouse store, from 2013 until 2014 prior to it becoming a publicly-traded company. He was appointed director of Eyemart Express Holdings LLC, a privately-held eyewear retailer and portfolio company of FFL Partners, LLC, in 2015. Mr. Eckert is on the Global Advisory Board of the Kellogg School of Management at Northwestern University and serves on the Eller College National Board of Advisors at the University of Arizona. Mr. Eckert received an undergraduate degree from the University of Arizona and a master’s degree in business administration from the Kellogg School of Management at Northwestern University.

Qualifications

The Board concluded that Mr. Eckert should serve on our Board because of Mr. Eckert’s long-tenured experience as a chief executive officer and director of large public companies, his broad international experience in marketing and business development, and his valuable leadership experience.

10       ï 2021 Proxy Statement

Item 1 — Election of Directors

Greg C. Garland Director since: 2013 Age: 63 Committees: • Compensation and Management Development • Executive • Governance and Nominating (Chair) Other Public Company Boards: • Phillips 66(1)

Greg C. Garland is the Chairman and Chief Executive Officer of Phillips 66, a diversified energy manufacturing and logistics company created through the repositioning of ConocoPhillips, having held this position since 2012. Mr. Garland chairs the Executive Committee of Phillips 66.(1) Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is a member of the Engineering Advisory Council for Texas A&M University. Mr. Garland received an undergraduate degree from Texas A&M University.

Qualifications

The Board concluded that Mr. Garland should serve on our Board because of Mr. Garland’s experience as a chief executive officer and his over 30 years of international experience in a highly regulated industry.

(1)	Mr. Garland also serves as Chairman and Chief Executive Officer of Phillips 66 Partners LP, a master limited partnership and wholly-owned subsidiary of Phillips 66 without any employees.

Charles M. Holley, Jr.

Director since: 2017

Age: 64

Committees:

•  Audit (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Carrier Global Corporation

•  Phillips 66

Audit Committee financial expert

Charles M. Holley, Jr. is the former Executive Vice President and Chief Financial Officer for Wal-Mart Stores, Inc., or Walmart, where he served from 2010 to 2015 and as Executive Vice President in January 2016. Prior to this, Mr. Holley served as Executive Vice President, Finance and Treasurer of Walmart from 2007 to 2010. From 2005 to 2006, he served as Senior Vice President. Prior to that, Mr. Holley was Senior Vice President and Controller from 2003 to 2005. Mr. Holley served various roles in Wal-Mart International from 1994 through 2002. Prior to this, Mr. Holley served in various roles at Tandy Corporation. He spent more than ten years with Ernst & Young LLP. Mr. Holley was an Independent Senior Advisor, U.S. CFO Program, at Deloitte LLP, a privately-held provider of audit, consulting, tax, and advisory services, from 2016 to 2019.

Mr. Holley has been a director of Phillips 66, an energy manufacturing and logistics company, since 2019 and serves on the Audit and Finance, and Public Policy Committees. Mr. Holley has also been a director of Carrier Global Corporation, a provider of heating, ventilating, air conditioning (HVAC), refrigeration, fire, and security solutions, since April 2020 and chairs the Audit Committee and serves as a member of the Compensation Committee. Mr. Holley serves on the Advisory Council for the McCombs School of Business at the University of Texas at Austin and the University of Texas Presidents’ Development Board.

Qualifications

The Board concluded that Mr. Holley should serve on the Board based on his experience as a chief financial officer of a global public company, his financial acumen, and his management and leadership skills. Given his financial and leadership experience, Mr. Holley has been determined to be an Audit Committee financial expert by our Board.

  ï 2021 Proxy Statement    11

Item 1 — Election of Directors

Tyler Jacks Director since: 2012 Age: 60 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: • Thermo Fisher Scientific, Inc.

Tyler Jacks joined the faculty of Massachusetts Institute of Technology, or MIT, in 1992 and is currently the David H. Koch Professor of Biology, a position he has held since 2007, and founding director of the David H. Koch Institute for Integrative Cancer Research, which brings together biologists and engineers to improve detection, diagnosis and treatment of cancer, having served as director from 2007 to 2021. Dr. Jacks is the President of Break Through Cancer, a new foundation bringing together multidisciplinary research teams selected from across five participating institutions(1), a position he has held since February 2021. Dr. Jacks was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 1994 until 2021.

Dr. Jacks has been a director of Thermo Fisher Scientific, Inc., a life sciences supply company, since 2009, and, until 2019, served on its Strategy and Finance Committee and scientific advisory board and chaired its Science and Technology Committee. In 2006, he co-founded T2 Biosystems, Inc., a biotechnology company, and served on its scientific advisory board until 2013. Dr. Jacks has served on the scientific advisory board of SQZ Biotechnologies Company, a biotechnology company, since 2015. Dr. Jacks served on the scientific advisory board of Aveo Pharmaceuticals Inc., a biopharmaceutical company, from 2001 until 2013. In 2015, Dr. Jacks founded Dragonfly Therapeutics, Inc., a privately-held biopharmaceutical company, and serves as Chair of its scientific advisory board. He was appointed to the National Cancer Advisory Board, which advises and assists the Director of the National Cancer Institute with respect to the National Cancer Program, in 2011 and served as Chair until 2016. In 2016, Dr. Jacks was named to a blue ribbon panel of scientists and advisors established as a working group of the National Cancer Advisory Board and served as co-Chair advising the Cancer MoonshotSM Task Force. Dr. Jacks was a director of MIT’s Center for Cancer Research from 2001 to 2007 and received numerous awards including the Paul Marks Prize for Cancer Research and the American Association

for Cancer Research Award for Outstanding Achievement. He was elected to the National Academy of Sciences as well as the National Academy of Medicine in 2009 and received the MIT Killian Faculty Achievement Award in 2015. Dr. Jacks received an undergraduate degree from Harvard University and his doctorate from the University of California, San Francisco.

Qualifications

The Board concluded that Dr. Jacks should serve on the Board based on his extensive scientific expertise relevant to our industry, including his broad experience as a cancer researcher, pioneering uses of technology to study cancer-associated genes, and service on several scientific advisory boards and membership in the National Cancer Advisory Board.

(1)

Dana-Farber Cancer Institute, the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, The University of Texas MD Anderson Cancer Center, Memorial Sloan Kettering Cancer Center, and the Koch Institute for Integrative Cancer Research at MIT.

12       ï 2021 Proxy Statement

Item 1 — Election of Directors

Ellen J. Kullman

Director since: 2016

Age: 65

Committees:

•  Audit

•  Governance and Nominating

Other Public Company Boards:

•  Dell Technologies Inc.

•  Goldman Sachs Group, Inc.

Audit Committee financial expert

Ellen J. Kullman is President and Chief Executive Officer of Carbon, Inc., or Carbon, a privately-held 3D printing company, having held this position since 2019, and has served as a director of Carbon since 2016. She is the former President, Chair and Chief Executive Officer of E.I. du Pont de Nemours and Company, or DuPont, a science and technology-based company, where she served from 2009 to 2015. Prior to this, Ms. Kullman served as President of DuPont from 2008 to 2009. From 2006 through 2008, she served as Executive Vice President of DuPont. Prior to that, Ms. Kullman was Group Vice President, DuPont Safety and Protection. Ms. Kullman has been a director of Goldman Sachs Group, Inc., an investment banking firm, since 2016, serving on its Compensation and Corporate Governance and Nominating Committees and chairing its Public Responsibilities Committee. Ms. Kullman has been a director of Dell Technologies, a technology company, since 2016, serving on its Audit Committee. Ms. Kullman served as a director of United Technologies Corporation, a technology products and services company, from 2011 (and as lead director from 2018) until April 2020, serving on its Compensation, Finance and Executive Committees. Ms. Kullman served as a director of General Motors, from 2004 to 2008, serving on its Audit Committee.

Ms. Kullman has served on the Board of Trustees of Northwestern University since 2016 and on the Board of Overseers of Tufts University School of Engineering since 2006. She served as Chair of the US-China Business Council from 2013 to 2015. From 2016 until 2019, Ms. Kullman was a member of the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts University and a master’s degree from the Kellogg School of Management at Northwestern University.

Qualifications

The Board concluded that Ms. Kullman should serve on the Board based on her lengthy global experience as chief executive officer and board chair at both public and private companies, her management and leadership skills, and her experience with scientific operations, all of which provide valuable insight into the operations of our Company. Given her leadership and financial experience, Ms. Kullman has been determined to be an Audit Committee financial expert by our Board.

Amy E. Miles Director since: 2020 Age: 54 Committees: • Audit • Governance and Nominating Other Public Company Boards: • Gap Inc. • Norfolk Southern Corporation Audit Committee financial expert

Amy E. Miles has served as a director of the Company since July 2020. Ms. Miles was first identified to the Governance and Nominating Committee as a potential director candidate by the Chairman of the Board. Ms. Miles was the Chief Executive Officer and a director of Regal Entertainment Group, Inc., or Regal Entertainment, a leading theatre exhibition company, having held these positions from 2009 through 2018, and its Chair of the Board from 2015 to 2018. From 2002 to 2009, Ms. Miles served as Executive Vice President, Chief Financial Officer and Treasurer of Regal Entertainment. Ms. Miles also served as Chief Executive Officer of Regal Cinemas, Inc, or Regal Cinemas, from 2009 to 2018, and its Executive Vice President, Chief Financial Officer and Treasurer from 2000 to 2009. Ms. Miles joined Regal Cinemas in 1999 as Senior Vice President of Finance. Previously, Ms. Miles was with Deloitte & Touche, LLP and PricewaterhouseCoopers LLP.

Ms. Miles has been a director of Norfolk Southern Corporation, a transportation company, since 2014, and serves on the Executive Committee, the Governance and Nominating Committee, and chairs the Audit Committee. Ms. Miles has been a director of The Gap, Inc., an apparel retail company, since April 2020, and serves on the Audit and Finance Committee. Ms. Miles was a director of National CineMedia, Inc., a cinema advertising company, from 2011 to 2015. She was a director of Townsquare Media, Inc., a radio, digital media, entertainment, and digital marketing solutions company, from 2014 until 2016.

Ms. Miles has been a director of ASM Global, a privately-held entertainment and venue management company, since 2019. Ms. Miles serves on the boards of trustees of the University of Tennessee and the Boys and Girls Club of Eastern Tennessee.

Qualifications

The Board concluded that Ms. Miles should serve on our Board based on Ms. Miles’ board and senior executive-level expertise, including her experience as chief executive officer and chief financial officer of a large public company and her extensive finance, accounting, and management expertise in marketing and strategic planning, and public board experience.

  ï 2021 Proxy Statement    13

Item 1 — Election of Directors

Ronald D. Sugar

Director since: 2010

Age: 72

Committees:

•  Corporate Responsibility and Compliance (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Apple Inc.

•  Chevron Corporation

•  Uber Technologies, Inc.

Ronald D. Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, having held these posts from 2003 through 2009.

Dr. Sugar has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2005, serving as the lead director and on the Management Compensation Committee and chairing the Board Nominating and Governance Committee. Dr. Sugar has been a director of Apple Inc., a manufacturer and seller of, among other things, personal computers, mobile communication and media devices, since 2010, chairing the Audit and Finance Committee. Dr. Sugar has been a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, since 2018, serving as the Chair of the board of directors and chairing the Nominating and Governance Committee and serving on the Compensation Committee. Dr. Sugar served as a director of Air Lease Corporation, an aircraft leasing company, from 2010 to May 2020, and chaired its Compensation Committee and served on the Nominating and Corporate Governance Committee. Since 2010, he has been a senior advisor to Ares Management LLC, a privately-held asset manager and registered investment advisor. In 2014, Dr. Sugar joined the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, member of the UCLA Anderson School of Management Board of Advisors, and director of the Los Angeles Philharmonic Association.

Qualifications

The Board concluded that Dr. Sugar should serve on our Board because of Dr. Sugar’s board and senior executive-level expertise, including his experience as chief executive officer and board chair of a large, highly regulated, public company and his insight in the areas of operations, government affairs, science, technology and finance.

R. Sanders Williams

Director since: 2014

Age: 72

Committees:

•  Corporate Responsibility and Compliance

•  Governance and Nominating

Other Public Company Boards:

•  Laboratory Corporation of America Holdings

R. Sanders Williams is the President Emeritus of Gladstone Institutes, a non-profit biomedical research enterprise, having served in this position since 2018, and was the Chief Executive Officer of Gladstone Foundation, a not-for-profit organization supporting the Gladstone Institutes during 2018. Dr. Williams has served as Professor of Medicine at Duke University since 2018 and, beginning in January 2021, is acting as Interim Vice President for Research and Innovation. He has been a Professor of Medicine at the University of California, San Francisco since 2010. Dr. Williams was both President of Gladstone Institutes and its Robert W. and Linda L. Mahley Distinguished Professor of Medicine, from 2010 to 2017. Prior to this, Dr. Williams served as Senior Vice Chancellor of the Duke University School of Medicine from 2008 to 2010 and Dean of the Duke University School of Medicine from 2001 to 2008. He was the founding Dean of the Duke-NUS Graduate Medical School, Singapore, from 2003 to 2008 and served on its Governing Board from 2003 to 2010. From 1990 to 2001, Dr. Williams was Chief of Cardiology and Director of the Ryburn Center for Molecular Cardiology at the University of Texas, Southwestern Medical Center.

Dr. Williams has been a director of the Laboratory Corporation of America Holdings, a diagnostic technologies company, since 2007, serving on the Audit Committee and chairing the Quality and Compliance Committee. Dr. Williams was a director of Bristol-Myers Squibb Company, a pharmaceutical company, from 2006 until 2013. Dr. Williams has served on the board of directors of the Gladstone Foundation, a non-profit institution that is distinct from Gladstone Institutes, since 2012. Dr. Williams was elected to the National Academy of Medicine in 2002. Dr. Williams received his undergraduate degree from Princeton University and his doctorate from Duke University.

Qualifications

The Board concluded that Dr. Williams should serve on the Board because of his broad medical and scientific background, including his leadership roles in domestic and academic science settings, his deep experience in cardiology, oversight of governance of multi-hospital healthcare provider systems, leadership and development of international medical programs in Asia, and prior industry board experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE 11 NAMED NOMINEES.

14       ï 2021 Proxy Statement

Corporate Governance

Corporate Governance

Board of Directors Corporate Governance Highlights

Our Board of Directors, or Board, is governed by our Amgen Board of Directors Corporate Governance Principles which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Principles may be found on our website at www.amgen.com(1) and are available in print upon written request to the Company’s Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. The Board’s corporate governance practices and stockholder rights include the following:

Board Governance Practices

•

Lead Independent Director. The independent members of the Board elect a lead independent director on an annual basis. The lead independent director has robust responsibilities and authorities as discussed below. Robert A. Eckert currently serves as our lead independent director.

•	Regular Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis. Our lead independent director presides at such meetings.

•

Board Access to Management. We afford our directors ready access to our management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations, and results. The Corporate Responsibility and Compliance Committee, or Compliance Committee, members also have regular meetings in executive session with our Chief Compliance Officer and General Counsel, and the Audit Committee members have regular meetings in executive session with our internal and external auditors, our Chief Financial Officer and General Counsel, and separate meetings in executive session with our head of Corporate Audit.

•

Board Authority to Retain Outside Advisors. Our Board committees have the authority to retain outside advisors. The Audit Committee has the sole authority to appoint, compensate, retain, and oversee the independent registered public accountants. The Compensation and Management Development Committee, or Compensation Committee, has the sole authority to appoint, compensate, retain, and oversee compensation advisors for senior management compensation review. The Governance and Nominating Committee, or Governance Committee, has the sole authority to appoint, retain, and replace search firms to identify director candidates and compensation advisors for our directors’ compensation review.

•

Regular Board and Committee Evaluations. The Board and the Audit, Compensation, Compliance, and Governance Committees each have an annual evaluation process. We provide more information regarding the Board and committee evaluations on page 24.

•

Management Succession Oversight. Our Board oversees Chief Executive Officer, or CEO, and senior management succession planning. Directors engage with potential CEO, executive, and senior management successors at Board and committee meetings. Our Board also establishes steps to address succession to respond to unexpected vacancies in the event of an emergency.

•

Solicitation of Stockholder Perspectives. The Board believes that engagement with stockholders is a source of valuable information and perspectives on the Company. The Board has requested that management solicit input from investors on behalf of the Board and the lead independent director has also met directly with stockholders when appropriate. We provide more information regarding the stockholder engagement program on pages 39 and 50.

•

Majority Approval Required for Director Elections. If an incumbent director up for re-election at a meeting of stockholders fails to receive a majority of the votes cast in favor for his or her election in an uncontested election, the Board will adhere to the director resignation policy as provided in our Amended and Restated Bylaws of Amgen Inc., or Bylaws.

•

Director Limitation on Number of Boards. A director who is currently serving as our CEO should not serve on more than two outside public company boards. No director should serve on more than five outside public company boards.

•	Continuous Board Refreshment. We have added six new members to our Board since 2015 and our average Board tenure is approximately 6 years for our current directors.

•

Director Retirement Age. The Board has established a retirement age of 75. A director is expected to retire from the Board on the day of the annual meeting of stockholders following his or her 75th birthday.

•

Director Changes in Circumstances Actively Evaluated. If a director has a substantial change in principal business or professional affiliation or responsibility, including a change in principal occupation, he or she shall offer his or her resignation to the Chair of the Governance Committee. The Governance Committee determines whether to accept the resignation based on what it believes to be in the best interests of the Company and our stockholders.

•

Director Outside Relationships Require Pre-Approval. Without the prior approval of disinterested members of the Board, directors should not enter into any transaction or relationship with the Company in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

•

Active Management of Director Conflicts of Interest. If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

  ï 2021 Proxy Statement    15

Corporate Governance

director must promptly inform the Chairman of the Board or the Chair of the Governance Committee. All directors are expected to recuse themselves from any discussion or decision found to affect their personal, business, or professional interests.

Stockholder Rights

•	Single Class of Shares. We have a single class of shares with equal voting rights. One share equals one vote.

•

Proxy Access. Our Bylaws permit proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least 3 years and who otherwise meet the requirements set forth in our Bylaws may have their nominees up to the number of directors constituting the greater of 20% of the total number of directors or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold. In the course of designing our proxy access provisions, we carefully considered each element in the interest of our stockholders as a whole, including that the number of stockholders who may group together (20) would afford those stockholders likely to utilize proxy access with the opportunity to do so.

•

Action by Written Consent. Our Amgen Inc. Restated Certificate of Incorporation permits stockholders to act by written consent in lieu of a meeting upon the request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements of our Certificate of Incorporation.

•

Special Meetings. Our Bylaws permit stockholders to request that the Company call a special meeting upon the written request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements set forth in our Bylaws.

•	No Supermajority Vote Provisions. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws.

•	No Poison Pill. We do not have a shareholder rights plan, or poison pill.

Leadership Structure

Our current leadership structure and governing documents permit the roles of Chairman and CEO to be filled by the same or different individuals. The Board has currently determined that it is in the best interests of the Company and our stockholders to have Robert A. Bradway, our CEO and President, serve as Chairman, coupled with an active lead independent director. As such, Mr. Bradway holds the position of Chairman, CEO, and President, and Mr. Eckert serves as the lead independent director.

Corporate Governance Structure. The Board believes our corporate governance structure, with its strong emphasis on Board independence, an active lead independent director, and strong Board and committee involvement, provides sound and robust oversight of management.

Annual Evaluation of Leadership Structure and Annual Election of Lead Independent Director. The Board considers and discusses the leadership structure every year. As part of this annual evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders. The Board also considers:

•	The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight;

•	The Company’s performance and the effect the leadership structure could have on its performance;

•	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

•	The Chairman’s performance in the role;

•	The views of the Company’s stockholders; and

•	The practices at other companies and trends in governance.

In the circumstance that the Board determines that it remains in the best interests of the Company and its stockholders that the CEO serve as Chairman, the independent members of the Board then elects a lead independent director.

Overview of Lead Independent Director Responsibilities. The responsibilities of the lead independent director are well-defined. The lead independent director engages in regular communication between the independent directors and Mr. Bradway, keeping Mr. Bradway apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board.

Lead Independent Director Responsibilities

The lead independent director’s responsibilities outlined in our Corporate Governance Principles include:

•   Approving meeting agendas for the Board;

•   Assuring that there is sufficient time for discussion of all meeting agenda items;

•   Previewing the information to be provided to the Board;

•   Having the authority to call meetings of the independent directors;

•   Organizing and leading the Board’s evaluation of the CEO;

•   Serving as a liaison between the Chairman and the independent directors;

•   Leading the Board’s annual self-evaluation;

•   Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

•   Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

16       ï 2021 Proxy Statement

Corporate Governance

In addition to the responsibilities outlined above, our lead independent director also:

•	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;

•	With the Chairman, determines who attends Board meetings, such as members of management or outside advisors, and presenters;

•	Has one-on-one discussions with each independent director, including as part of the Board’s annual evaluation process;

•	Attends all committee meetings, including those committees for which he is not a member (at his discretion) and has access to all committee materials;

•	Has the authority to engage independent consultants;

•	Is regularly apprised of inquiries from stockholders;

•	Interviews Board candidates; and

•	Has an increased role in crisis management, as appropriate.

Independent Directors Sessions. A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session without Mr. Bradway to review Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director and our lead independent director provides direct feedback to Mr. Bradway after these executive sessions.

Independent Committee Leadership. The Audit, Compensation, Compliance, and Governance Committees are each composed solely of and led by independent directors and provide independent oversight of management. In addition:

•	Each committee chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee;

•	Every independent director has access to all committee materials;

•	Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board;

•

Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee); and

•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chairman, lead independent director, the Board, and members of management.

Furthermore, the Compensation Committee has an effective process for monitoring and evaluating Mr. Bradway’s compensation and performance, as well as succession planning.

Lead Independent Director. Mr. Eckert has been elected annually as the lead independent director since the May 2016 annual meeting of stockholders and was re-elected by our Board on March 3, 2021 to continue to serve as lead independent director subject to his re-election to the Board by our stockholders at the 2021 Annual Meeting.

Benefits of Combined Leadership Structure. The Board believes that the Company and our stockholders have been best served by having Mr. Bradway in the role of Chairman and CEO for the following reasons:

•

Mr. Bradway is most familiar with our business and the unique challenges we face. Mr. Bradway’s day-to-day insight into our challenges facilitates a timely deliberation by the Board of important matters.

•

Mr. Bradway has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Bradway’s knowledge and extensive experience regarding our operations and the highly-regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in comprehensive Board oversight of the issues, plans, and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Flexibility of the Leadership Structure. The Board is committed to high standards of corporate governance. The Board values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and circumstances existing at the time. As such, the Board annually evaluates whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders.

  ï 2021 Proxy Statement    17

Corporate Governance

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of the Company’s objectives, including its strategic priorities to improve long-term operational and financial performance and enhance stockholder interests. Our Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risks. We believe that the risk management areas that are fundamental to the success of our enterprise include the areas of product development, safety and surveillance, supply and quality, value and access, sales and promotion, business development, as well as protecting our assets (financial, intellectual property, and information, including cybersecurity), all of which are managed by senior executive management reporting directly to our CEO.

We have implemented an Enterprise Risk Management, or ERM, program, which is a Company-wide effort to identify, assess, manage, report, and monitor enterprise risks that may affect our ability to achieve the Company’s objectives. The ERM program involves our

Board and management and is overseen by one of our senior executive officers. Enterprise risks are identified and managed by management and the business functions and, as discussed below, are overseen by the Board or the appropriate Board committee. Our Board has ultimate oversight responsibility for the risk management process. The Board discusses enterprise risks with our senior management on a regular basis, including as a part of its annual strategic planning process, annual budget review and approval, capital plan review and approval, and through reviews of compliance issues in the applicable committees of our Board, as appropriate. For example, the potential risks associated with COVID-19 are in areas of enterprise risk with respect to which our Board, Audit, Compensation, and Compliance Committees receive regular updates. All risk areas are appropriately monitored by management and all risk areas that could lead to business disruption, including the potential to cause severe financial or reputational harm, report to the Board regularly or as-needed, and are subject to appropriate Board oversight.

Each Board Committee has primary risk oversight responsibility that is aligned with its areas of focus. At each regular meeting, or more frequently as needed, the Board receives and considers committee reports, which reports may provide additional detail on risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility

Governance and Nominating

•   Oversees the assessment of each member of the Board’s independence, as well as the compliance with our Corporate Governance Principles and Board of Directors’ Code of Conduct. Also oversees Board and committee evaluations and Board succession.

Audit

•   Oversees internal controls over financial reporting, as well as internal audit and independent registered public accountants, as well as financial risk, such as capital risk, tax risk, and financial compliance risk.

Compensation and Management Development

•   Oversees human capital management, as well as executive talent management, development, and succession planning. Also oversees our compensation policies and practices and incentive program administration and design, including whether such policies, practices, and incentive programs balance risk-taking and rewards in an appropriate manner (as discussed further below), align with stockholders’ interests, and are consistent with emerging best practices.

Corporate Responsibility and Compliance

•   Oversees non-financial compliance risk, such as regulatory risks associated with the requirements of the U.S. federal health care program, Food and Drug Administration and other regulatory agencies, and risks associated with privacy, antitrust and competition, anti-corruption, information systems and security (including cybersecurity), pricing and access, government affairs, human resources (including diversity, inclusion, and belonging), aspects of ESG (including environmental sustainability, corporate philanthropy, and pricing philosophy and practice), and our reputation. Also oversees staff member compliance with the Code of Conduct.

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Corporate Governance

COVID-19 Impacts to Enterprise Risk and Our Response. The far-reaching effects of COVID-19 prompted the Company to consider enterprise risk focused on rare, but high-impact events, such as global pandemics. Our business resilience program is designed to enable us to effectively prepare for and respond to crisis incidents at the global, regional, and local levels. As the global pandemic began, we activated appropriate crisis management and business continuity plans in a timely manner and communication channels were established with executive leadership and the Board received regular updates. Certain of our risks were identified as amplified by COVID-19.

Responding to COVID-19

In a year that brought health and safety sharply into focus, we have been committed to helping to address the pandemic.

Amgen’s Response to the COVID-19 Pandemic

As a leading global healthcare company and responsible corporate citizen, Amgen is committed to helping address the COVID-19 pandemic. During 2020, we prioritized:

•   Ensuring the safety and well-being of our 24,000+ Amgen employees around the world;

•   Continuing to supply patients – both those currently on Amgen medicines and those who stand to benefit from potential new medicines in our pipeline;

•   Contributing to the fight against COVID-19:

–  Utilizing the capabilities of our subsidiary, deCODE Genetics, to study SARS-CoV-2 to contribute to the understanding of COVID-19;

–  Investigating Otezla® as a potential immunomodulatory treatment for patients hospitalized with SARS-CoV-2 infection in multiple COVID-19 platform trials; and

–  Leveraging our therapeutic antibody expertise through our global antibody manufacturing collaboration with Eli Lilly and Company.

•   Helping in the communities where we live and work.

For information on our evolving response to this unprecedented situation, please visit www.amgen.com/COVID-19(1).

Our Employees. Creating a safe and healthy workplace for our staff is a priority at Amgen. In response to the COVID-19 pandemic and to continue to work to ensure the safety and well-being of our employees, we have activated our applicable business continuity plans, including having those of our U.S. employees who are able to work from home do so since mid-March 2020. For employees returning to the workplace and the field, we have also taken additional safety measures, including implementing occupancy limits, restricting business travel, providing personal protective equipment, temperature screening and COVID-19 testing.

Supply of Our Medicines to Patients. We have been able to serve physicians and patients as we have avoided disruptions to delivery and shortages of our supply of medicines.

Helping Our Communities. Amgen and The Amgen Foundation, Inc., a separate legal entity entirely funded by Amgen (Amgen Foundation), have been deeply engaged with our communities during the COVID-19 pandemic. Together, we committed $12.5 million to support local emergency response efforts in Amgen’s U.S. and international communities, patient-focused organizations mounting their own response efforts, and international relief efforts by Direct Relief and International Medical Corps. Additionally, the free online learning programs supported by the Amgen Foundation, including LabXchange and the Khan Academy, have helped students continue their science education during school closures.

Codes of Business Conduct

Our Board has adopted two codes of business conduct, one that applies to our Board and a second that applies to our Board, all our staff, and others conducting business on our behalf. Annual training on the global code of conduct is required and our Board participates in such training. We also have a code of ethics for senior financial officers. To view our codes of business conduct and ethics, please visit our website at

www.amgen.com(1). We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers on our website. There were no waivers of any of our codes of business conduct or code of ethics in 2020.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Corporate Governance

Board Meetings

The Board held 7 meetings in 2020 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Each of our directors serving at the time of our 2020 Annual Meeting were present at our 2020 Annual Meeting. In light of the COVID-19 pandemic, governmental decrees to postpone or cancel gatherings, and in the best interests of public health and the health and safety of our stockholders, Board, and employees, our 2020 Annual Meeting was held by means of remote communications via the internet.

Communication with the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our lead independent director and other members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business, or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the Chair of the Governance Committee. For information on our engagement with our stockholders since the 2020 Annual Meeting, please see page 50 of our Compensation Discussion and Analysis.

Board Committees and Charters

The Board has four key standing committees: the Governance Committee; Audit Committee; Compliance Committee; and Compensation Committee. The Compensation Committee has delegated certain responsibilities to an Equity Award Committee. In addition, an Executive Committee of the Board has all of the powers and authority of the Board in the management of our business and affairs, except with respect to certain enumerated matters, including Board composition and compensation, changes to our Certificate of Incorporation, or any other matter expressly prohibited by law or our

Certificate of Incorporation. The Executive Committee did not meet in 2020. The Board maintains charters for each of these standing committees and these charters are evaluated annually. In addition, the Board has adopted a written set of Corporate Governance Principles and a Board of Directors’ Code of Conduct that generally formalize practices we have in place. To view the charters of our standing Board committees, our Corporate Governance Principles, and the Board of Directors’ Code of Conduct, please visit our website at www.amgen.com(1).

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Corporate Governance

Governance and Nominating Committee

Current Members:

Greg C. Garland (Chair)

Robert A. Eckert

Charles M. Holley, Jr.

Ellen J. Kullman

Amy E. Miles (since July 2020)

Ronald D. Sugar

R. Sanders Williams

Others Who Served in 2020:

Rebecca M. Henderson (until retirement at 2020 Annual Meeting)

Number of Meetings Held in 2020: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, or SEC.

Description and Key Responsibilities:

•   Determines Board membership qualifications and maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. Such guidelines are included in this proxy statement as Appendix A.

•   Selects, evaluates, and recommends to the Board nominees to stand for election at the annual meeting of stockholders and to fill vacancies as they arise as more fully described in “Process for Selecting Directors, Director Qualifications, and Board Diversity” below.

•   Recommends to the Board the appointment of a lead director.

•   Reviews the performance of the Board and its committees and is responsible for ensuring the availability of an orientation program for new Board members and director education.

•   Recommends to the Board nominees for appointment as executive officers and certain other officers.

•   Evaluates and makes recommendations to our Board regarding compensation for non-employee Board members, including minimum retention and ownership levels of Company stock by Board members. (Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.)

•   Monitors the independence of the Board and evaluates questions of possible conflicts of interest of members of the Board.

•   Oversees the Board’s Corporate Governance Principles and a code of conduct applicable to members of the Board.

The Governance Committee has authority to delegate these functions to a subcommittee of its members, but no delegation of authority was made in 2020.

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Corporate Governance

Summary of Current Director Core Experiences and Skills

Our Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at large companies, have gained significant and diverse management experience (including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development). Many directors also have public company experience (serving as chief executive officers or chief financial officers, on boards of directors and board committees) and an understanding of corporate governance practices and trends, scientific expertise and healthcare industry experience, and bring unique perspectives to the Board. The Board and the Governance and Nominating Committee believe the skills, qualities, attributes, experience, and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director currently represented on our Board. The details of each director nominee’s competencies are included in each director nominee’s profile.

Experience/Skills Austin Bradway Druker Eckert Garland Holley Jacks Kullman Miles Sugar Williams Healthcare Industry, Providers and Payers Science/Technology Public Company CEO/COO/CFO Regulatory Compliance Financial/Accounting Government/Public Policy International

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director has a particular strength in that area.

Board Tenure Board Diversity Highlights 25% Female Directors 17% Diverse Directors Gender Diversity Racial/Ethnic Diversity ~ 6 Years Average Board Tenure 2 5 4 1 <3 Years 3-6 Years 7-9 Years >9 Years Continuous Board Refreshment new directors since 2015 6 Independent directors on key 25% Female Directors 17% Diverse Directors 100% Independent directors on key standing committees

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Corporate Governance

Process for Selecting Directors, Director Qualifications, and Board Diversity

Board Composition. Board composition is one of the most critical areas of focus for the Board. Reflecting our Board’s commitment to refreshment, the Board has appointed six new directors since 2015, including women as well as those from underrepresented communities, adding critical skills and experience to our Board in furtherance of our strategic priorities.

Our Governance Committee regularly screens and recommends candidates for nomination by the full Board and, among other things, considers feedback received during the annual Board and Committee evaluation process, investor feedback, our qualification guidelines and skills matrix, and diversity. The Governance Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as for other candidates.

Director Qualifications and Board Diversity. Our Governance Committee is responsible for determining Board membership qualifications and for selecting, evaluating, and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. The Governance Committee reviews regularly and reports to the Board on the composition and size of the Board, and makes recommendations, as necessary, so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity advisable for the Board as a whole and maintains at least the minimum number of independent directors required by applicable laws and regulations.

The Governance Committee determines and oversees guidelines for selecting nominees to serve on the Board and for considering stockholder recommendations for nominees. The Amgen Inc. Board of

Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A. Among other things, Board members should possess:

•	a demonstrated breadth and depth of management and leadership experience;

•	financial and/or business acumen or relevant industry or scientific experience;

•	integrity and high ethical standards;

•	sufficient time to devote to the Company’s business;

•	the ability to oversee, as a director, the Company’s business and affairs for the benefit of our stockholders;

•	the ability to comply with the Amgen Board of Directors Code of Conduct; and

•	a demonstrated ability to think independently and work collaboratively.

In addition, the Governance Committee and Board view diversity as a priority, considers diversity in its determinations, and seeks representation across a range of attributes. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, scientific and academic expertise, geography, and personal backgrounds.

Continuous Board Refreshment

Our Board is committed to strong refreshment practices to continuously align the composition of the Board and its leadership structure with our long-term strategic needs. The Board, led by the Governance Committee, has an ongoing process for identifying, evaluating, and selecting directors, and these decisions are also informed by the annual Board and committee evaluation process described below. Our Governance Committee uses a variety of methods to help identify potential Board candidates and considers an assessment of current Board skills, background, diversity, independence, experience, tenure, and anticipated retirements to identify gaps that may need to be filled through the Board refreshment process.

Current Board Composition:" 6 new directors since 2015" 3 women" 2 ethnically / racially diverse directors" Independent Search Firms" Stockholders" Independent Directors Candidate Pool Sourced,Maintained and Updated Continuous BoardRefreshment Select Directors GovernanceCommittee Review Review by the full Board Recommend Candidates to the Board " Consider Guidelines for Directo rQualifications and Evaluations (Appendix A)" Consider skills matrix" Consider diversity" Review independence and potentialconflicts" Meet candidates

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Corporate Governance

Director Education

Our Board believes that director education is important to the ability of directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages directors to participate in continuing education programs, and we reimburse directors for their expenses associated with this participation. During Board and committee meetings, information sessions are also provided on specific subjects by internal and external experts. New directors also participate in our director orientation program.

Regular Board and Committee Evaluations

Board and committee evaluations play a critical role in supporting the effective functioning of our Board. Through evaluations, our directors review where they believe our Board functions effectively and, importantly, areas where our Board thinks there may be opportunities for improvement, including through Board refreshment.

Annual Governance Review. Our Governance Committee leads an annual evaluation process of the Board and its committees. Directors provide feedback regarding Board and committee composition and structure, role and effectiveness, fulfillment of fiduciary duties, meetings and materials, and interaction with management.

PlanningThe Governance Committee oversees the Board evaluationprocess. In consultation with our Lead Independent Director, and the Committee Chairs, a framework for evaluation is established, including a review of topics for evaluation thatbecome the substance of the forms of evaluation for the Boardand committees.One-on-One DiscussionsOur Lead Independent Director conducts one-on-one discussions with each independent director. These can did conversations allow for direct and honest feedback on variedaspects of our Boards operations and performance.Follow up Policies, practices, and the composition of our Board and itsCommittees are modified, as appropriate, based onevaluation findings, ongoing feedback, and one-on discussions, and follow-up items are discussed at subsequent Board and Committee meetings. Ongoing Our directors are encouraged to convey feedback to our Lead Independent Director or the Governance Committee duringany executive session throughout the year.Board Evaluation and AssessmentAnnual anonymous evaluations of the Board are collected, compiled, and distributed in advance of the scheduled discussion by the full Board in executive session (typically inDecember) and informed by the results of the Committee levelevaluation discussions as well as the one-on-one Follow up discussions conducted by the Lead Independent Director. Committee Evaluations and Assessment Formal annual anonymous evaluations of the Audit,Compensation, Compliance, and Governance Committeesare collected, compiled, and distributed in advance of thescheduled discussion by each Committee in executive session (typically in October). Each Committee Chairreports out to the full Board on these assessments for reviewand discussion.

Evaluation Results. The Audit, Compensation, Compliance, and Governance Committees each completed their assessments in October 2020 for further evaluation by the Governance Committee in December 2020. The Board completed its evaluation in December 2020. Each committee and the Board was satisfied with its performance and each was considered to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters.

Ongoing Feedback. Our directors provide real-time feedback throughout the year outside of the formal evaluation process and have open access to management and third-party advisors. Additionally,

executive sessions of directors (without management) are scheduled for every regular Board and committee meeting to identify any issues and assess whether meeting objectives were satisfied.

Changes Implemented. Based on the annual Board and committee evaluation process, ongoing feedback provided by directors, and one-on-one discussions between our lead independent director and each independent director, changes to Board practices have included enhancements to our committee structure and composition, additional presentations on various topics, and the addition of new directors.

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Corporate Governance

Director Independence

At least annually, the Governance Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Governance Committee fully and promptly informed as to any development that may affect the director’s independence.

The Board has determined that each of our non-employee directors and Rebecca M. Henderson, who served as a director during part of 2020, was independent during 2020 under The NASDAQ Stock Market listing standards and the requirements of the SEC. Mr. Bradway is not independent based on his service as our CEO and President. Mr. Bradway is the only director who also serves in a management capacity. In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director or any member of his or her immediate family, and us or any of our subsidiaries or affiliates based on information provided by the director, our records, and/or publicly available information.

All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations, or grants involved an amount that (i) exceeded the greater of 5% of the recipient entity’s revenues or $200,000 with respect to transactions where a director or any member of his or her immediate family or spouse served as an employee, officer, partner, director, or controlling shareholder, or (ii) exceeded $10,000 with respect to professional or consulting services provided by entities at which directors serve as professors or employees.

The following types and categories of transactions, relationships, and arrangements were considered by our Board in making its independence determinations:

•

Each of the independent directors (or their immediate family members), except for Fred Hassan, currently serves or has previously served within the last three years as a professor, trustee, director, or member of a board, advisory board, council, or committee for one or more colleges, universities, or non-profit charitable organizations, including research or scientific institutions, to which the Amgen Foundation has made grants or matching donations under the Amgen matching gift program that is available to all of our employees and directors.

•

Each of the independent directors (or their immediate family members) currently serves, or has previously served within the last three years, as a member of the board of directors, the board of trustees, or an advisory board for an entity with which Amgen has business transactions or to which Amgen or the Amgen Foundation makes donations or grants. These business transactions include, among other things, purchasing supplies, equipment and software licenses, payment of fees or memberships, and expenses relating to repair and maintenance, utilities, clinical trials, research and development and training, sponsorship of healthcare programs and conferences, financial management, investment advisory and consulting services, and reimbursement of business-related expenses incurred by our staff members (such as for transportation, gas, and food purchases).

•

Wanda M. Austin, Brian J. Druker, Rebecca M. Henderson, Tyler Jacks, and R. Sanders Williams currently serve as professors for universities to which Amgen has made payments for certain business transactions such as symposiums, conferences and exhibits, postdoctoral research programs, clinical trials, training and research and development, software licenses and maintenance, as well as for grants from the Amgen Foundation.

None of the directors, directly or indirectly, provides any professional or consulting services to us and none of the directors currently has or has had any direct or indirect material interest in any of the above transactions and arrangements. The Board determined that these transactions and arrangements did not warrant a determination that the director was not independent.

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Corporate Governance

Governance Committee Processes and Procedures for Considering and Determining Director Compensation

The Governance Committee has the authority to evaluate and make recommendations to our Board regarding director compensation.

•

The Governance Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group and the Governance Committee has the authority to retain consultants to advise on director compensation matters, including in support of the Governance Committee’s periodic review of director compensation practices.

•	The Governance Committee last reviewed director compensation in October 2017 and, at that time, determined that amounts were competitive and the structure was well-designed, and no changes were made.
•

In 2020, the Governance Committee engaged Frederic W. Cook and Co., or FW Cook, to provide advice regarding director compensation. FW Cook reported directly to the Governance Committee and attended the Governance Committee meeting to evaluate director compensation. No executive officer has any role in determining or recommending the form or amount of director compensation.

•

Based on the analysis provided by FW Cook, the Governance Committee determined to make changes to director compensation effective for 2021, the first increase since 2013, to align with market practice and attract and retain high-quality director candidates in a competitive global marketplace. For more information regarding the changes to director compensation, see “Director Compensation—Changes to Director Compensation for 2021.”

Audit Committee

Current Members:

Charles M. Holley, Jr.* (Chair)

Wanda M. Austin

Fred Hassan*

Ellen J. Kullman*

Amy E. Miles* (since July 2020)

*Audit Committee financial expert

Number of Meetings Held in 2020: 10

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC, including the requirements regarding financial literacy and sophistication.

Description and Key Responsibilities:

•   Oversees our accounting and financial reporting process and the audits of the financial statements, as required by NASDAQ.

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of our financial accounting and reporting, the underlying internal controls and procedures over financial reporting, and the audits of the financial statements.

•   Has sole authority for the appointment, compensation, and oversight of the work of the independent registered public accountants.

•   Reviews and discusses, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) our audited consolidated financial statements to be included in our Annual Report on Form 10-K and earnings press releases.

•   Approves related party transactions.

•   Reviews any violations or alleged violations of the Company’s Code of Ethics for the CEO and Senior Financial Officers.

Audit Committee Oversight of the Independent Registered Public Accountants

•   Auditor Selection. Evaluates the qualifications and performance of our independent registered public accountants each year and appoints the independent registered public accountants annually.

•   Audit Partner Selection. Participates directly in the selection of the lead engagement partner through an interview process.

•   Audit Firm Evaluation. Considers the quality and efficiency of the services provided, the independent registered public accountants’ technical expertise and knowledge of our operations and industry.

•   Audit Services. Pre-approves services.

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Corporate Governance

Corporate Responsibility and Compliance Committee

Current Members:

Ronald D. Sugar (Chair)

Brian J. Druker

Tyler Jacks

R. Sanders Williams

Others Who Served in 2020:

Rebecca M. Henderson (until retirement at 2020 Annual Meeting)

Number of Meetings Held in 2020: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Oversees our compliance program and reviews our programs in a number of areas governing ethical conduct including:

-  U.S. federal health care program requirements;

-  U.S. Food and Drug Administration requirements and other regulatory agency requirements, including good manufacturing, clinical and laboratory practices, drug safety and pharmacovigilance activities;

-  interactions with members of the healthcare community;

-  the Company’s Corporate Integrity Agreement;

-  anti-bribery/anti-corruption activities;

-  environment, health, and safety;

-  information security, including cybersecurity; and

-  human resources, including diversity, inclusion, and belonging; and

-  government affairs, including the Political Action Committee.

•   Receives regular updates on pricing and access, political, social, and environmental trends, and public policy issues that may affect our reputation, including our business or public image, and reviews our corporate responsibility (including sustainability), political, and philanthropic activities.

About Our Compliance Program

Amgen’s Compliance Program is designed to promote ethical business conduct and ensure compliance with applicable laws and regulations. The key objectives of our compliance program operations include:

•	developing policies and procedures;

•	providing ongoing compliance training and education;

•	auditing and monitoring compliance risks;

•	maintaining and promoting avenues for staff to raise concerns without fear of retaliation, including anonymously through a business conduct hotline;

•	conducting investigations;

•	responding appropriately to any compliance violations; and

•	taking appropriate steps to detect and prevent recurrence, including by implementing appropriate corrective and preventive actions.

Our Chief Compliance Officer, who reports to the CEO and the Compliance Committee, oversees the ongoing operations of the compliance program.

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Corporate Governance

Our Approach to Environmental Sustainability, Social Responsibility, and Human Capital Management

Amgen’s environmental sustainability, social responsibility and corporate governance (ESG) strategy begins with our mission to serve patients and is governed at the highest levels. Our executive leadership reports our progress to the full Board as well as the Compliance Committee of the Board. An executive-level governance council, chaired by the Senior Vice President of Corporate Affairs, oversees the continuing evolution and enhancement of our approach to corporate responsibility and ESG. With the oversight of our executive leadership, individual programmatic elements are managed at a functional level.

In addition to ethical business practices and strong corporate governance practices (see the subsection “—Board of Directors Corporate Governance Highlights” discussed previously), our approach to ESG includes operating our business in an environmentally responsible manner, helping patients access our medicines, inspiring the next generation of scientists, supporting the communities in which we live and work, and enhancing the diversity and inclusiveness of our workplace.

Environmental Sustainability

As a science-based company committed to advancing human health, Amgen recognizes the impact that climate change is having on human health around the world. We have a long-standing objective to conduct environmentally responsible operations and regularly set targets to challenge ourselves to deliver further improvements. Since 2007, we have successfully advanced our environmental sustainability program while increasing our global production capacity and expanding our presence to approximately 100 countries.

In 2013, we established our second generation of environmental targets to reduce facility and fleet carbon emissions, waste, and water use (each against a 2012 baseline), and we exceeded all of our 2013-2020 conservation targets. Specifically, during this period, we reduced fleet carbon output (by 20%), facility carbon output (by 10%), water consumption (by 10%), and waste disposed (by 35%).(1)

Building on the successful execution of our 2020 conservation targets, we announced in January 2021 the launch of a new environmental sustainability plan (our third since 2007) that includes the goal of achieving carbon neutrality in our owned and operated facilities by 2027, while also further reducing water use (by 40%) and waste disposed (by 75%).(1)

AMGENS 2027 ENVIRONMENTAL SUSTAINABILITY GOALS ACHIEVE CARBON NEUTRALITY REDUCE WATER CONSUMED REDUCE WASTE DISPOSED THE FUTURE IS IN OUR HAND 100% 40% 75%

Our 2027 Environmental Sustainability Plan. Amgen’s 2027 sustainability plan is focused on harnessing our innovative capabilities to combat climate change and preserve natural resources. Amgen is investing resources towards achieving these 2027 goals and expects these efforts to help us become not just more environmentally sustainable but also more flexible and productive, resulting in reductions in operating costs from such efficiencies over the same period.

Our 2027 plan features a portfolio of specific projects and initiatives across our operations, including continued investment in our smaller footprint, highly resource efficient next-generation biomanufacturing, smart and integrated facility design, use of on-site solar and other renewable energy sources, electric vehicle fleet conversion, treatment and reuse of water, and the reduction and recycling of single use plastics.

The Road to Net Zero. To help achieve our goal of carbon neutrality by 2027, Amgen is launching a comprehensive carbon reduction strategy focusing on the use of innovative technologies to significantly reduce carbon emissions from our owned and operated facilities, in addition to sourcing renewable energy. Where renewable sources are not available, we expect to prioritize offsetting based on the quality of the credit or offset.

(1)	Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company.

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Corporate Governance

Sustainability by Design. Amgen helped invent the processes and tools that created the global biotech industry. As we continue to grow and innovate, we are pioneering advanced technologies and implementing more environmentally responsible approaches throughout the Company to increase operational efficiency, improve access to our medicines, and reduce our environmental footprint.

Our Next-Generation Biomanufacturingcompared to conventional manufacturing: Achieved in Singapore* of the capital cost the construction time of the operating expense Reduced solid waste and usage of chemicals 76% reduction in CO, emissions 78% energy reduction 58% water reduction

Our next-generation biomanufacturing facility in Singapore, which began commercial production 2017, is an example of our innovative capability at work. This redesign of our approach to biomanufacturing dramatically reduces the scale and costs of making biologics, and vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines. The success of our facility in Singapore, along with U.S. corporation tax incentives to invest in innovation and advanced technologies, led to our building a second such plant in Rhode Island that, upon approval by global regulatory authorities, will expand our manufacturing capacity to support our future expected product volume growth, while also delivering these efficiencies.

Sustainable Value Chain. Our footprint and focus on sustainability extends beyond our own employees and facilities. We are engaging with our suppliers and contractors across the entire value chain – from raw materials suppliers to patient delivery – to set goals to reduce carbon emissions.

Climate Risk Transparency. Amgen reports in alignment with the CDP (formerly Carbon Disclosure Project), which fully adopted the recommendations of the Task-force on Climate-related Financial Disclosures (TCFD).

United Nations Global Compact. We are a signatory to the United Nations Global Compact, a voluntary initiative based on commitments to implement universal sustainability principles and take steps to support United Nations goals.

Climate-Related Risks and Opportunities. We have processes to evaluate and quantify risk from climatic events to our operations and take steps to work to avoid the associated consequences. We continuously invest in our end-to-end supply chain, evaluate and improve our business continuity plans, and make infrastructure investments designed to support the ability of our facilities to operate and withstand disruptive events.

Social Responsibility

Improving Patient Access to Medicines. Through patient assistance programs, expanded access to investigational therapies, donations, and other initiatives, Amgen has developed support programs for eligible patients around the world as they seek to obtain the medicines they need.

Amgen Safety Net Foundation (ASNF), a separate legal entity entirely funded by Amgen, supports qualifying patients in the U.S. who might go without important medicines because of financial limitations, by providing our medicines at no cost. In 2020, the commercial value of Amgen’s medicines provided at no cost to uninsured or underinsured patients by ASNF was approximately $1.5 billion(1). Since 2018, Amgen has also donated approximately $140 million worth of Amgen cancer treatment and supportive care medicines(1) for distribution to patients in more than 20 developing countries through Direct Relief, a leading non-governmental organization.

We continue to offer and implement value-based contracts, including risk-sharing, cost-cap programs and effectiveness constructs, to help improve patient access to medicines and offer stakeholders greater budget predictability.

Advancing Health Equity. As part of our mission to serve patients, we are working to improve the diversity and representation of racial and ethnic minority populations in clinical trial research at Amgen and advance solutions and increasing dialogue regarding this area across the industry. We are studying potential treatments for several disease areas that disproportionally affect racial and ethnic minorities, including cardiovascular disease, obesity, multiple myeloma, and different types of solid tumors (e.g., colon, prostate, and lung).

As such, we recognize the criticality of a patient-centric approach to clinical research. In the area of clinical trial diversity, we support efforts to improve the diversity of patients who participate in clinical trials and are focused on addressing access and use throughout the drug development process.

Amgen proudly supports the first-ever, industry-wide principles on clinical trial diversity announced by the Pharmaceutical Research and Manufacturers of America in 2020. Additionally, we are a founding

(1)	Valued at wholesale acquisition cost.

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sponsor of Lazarex Cancer Foundation’s IMPACT (Improving Patient Access to Cancer Clinical Trials) program, which is focused on improving patient enrollment, minority participation, and equitable access in cancer clinical trials. We also hosted our fifth-annual Health Equity Summit to explore the history and ongoing challenges of racial disparities in healthcare and to share insights for addressing structural barriers to quality medical care among communities of color.

Responsible Sourcing and Supplier Diversity. All staff members are responsible for upholding the Amgen Values and Code of Conduct and, similarly, we require our suppliers to conduct their businesses in alignment with our mission and values. We focus not only on commitment to quality, cost, and reliability but also on a wide range of sustainability and social responsibility considerations, such as business ethics, labor and human rights, and environmental impacts.

We also have a supplier diversity program designed to identify, develop, and utilize small, disadvantaged, veteran, LGBTQ(1), minority, disabled, and women-owned business enterprises, as well as companies located in historically underutilized business zones, in our procurement of goods and services.

Science Education. The Amgen Foundation seeks to advance excellence in science education to inspire the next generation of innovators, and invest in strengthening communities where our staff members live and work.

Since its inception 30 years ago, the Amgen Foundation has contributed more than $350 million to non-profit organizations across the world that reflect our core values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways.

As COVID-19 continues to impact global educational systems, the Amgen Foundation has expanded its support for free online learning programs, including LabXchange and the Khan Academy, to help student learners around the world continue their science education.

•

LabXchange, developed at Harvard University with the financial sponsorship of the Amgen Foundation, is a free online science education platform that launched in January 2020 and provides students around the world with access to personalized instruction, virtual lab experiences, and networking opportunities across the global scientific community.

•

The Amgen Foundation is the exclusive biology content partner of the Khan Academy, a leading online learning educational platform. In 2020, the Amgen Foundation announced the expansion of its partnership with the Khan Academy to support science learning and educational equity amid COVID-19 with virtual biology lessons, partnerships with school districts facing budget shortfalls, and a collaboration with LabXchange.

•

Additionally, the Amgen Foundation continued to expand the Amgen Biotech Experience (ABE), an innovative science education program that empowers high school teachers to bring biotechnology education into their classrooms. In 2020, ABE launched a new online curriculum that explores the COVID-19 pandemic and, through a partnership with LabXchange, virtual ABE laboratory activities were made available to student learners in twelve languages at no cost.

•

In its seventeenth year, the Amgen Scholars Program makes it possible for undergraduates across the globe to engage in cutting-edge research experiences and learn more about biotechnology and drug discovery. To address the cancellation of the in-person 2020 Amgen Scholars Program due to COVID-19, the Amgen Foundation and Harvard University created a four-week, virtual program for the Amgen Scholars community.

Our Community. In response to the killing of George Floyd and its aftermath, the Amgen Foundation pledged $7.5 million to support established national and local organizations advancing social justice, equal opportunity, and science education programs explicitly reaching communities of color.

Amgen and the Amgen Foundation have been deeply engaged with our community during the pandemic. Information about this engagement can be found above in the subsection “—Responding to COVID-19.”

The Amgen Foundation also provides programs and resources to empower individual Amgen staff in their charitable activities in our community, including through a matching gift program and by providing service grants to non-profit organizations where staff members regularly volunteer.

Human Capital Management

Our Board has a key role in the oversight of our culture, setting the tone at the top, and holding management accountable for maintaining high ethical standards. The Board believes that human capital management, including diversity, inclusion, and belonging initiatives, are important to our success. We conduct regular staff member engagement assessments that gather feedback on topics, including the overall engagement of staff members, engagement during the COVID-19 pandemic, diversity, inclusion, and belonging, and corporate ethics, and the results of these surveys are discussed with the Board.

Amgen places significant value on fostering and enabling growth of staff, both personally and professionally, and we aim to provide a safe, healthy, innovative, and diverse work environment for our staff. (For more information regarding our human capital resources, please refer to our Form 10-K for the year ended December 31, 2020.)

Our Social Architecture. Since Amgen’s founding in 1980, our staff members have directed their intelligence and enthusiasm toward our powerful mission to serve patients. The combination of our clear mission, our aspiration to be the world’s best human therapeutics company, our carefully considered strategy (informed by our mission and aspiration), our well-defined set of Amgen Values, and the clear leadership attributes that we expect from our staff members, form the “social architecture” that defines our unique culture. This social architecture is deeply rooted in our culture and has been a key enabler of Amgen’s growth from an early pioneer in the biotech industry to a leading innovator and world-class biologics manufacturer.

(1)	Lesbian, gay, bisexual, transgender, and queer.

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The Amgen Values were formalized in 1996 and continue to serve as the principles that guide the way we conduct business.

Amgen Values

Be Science-Based	Trust and Respect Each Other
Compete Intensely and Win	Ensure Quality
Create Value for Patients, Staff, and Stockholders	Work in Teams
Be Ethical	Collaborate, Communicate, and Be Accountable

Diverse and Inclusive Workforce. Consistent with the Amgen Values, we are working to bring the diversity of the world community into the Amgen community. We believe that a diverse and inclusive culture fosters innovation, which supports our ability to serve patients. Further, we also believe our global presence is strengthened by having a workforce that reflects the diversity of the patients we serve. It is with these beliefs in mind that we have continued to strengthen and grow our culture of diversity, inclusion, and belonging. To demonstrate the level of our engagement in this area, we established an executive Diversity, Inclusion, and Belonging Council in 2019 consisting of CEO direct reports and chaired by our CEO. With endorsement from executive management and engagement with senior leaders across the organization, we are implementing a global strategy designed to leverage our diversity and create a more inclusive workplace.

We are engaging in activities and setting goals to improve our focus around diversity, inclusion, and belonging, including, in 2020, the launch of a mandatory unconscious bias training program that was completed by 100% of our U.S., Canada, and Puerto Rico staff members (with the rest of the organization to follow this year) and a global portal devoted to diversity, inclusion, and belonging that includes learning and resources for staff members and managers.

In 2020, Amgen became a founding member of OneTen, a coalition of more than 40 of the world’s largest, best-known companies that aims collectively to hire one million Black Americans (with a specific focus on those without four-year college degrees) into good-paying family-sustaining jobs over the next ten years.

Our participation in OneTen is part of our ongoing work towards building a more just and equitable society.

Further, early in our history as a company, Amgen established global Employee Resource Groups organized to represent and support the diversity of our staff. The chart below lists our Employee Resource Groups.

Amgen Employee Resource Groups

Amgen Asian Association (AAA)	Amgen Black Employee Network (ABEN)

Ability Bettered through Leadership and Education (ABLE), a resource group for the physically or cognitively disabled

Amgen Early Career Professionals (AECP)	Amgen Indian Subcontinent Network (AISN)

Amgen Latin Employee Network (ALEN)	Amgen LGBTQ and Allies Network (PRIDE)

Amgen Veterans Employees Network (AVEN)	Women Empowered to be Exceptional (WE2)

Women in Information Systems Enrichment (WISE)

To enhance transparency around the composition of our workforce, we also intend to disclose our 2020 Consolidated EEO-1 Report after our submission of the report to the U.S. Equal Employment Opportunity Commission.

Attracting and Developing Talent. Our success depends on our ability to attract and retain talent and skilled staff members. We compensate our staff members based on their roles, experience, and performance, provide wellness and work-life resources, as well as support employees in giving back and volunteering in their local communities. To support the development of our staff, we provide a variety of programs, including leadership development programs, virtual instructor-led courses, and self-paced learning options.

Our benefit programs are generally broad-based, promote health and overall well-being, and emphasize saving for retirement. Amgen continues to pride itself on industry-leading, family-friendly offerings for families of all compositions, including, in the U.S. and Puerto Rico, on-site child care at certain of our facilities, adoption assistance, resources for elder care and behavioral health, and paid parental leave for all Amgen staff members who have or adopt, or become a foster parent or legal guardian for a child. Comparable programs and benefits are available globally, with the same health and well-being intent, that are consistent with local statutory requirements. Information about our approach to staff member safety and welfare can be found above in the subsection “—Responding to COVID-19” and in our Form 10-K for the year ended December 31, 2020.

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Compensation and Management Development Committee

Current Members:

Robert A. Eckert (Chair)

Wanda M. Austin

Brian J. Druker

Greg C. Garland

Fred Hassan

Tyler Jacks

Number of Meetings Held in 2020: 5

Independent Compensation

Consultant: FW Cook

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

  Description and Key Responsibilities:

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s compensation plans, policies, and programs with a focus on encouraging high performance, promoting accountability and adherence to Company values, and aligning with the interests of the Company’s stockholders.

•   Approves all executive officer compensation.

•   Oversees human capital management and succession planning for senior management, including that our approaches to management development are effective in attracting, developing, and retaining talented leadership.

•   Oversees the Board’s relationship with stockholders on executive compensation matters, including stockholder outreach efforts, stockholder proposals, advisory votes, communications with proxy advisory firms, and related matters.

Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executive compensation(1), which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices.

Equity Award Committee

The Equity Award Committee assists the Board by determining equity-based awards to non-Section 16 officers and employees at the level of vice president or below, consistent with the equity grant guidelines established by the Compensation Committee, and acted five times in 2020.

Current Member:

Robert A. Bradway

Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2020

Compensation Committee Determination of Compensation. Generally, by the first calendar quarter of each year, the Compensation Committee reviews and approves Company performance goals and objectives for the current year and evaluates the CEO’s performance for the previous year in light of the Company performance goals and objectives established for the prior year. The Compensation Committee evaluates the performance of the CEO within the context of the financial and operational performance of the Company, considers competitive market data, and establishes the CEO’s compensation based on this evaluation as well as the compensation for each executive officer.

Values and Components. The values of each component of total compensation (base salary, target annual cash incentive awards, and equity awards) for the current year, as well as total annual compensation for the prior year (including the value of equity holdings, potential change of control payments, and vested benefits under our Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan as of the end of the last fiscal year) are considered at this time. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and are reported to and reviewed by the Board in an independent directors’ session.

Executive Officers. Our Compensation Committee determines compensation for the executive officers (other than the CEO) based, in part, on the recommendations of our CEO regarding base salary, annual cash incentive awards, and equity awards. In determining compensation recommendations for each Named Executive Officer, or NEO, our CEO reviews comparative peer group data, as well as the performance of the executive. The Compensation Committee has typically followed these recommendations.

Executive Sessions. Each Compensation Committee meeting includes adequate time for executive session and the Compensation Committee meets in executive session on a regular basis with no members of management present (unless otherwise requested by the Compensation Committee).

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Delegation of Authority. The Compensation Committee has authority to delegate any of its functions to a subcommittee of its members. No delegation of authority was made in 2020.

Independent Compensation Consultant. The Compensation Committee continued to engage FW Cook, an independent compensation consultant, to provide advice regarding executive compensation and executive compensation trends and developments, compensation designs, and equity compensation practices, market data as requested, and opinions on the appropriateness and competitiveness of our executive compensation programs relative to market practice. FW Cook reported directly to the Compensation Committee and attended regularly scheduled meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee, as requested). Each year the Compensation Committee reviews the independence of FW Cook and whether any conflicts of interest exist. After review and consultation with FW Cook, the Compensation Committee has determined that FW Cook is independent and there is no conflict of interest resulting from retaining FW Cook currently or during the year ended December 31, 2020. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and The NASDAQ Stock Market listing standards.

Peer Group Review. In setting executive compensation, the Compensation Committee compares the Company’s pay levels and programs to those available for the Company’s competitors for executive talent and uses this comparative data as a guide in its review and determination of compensation. Our Compensation Committee annually considers and selects an appropriate peer group (consisting of biotechnology and pharmaceutical companies), based, in part, on the recommendations of FW Cook, and, for each NEO, the Compensation Committee reviews the compensation levels and practices of our peer group, which for our NEOs, other than the CEO, are based on reports prepared by management from information contained in compensation surveys and proxy statements. FW Cook provides the Compensation Committee with market data, an annual report on the compensation levels and practices of our peer group, and compensation recommendations for the CEO position.

Compensation Risk Management. In cooperation with management, FW Cook assesses the potential risks arising from our compensation policies and practices as discussed more fully below.

Compensation Risk Management

Annual Risk Management Assessment. On an annual basis, management, working with the Compensation Committee’s independent compensation consultant, conducts an assessment of the Company’s compensation policies and practices for all staff members generally, and for our staff members who participate in our sales incentive compensation program, for material risk to the Company. Compensation-related risks from COVID-19 were evaluated as part of this assessment for 2020.

Results of Risk Management Assessment. The results of this assessment are reviewed and discussed with the Compensation Committee. Based on this assessment, review and discussion, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and our Company performance goals, our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us.

Factors That Discourage Excessive Risk-Taking. In evaluating our compensation policies and practices, a number of factors were identified which the Company, the Compensation Committee, and its independent consultant believe discourage excessive risk-taking, including:

•

Mix of Incentives and Metrics. Our compensation programs consist of a mix of incentives and metrics (financial and operational) that are tied to varying performance periods and are designed to balance our need to drive our current performance with the need to position the Company for long-term success.

For 2020, we established the goals for our annual cash incentive award and long-term incentive, or LTI, equity award programs prior to the declaration of the COVID-19 global pandemic by the World

Health Organization on March 11, 2020, and we have not made any changes to these goals.

•	Company-wide Results. Company-wide results are the most important factor in determining the amount of an annual cash incentive award, one of our mix of incentives, for each of our staff members.

•

Emphasis on Long-Term Performance. We cap short-term incentives and make LTI equity awards a component of compensation for nearly all of our full-time staff members. In particular, the CEO and the other executive officers participate in compensation plans that are designed so that the largest component of their compensation is in the form of LTI equity awards to ensure that a significant portion of their compensation is associated with long-term, rather than short-term, outcomes, which aligns these individuals’ interests with those of our stockholders.

•

Equity Award Grant Practices. We employ appropriate practices with respect to equity awards: we do not award mega-grants, discounted stock options, or immediately vested equity to staff members; and we have grant guidelines that generally limit the grant date for our equity grants to the third business day after our announcement of quarterly earnings.

•

Robust Stock Ownership and Retention Guidelines. We have robust stock ownership guidelines for vice presidents and above that require significant investment by these individuals in our Common Stock. We require that each officer who has not met his or her required ownership guidelines hold shares of our Common Stock acquired through the vesting of restricted stock units, the payout of performance units, and the exercise of stock options (net

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of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level.

•

Comprehensive Performance Evaluations. Our Company values and leadership behaviors are an integral part of the performance assessments of our staff members and are particularly emphasized in our assessment tools at higher positions. These evaluations serve as an important information tool and basis for compensation decisions.

•

Clawback Policy. We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.

•

Recoupment. We have recoupment provisions that expressly allow the Compensation Committee or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

In December 2020, after discussions of recoupment mechanisms, the Compensation Committee adopted an executive officer equity recoupment policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options (granted after December 31, 2020) if an executive officer is terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement).

•

Disclosure. Subject to our recoupment and clawback policies and provisions, we intend to disclose the general circumstances of any application of our recoupment or clawback policies and provisions against any executive officer (current or former) and the aggregate amount of compensation recovered.

•	No Hedging or Pledging. Our Insider Trading Policy prohibits pledging or purchasing of our Common Stock on margin(1) and hedging the economic risk of our Common Stock (as discussed more fully below).

•

Mandatory Compliance Training. We require training on our Code of Conduct and other policies that educate our staff members on appropriate behaviors and the consequences of taking inappropriate actions.

•

Pricing Policies and Controls. Amgen’s drug pricing governance framework is designed to help ensure that our pricing actions around the globe are legally compliant, financially sound, and aligned with our values and corporate objectives. Our approach to pricing includes training, standard operating procedures, policies, approval mechanisms for price increases and price policy exceptions, and other controls that balance regional and country autonomy with centrally managed price discipline. Our Board, with the assistance of the Compliance Committee, has a key role in the oversight of pricing risk and regularly receives presentations from management on drug pricing practices and trends.

Prohibition on Hedging

Under our global Insider Trading Policy, all of our Board members and staff members, including our NEOs, consultants, contract workers, secondees, and temporary staff worldwide are considered “Covered Persons.” It is against the Insider Trading Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative, or may give rise to an appearance of impropriety. Covered Persons may not:

•	Engage in short sales (sales of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities;

•	Engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Amgen stock;
•	Purchase or pledge Amgen stock on margin or as collateral to secure a loan or other obligation(1); or

•	Enter into any derivative or similar transactions with respect to our securities.

Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements, or any similar agreements or arrangements however denominated, in our securities.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

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Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other staff members, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The Company determined our median employee based on total direct compensation paid to all of our staff members worldwide and recorded in our global human resources systems as of December 31, 2020. Total direct compensation included base salary, annual cash incentive awards earned for the period (and target sales incentive awards for our sales force), and the annual grant value of LTI equity awards during 2020. Earnings of our staff members outside of the U.S. were converted to U.S. dollars using currency exchange rates as of December 31, 2020. No cost-of-living adjustments were made. We then determined the annual total compensation of our median employee for 2020 which was $132,520. As disclosed in the “Summary Compensation Table” appearing on page 72, our CEO’s annual total compensation for 2020 was $20,131,408. Based on the foregoing, the ratio of the annual total compensation of our CEO to that of the median staff member was 152 to 1. For information on the determination of executive compensation, please see “Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2020” above and our Compensation Discussion and Analysis beginning on page 41.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the

Company’s 2021 Annual Meeting proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee of the Board of Directors

Robert A. Eckert, Chair

Wanda M. Austin

Brian J. Druker

Greg C. Garland

Fred Hassan

Tyler Jacks

  ï 2021 Proxy Statement    35

Item 2 — Advisory Vote to Approve Our Executive Compensation

Item 2

Advisory Vote to Approve Our Executive Compensation

This advisory stockholder vote, commonly known as “Say on Pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program and policies. Accordingly, as required by Section 14A of the Securities and Exchange Act of 1934, as amended, you are being asked to cast an advisory vote on the compensation of our Named Executive Officers, or NEOs, as disclosed in the Compensation Discussion and Analysis (pages 41 through 71) and related compensation tables and the narrative in this proxy statement (pages 72 through 86).

Since the declaration of the COVID-19 pandemic, we have remained focused on our strategic priorities while successfully managing the effects of the COVID-19 pandemic on our global operations. Despite the pandemic, we have delivered strong performance in the COVID-19 environment: our remote working arrangements have not significantly affected our ability to maintain critical business operations; we have completed key clinical trials; and we have been able to supply physicians and patients as we have avoided disruptions or shortages of our supply of medicines.

Our executive compensation program is designed to achieve the following objectives:

•	Pay for performance in a manner that strongly aligns with stockholder interests by rewarding both our short- and long-term measurable performance.

•	Drive our business strategy by positioning our staff to execute on our strategic priorities in the near- and longer-term.

•	Attract, motivate, and retain the highest level of talent by providing competitive compensation, consistent with their roles and responsibilities, our success, and their contributions to this success.

•	Mitigate compensation risk by maintaining pay practices that reward actions and outcomes consistent with the sound operation of our Company and with the creation of long-term stockholder value.

•	Consider all Amgen staff members in the design of our executive compensation programs, to ensure a consistent approach that encourages and rewards all staff members who contribute to our success.

We Have Implemented Compensation Best Practices

What we do

✓	Long-term performance-based equity awards (80% of total target equity, of which 50% are three-year performance awards and 30% are stock options)

✓	A substantial majority of NEO compensation is performance based and at-risk

✓

Recently updated recoupment provisions for misconduct to include forfeiture and cancellation of unvested or unexercised equity awards, in addition to our existing annual cash incentive award recoupment policy

✓	Clawback policy tied to financial restatement

✓	Robust stock ownership and retention guidelines

✓	Minimum vesting periods for equity compensation

✓	Independent compensation consultant

✓	Amgen Values overlay our performance goals

What we don’t do

×	No hedging or pledging

×	No re-pricing or backdating

×	No tax gross-ups (except in connection with relocation)

×	No single-trigger for stock options and restricted stock units in the event of a change of control

×	No excessive perks

×	No employment agreements

×	No dividends paid on unvested equity

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

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Item 2 — Advisory Vote to Approve Our Executive Compensation

2020 Executive Compensation Was Aligned With Our Strategy and Performance

As discussed more fully in our Compensation Discussion and Analysis starting on page 41, a significant majority of each NEO’s compensation is at-risk and dependent on our performance and execution of our strategic priorities.

Long-Term Incentive Equity Award Allocation	2020 Total Target Direct Compensation Mix

LTI Equity Awards Annual Cash Incentive Awards Base Salary 91% At Risk 9% 13% 78% 17% 67% 16% 83% At Risk 91% pay at risk 76% performance based LTI Equity Awards Annual Cash Incentive Awards Base Salary

2020 Performance Against Pre-Established Goals and Measures

We established the goals for our annual cash incentive award and long-term incentive, or LTI, equity award programs prior to the World

Health Organization (WHO) declaration of the COVID-19 global pandemic. Since then, we have not made any changes to these goals. Thus, performance reported is against goals established prior to the pandemic.

2020 Annual Cash Incentive Plan			2018-2020 Long-Term Incentive Performance Award Payout
Goal	Weighting	% of Target Earned

2018-2020 Performance Period Award Calculation 2018-2020 Non-GAAP(2)Operating Measures 2018 2019/2020 EPS Growth Operating Margin Operating Expense EPS Growth ROIC 2018-2020 RelativeTSR Performance 62.8th percentile relative to S&P 500 TSRs Final Payout Multiplier 108.8% 93.4%

Financial Performance
Revenues	30%	109.9%
Non-GAAP Net Income(1)	30%	225.0%
Progress Innovative Pipeline
Advance Early Pipeline	10%	125%
Execute Key Clinical Studies and Regulatory Filings	20%	77.8%
Deliver Annual Priorities
Ensure Successful Integrations and Transitions	5%	177.9%
Fund Innovation Through Productivity	5%	104.2%
Final Score	Achieved 142.6%

(1)	Non-GAAP net income for purposes of the 2020 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.
(2)	The operating measures of the 2018-2020 performance goals were based on non-GAAP financial results for 2018, 2019, and 2020 as reported and reconciled in Appendix B.

  ï 2021 Proxy Statement    37

Item 2 — Advisory Vote to Approve Our Executive Compensation

2020 Alignment of Pay with Performance

Our strategy includes a series of integrated activities in the near- and medium-term to strengthen our long-term competitive position in the industry. Select 2020 activities that support the execution of our strategic priorities and delivery of performance are summarized below.

Our financial performance was strong despite the effects of the COVID-19 pandemic.

We established our 2020 performance goals in March 2020, prior to declaration of the COVID-19 pandemic. Since then, we have not made any changes to these goals. Thus, performance reported is against the goals established prior to the pandemic.

•

For 2020, particularly during the initial stages of the COVID-19 pandemic, we experienced changes in demand trends for some of our products as physician-patient interactions were interrupted, which led to delays in diagnosis and treatment with varying degrees of impact across our portfolio. However, despite the effects of the pandemic, we outperformed our budgeted financial targets (established in advance of the onset of the pandemic) as we drove product volume growth (including increases in EVENITY®, Repatha®, Aimovig®, and Prolia® sales) and, following our successful integration, delivered strong Otezla® sales in its first full year in our product portfolio.

•

Our non-GAAP net income performance also benefited from our strong sales performance, as well as our cost efficient mitigation of the challenges and risks of the pandemic, and continued savings from efficiencies resulting from our strong performance on our productivity objective that was used to reinvest in our business.

•

In 2020, while investing $4.2 billion in research and development, $0.6 billion in capital projects, and $3.35 billion in BeiGene, Ltd., we also returned in excess of $7 billion of capital to our stockholders in the form of dividends paid ($3.8 billion) and repurchases of our Common Stock ($3.5 billion).

-	Our quarterly 2020 dividend of $1.60 per share represented a 10% increase from the quarterly dividend for 2019.

•	We delivered long-term stockholder value and returns, including three- and five-year total shareholder return of 44% and 63%, respectively, outperforming our peer group.

We progressed our pipeline while managing the challenges of COVID-19.

We develop innovative medicines that address unmet medical needs to treat serious illnesses. (For more detail regarding advancement of our early pipeline and clinical studies and regulatory filings, please see our Compensation Discussion and Analysis beginning on page 41.) Early in the pandemic, many clinical trials had to be paused to ensure subject safety or data integrity. The majority of such paused clinical trials have resumed, however, enrollment rate and overall study recruitment continue to be affected by the pandemic. We continuously monitor and reevaluate the status of studies, pausing when there is uncertainty with regard to the trial sites’ ability to ensure safety or data integrity. Despite these challenges, we have delivered the following strong performance in the COVID-19 pandemic environment:

•	We advanced our early pipeline:

-

Generated eight new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), including for inflammation, oncology, and cardiometabolic therapies.

-	Initiated six first-in-human studies, including for product candidates being studied for prostate cancer, metastatic gastric and gastroesophageal junction cancer, solid tumors, and obesity.

-	Advanced two programs in our early-to-late portal: AMG 160 (being investigated as a treatment for prostate cancer); and AMG 404 (being investigated as a treatment for solid tumors).

•	We executed key clinical studies and regulatory filings:

-

For sotorasib (our KRASG12C small molecule inhibitor being investigated as a treatment for a variety of solid tumors), we submitted both a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, and a Marketing Authorization Application to the European Medicines Agency for the treatment of patients with previously treated KRAS G12C-mutated locally advanced or metastatic non-small cell lung cancer, or NSCLC, with sotorasib. We made these applications just 28 months after we dosed our first patient, demonstrating our commitment to bringing the promise of our therapies to patients. In 2020, the FDA granted Breakthrough Therapy Designation to sotorasib and determined to review our sotorasib NDA submission under the Real-Time Oncology Review pilot program. In January 2021, we also received Breakthrough Therapy Designation for sotorasib in China. In February 2021, the FDA accepted our sotorasib NDA, and the Prescription Drug User Fee Action (PDUFA) target action date is August 16, 2021 which, as a result of Priority Review, is four months earlier than the standard review cycle. Additionally, we have filed sotorasib for approval as a NSCLC treatment in Australia, Brazil, Canada, and the UK.

38       ï 2021 Proxy Statement

Item 2 — Advisory Vote to Approve Our Executive Compensation

-

For tezepelumab (a first-in-class investigational therapy that blocks the action of thymic stromal lymphopoietin (TSLP), an epithelial cytokine that plays a key role across the spectrum of asthma inflammation), the Phase 3 NAVIGATOR(1) study evaluating tezepelumab in adults and adolescents with severe, uncontrolled asthma showed positive results and met its primary endpoint with tezepelumab demonstrating a statistically significant and clinically meaningful reduction in the annualized asthma exacerbation rate in a broad population of patients with severe asthma, including those with low levels of eosinophils, for which we have Breakthrough Therapy Designation in the U.S.

-

We launched AVSOLA® (biosimilar infliximab (Remicade®(2)) in the U.S. for all approved indications of Remicade for the treatment of moderate-to-severe rheumatoid arthritis, Crohn’s Disease, and ulcerative colitis, as well as chronic severe plaque psoriasis, psoriatic arthritis, and ankylosing spondylitis.

-

The FDA approved RIABNI™ (biosimilar rituximab (Rituxan®(3)) for the treatment of adult patients with Non-Hodgkin’s Lymphoma, Chronic Lymphocytic Leukemia, Granulomatosis with Polyangiitis (Wegener’s Granulomatosis), and Microscopic Polyangiitis in 2020, and we launched RIABNI in January 2021.

-

We advanced our bone franchise in China, the second largest pharmaceutical market, with the launches of: XGEVA® as the first medicine in China for the prevention of skeletal-related events in patients with bone metastases from solid tumors and in patients with multiple myeloma as part of our strategic collaboration with BeiGene, and Prolia® for the treatment of postmenopausal women with osteoporosis at high risk of fractures.

We delivered on our annual priorities.

•	We successfully:

-	Integrated our acquisition of Otezla, a treatment for moderate-to-severe plaque psoriasis; and

-

Executed on our strategic collaboration with BeiGene, a research-based, oncology-focused biotechnology company with an established experienced team in China to jointly develop a portion of our oncology pipeline.

•

As a result of our focus on productivity to support continued reinvestment opportunities, we achieved targeted productivity gross savings of approximately $304 million. Part of these savings have been reinvested into our research and development activities. We expect savings from these productivity initiatives will continue to contribute to funding strategic growth investments.

We delivered on additional strategic priorities.

•

We are in our fourth year of successfully operating our smaller footprint, highly resource efficient next-generation biomanufacturing facility in Singapore that dramatically reduces the scale and costs of making biologics, and vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines. This success, along with U.S. corporation tax incentives to invest in innovation and advanced technologies, led to our building a second such plant in Rhode Island that, upon approval by global regulatory authorities, will expand our manufacturing capacity and support our future expected product volume growth while also delivering these efficiencies, and is anticipated to create a substantial number of additional highly-skilled manufacturing positions in the U.S.

•

We made significant progress in expanding our presence in Japan, including by establishing our wholly-owned affiliate in Japan with the acquisition of Amgen Astellas BioPharma K.K. We submitted a marketing authorization application with the Japan Pharmaceuticals and Medical Devices Agency for Aimovig for the prevention of chronic and episodic migraine. We now directly market three products, BLINCYTO®, Repatha, and EVENITY, in Japan.

Positive 2020 Say on Pay Vote Outcome and Engagement With Our Stockholders

In 2020, we received approximately 93% stockholder support on our say on pay advisory vote. Consistent with prior years’ practices, since our 2020 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 54% of our outstanding shares. The compensation-related feedback is reviewed by our Compensation and Management Development Committee, or Compensation Committee. In 2020, the predominant feedback from investors with respect to our compensation and governance practices was that they are satisfied with our compensation program and governance practices. For more detail regarding our stockholder engagement, see page 50.

(1)	A multicenter, randomized, double-blind, placebo controlled, parallel group, Phase 3 study to evaluate the efficacy and safety of tezepelumab in adults and adolescents with severe uncontrolled asthma.
(2)	Remicade is a registered trademarks of Janssen Biotech, Inc.
(3)	Rituxan is a registered trademark of Biogen Inc.

  ï 2021 Proxy Statement    39

Item 2 — Advisory Vote to Approve Our Executive Compensation

Board Recommends a Vote “FOR” Our Executive Compensation

Our Board of Directors, or Board, believes that our current executive compensation program aligns the interests of our executives with those of our stockholders and compensation outcomes are primarily based on the performance of our Company. We intend that our compensation programs reward actions and outcomes that are consistent with the sound operation of our Company, advance our strategy, and are aligned with the creation of long-term stockholder value.

For the reasons discussed above and more fully in the Compensation Discussion and Analysis, the Board recommends that stockholders vote “FOR” the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure of this proxy statement.”

Although this vote is advisory and is not binding on the Board, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2022 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

40       ï 2021 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, philosophy, policies, programs, and practices for our Named Executive Officers, or NEOs, and the executive positions they held in 2020 below.

Our Named Executive Officers

Name	Title

Robert A. Bradway	Chief Executive Officer and President

Murdo Gordon	Executive Vice President, Global Commercial Operations

David M. Reese	Executive Vice President, Research and Development

Peter H. Griffith	Executive Vice President and Chief Financial Officer(1)

Esteban Santos	Executive Vice President, Operations

(1)	Mr. Griffith commenced employment with the Company on October 23, 2019 as Executive Vice President, Finance, and became Executive Vice President and Chief Financial Officer on January 1, 2020.

  ï 2021 Proxy Statement    41

Compensation Discussion and Analysis

Our Strategy

Our strategy includes a series of integrated activities in the near- and medium-term to strengthen our long-term competitive position in the industry. Select 2020 activities that support the execution of our strategic priorities and delivery of performance are summarized below and discussed further in the following pages.

Strategic Priorities

Innovative Medicines	Branded Biosimilars	Transforming Amgen for the Future

Capital Allocation and Investing for Long-Term Growth	Global Geographic Reach	Next-Generation Biomanufacturing

	Description	Select 2020 Activities

Innovative Medicines

Innovation is at the core of our strategy. Our focus on developing innovative, “breakaway” medicines to address important unmet needs guides how we allocate resources across internal and external program possibilities. This results in a productive balance of internal development and external programs and collaborations reflected in our current product portfolio and pipeline.

•  Successful Otezla® (apremilast) acquisition integration

•  Executed key clinical studies and advanced innovative first-in-class pipeline delivering positive registration-enabling results including from:

–  Phase 2 sotorasib study; and

–  Phase 3 tezepelumab(1) study

•  Filed sotorasib with U.S. Food and Drug Administration, or FDA, and European Medicines Agency for the treatment of advanced non-small cell lung cancer

•  Progressed our early innovative pipeline:

–  8 product teams formed(2)

–  6 first-in-human studies initiated

–  2 programs (AMG 160 in prostate cancer and AMG 404 in solid tumors) advanced through our early-to-late stage portal

Branded Biosimilars

We believe our deep experience in biologics development and biotechnology manufacturing position us for leadership in the emerging biosimilars market. Our branded biosimilar medicines have the potential to expand access to important medicines for patients while delivering volume-based sales growth in our therapeutic areas.

In our biosimilars portfolio, we: • Launched AVSOLA®(biosimilar infliximab (Remicade®(3))) • Received approval of RIABNI™(biosimilar rituximab (Rituxan®(4)) and launched in January 2021

Transforming Amgen for the Future	In 2020, we realized the benefit of our productivity initiatives, the savings from which have contributed to funding strategic growth investments, such as investment in research and development.	• Continued to realize gross productivity savings ($304 million in 2020) which we reinvested in our business

Capital Allocation and Investing for Long-Term Growth

Our strong cash flows and balance sheet also allow us to make substantial investments for long-term growth. We also recognize that stockholders who support investment in developing innovative medicines require an appropriate return on the capital they commit to Amgen.

•  Invested in excess of $8B for long-term growth:

–  $4.2B  in research and development, including towards innovative medicines and $0.6B in capital projects

–  $3.35B in BeiGene, Ltd. (see “Global Geographic Reach” below)

•  Returned in excess of $7 billion of capital to stockholders:

–  $3.8B of dividends paid ($1.60 per share per quarter, a 10% per share dividend increase over 2019)

–  $3.5B in stock  repurchases

Global Geographic Reach	We are leveraging our global presence to deliver the potential of our products to patients globally. Amgen medicines are now available to patients in approximately 100 countries worldwide.

•  Began strategic collaboration with BeiGene to expand our oncology presence in China

–  XGEVA® and BLINCYTO® were approved in China and KYPROLIS® is under review

–  XGEVA was added to the National Reimbursement Drug List in China

•  Established our wholly-owned affiliate in Japan with the acquisition of Amgen Astellas BioPharma K.K.

Next-Generation Biomanufacturing

Smaller footprint, highly resource efficient next-generation biomanufacturing plants reduce environmental impact, including reducing consumption of water and energy and lower levels of carbon emissions. They also can be built in less time than traditional plants and have lower operating costs.

•  Next-generation Singapore biomanufacturing facility operating since 2017 and delivering cost and environmental efficiencies

•  Success of our facility in Singapore, along with U.S. corporation tax incentives, led to our building a second such plant in Rhode Island, our first U.S. next-generation biomanufacturing plant that, upon approval by global regulatory authorities, will expand our manufacturing capacity, while also delivering these efficiencies.

(1)	Being developed in collaboration with AstraZeneca plc.
(2)	Formed when a molecule has been judged to have the potential to be safe and effective in humans.
(3)	Remicade is a registered trademark of Janssen Biotech, Inc.
(4)	Rituxan is a registered trademark of Biogen Inc.

42       ï 2021 Proxy Statement

Compensation Discussion and Analysis

Our Compensation Best Practices

What we do

✓	Majority of compensation is performance based: A substantial majority of NEO compensation is performance based and at-risk.

✓

Clawback Policy: Our Board of Directors, or Board, is required to consider the recapture of past cash or long-term incentive, or LTI, equity award payouts to our NEOs if the amounts were determined based on financial results that are later restated and the NEOs’ misconduct is determined by the Board to have caused the restatement.

✓	Recoupment Provisions for Misconduct: Our recoupment mechanisms include:

✓

Cash Incentive Compensation Plan Recoupment Provisions: Recoupment provisions applicable to all staff members that expressly allow the Compensation and Management Development Committee, or Compensation Committee, to determine that annual cash incentive awards are not earned fully or in part where such employee has engaged in misconduct that causes serious financial or reputational damage to the Company.

✓

Equity Recoupment Policy: In December 2020, the Compensation Committee adopted a policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options (granted after December 31, 2020) should an executive officer be terminated for engaging in misconduct that caused serious financial or reputational damage to the Company.

✓

Robust stock ownership and retention guidelines: We have a six times base salary ownership requirement for our Chief Executive Officer, or CEO. Our Executive Vice Presidents and Senior Vice Presidents have three times and two times base salary ownership requirements, respectively. Officers are required to hold shares of our Common Stock acquired through the vesting of restricted stock units, or RSUs, the payout of performance units, or the exercise of stock options until they have reached the required stock ownership level. Compliance with this policy is assessed annually and all executive officers, including our NEOs, who were expected to meet such guidelines by December 31, 2020, were in compliance.

✓

Minimum vesting periods: Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year on 95% of equity awards granted. Our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date.

✓	Performance-based equity: Our LTI equity award grants are primarily (80%) performance-based, with 50% in the form of three-year performance units.

✓

Independent compensation consultant: The Compensation Committee retained and sought advice from Frederic W. Cook & Co., or FW Cook, to assist the Compensation Committee in its review and determination of executive compensation.

✓

Amgen Values: The Amgen Values overlay our Company performance goals and the Compensation Committee assesses each NEO’s annual compensation, including the annual incentive award, based on compliance with these internal standards.

What we don’t do

×

No hedging or pledging: With respect to our Common Stock, all of our staff members and Board members are prohibited from engaging in short sales, purchasing or pledging our Common Stock on margin(1), or entering into any hedging, derivative, or similar transactions.

×	No re-pricing or backdating: We have strong LTI equity award plans and policies that prohibit re-pricing or backdating of equity awards.
×

No tax gross-ups: We do not provide tax gross-ups, except for business-related payments such as reimbursement of certain relocation expenses on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf.

×

No single-trigger and no gross-ups in the event of a change of control: We do not have “single-trigger” equity vesting acceleration upon a change of control for RSUs and stock options and do not provide tax gross-ups on change of control payments.

×	No excessive perks: Our perquisites are limited to those with a clear business-related rationale.
×	No employment agreements: We do not have employment contracts or guaranteed bonuses, other than in countries where they are required by law.
×

No dividends paid on unvested equity: Dividends equivalents accrue on our performance units and RSUs, but are paid out in shares of our Common Stock only when and to the extent the underlying award is earned and vested. Stock options do not have dividend equivalent rights.

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits or “above market” interest on deferred compensation.

Our Approach to Environmental Sustainability, Social Responsibility, and Corporate Governance

As part of our mission to serve patients, we take our responsibilities seriously with respect to the areas of environmental sustainability, social responsibility, and corporate governance (ESG). A full description of our ESG efforts can be found in the “CORPORATE GOVERNANCE” section, including the subsection “—Our Approach to Environmental Sustainability, Social Responsibility, and Human Capital Management.”

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

  ï 2021 Proxy Statement    43

Compensation Discussion and Analysis

Aligning Pay With Performance, Executing on Our Strategic Priorities, and Delivering During the COVID-19 Pandemic

A substantial majority of each NEO’s compensation is “at risk” and earned based on our execution of our strategy and performance. Our annual cash and long-term equity incentive programs promote focus on activities supporting the execution of our strategic priorities as well as near- and long-term stockholder value creation with compensation earned based on our financial, operating, and stock price performance.

We established the goals for our annual cash incentive award and LTI equity award programs prior to the World Health Organization (WHO) declaration of the COVID-19 global pandemic. Since then, we have not made any changes to these goals. Thus, performance reported is against goals established prior to the pandemic.

Impact of the COVID-19 Pandemic

Since the declaration of the COVID-19 pandemic, we have remained focused on our strategic priorities and our values while successfully managing the effects of the COVID-19 pandemic on our global operations. To minimize risk to our employees, a significant number of staff have been working remotely since the start of the pandemic. Further, we have been actively managing our clinical development on a case-by-case basis. Early in the pandemic, many clinical trials had to be paused to ensure subject safety or data integrity. The majority of such paused clinical trials have resumed, however, enrollment rate and overall study recruitment continue to be affected by the pandemic. We continuously monitor and reevaluate the status of studies, pausing when there is uncertainty with regard to the trial sites’ ability to ensure safety or data integrity. We are intent on supporting our active clinical sites in providing care for these patients and in providing investigational drug supply.

The pandemic also changed demand trends for some of our products as continuing patient access to those products was affected by COVID-19, particularly in the early phases of the pandemic. Our efforts remain focused on assisting patients and providers by improving continuity of care through our activities to increase product access as compared to that of the earlier stages of the pandemic.

Despite the pandemic, we have delivered strong performance in the COVID-19 environment: our remote working arrangements have not significantly affected our ability to maintain critical business operations; we have completed key clinical trials (including the sotorasib Phase 2 and tezepelumab Phase 3 clinical trials); and we have been able to supply physicians and patients as we have avoided disruptions or shortages of our supply of medicines.

Amgen’s Response to the COVID-19 Pandemic

As a leading global healthcare company and responsible corporate citizen, Amgen is committed to helping address the COVID-19 pandemic. During 2020, we prioritized:

•   Ensuring the safety and well-being of our 24,000+ Amgen employees around the world;

•   Continuing to supply patients – both those currently on Amgen medicines and those who stand to benefit from potential new medicines in our pipeline;

•   Contributing to the fight against COVID-19:

-  Utilizing the capabilities of our subsidiary, deCODE Genetics, to study SARS-CoV-2 to contribute to the understanding of COVID-19;

-  Investigating Otezla as a potential immunomodulatory treatment for patients hospitalized with SARS-CoV-2 infection in multiple COVID-19 platform trials; and

-  Leveraging our therapeutic antibody expertise through our global antibody manufacturing collaboration with Eli Lilly and Company.

•   Helping in the communities where we live and work.

For information on our evolving response to this unprecedented situation, please visit www.amgen.com/COVID-19(1).

Our strong cash flows and balance sheet allowed continued investment for long-term growth in 2020 through internal research and development, capital projects, and investment in our collaboration partner, BeiGene, while simultaneously providing substantial returns to stockholders.

Capital Allocation and Investing for Long-Term Growth

In 2020, while investing $4.2 billion in research and development, $0.6 billion in capital projects, and $3.35 billion in BeiGene, we also returned in excess of $7 billion of capital to our stockholders ($3.8 billion of dividends and $3.5 billion in stock repurchases)

We increased our quarterly dividend per share 10% over 2019 (to $1.60 per share per quarter for 2020). Our annualized dividend per share has increased 471% since the inception of our dividend in 2011.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

44       ï 2021 Proxy Statement

Compensation Discussion and Analysis

Annual Dividend Increases

As depicted below, we delivered long-term stockholder value and returns, including three- and five-year total shareholder return, or TSR, of 44% and 63%, respectively, outperforming our peer group in those periods.

Total Shareholder Returns

2020 Annual Cash Incentive Plan

Earned amounts from our 2020 annual cash incentive plan are tied directly to our performance based on pre-established financial and operating performance goals designed to drive execution of our strategic priorities.

Goal	Weighting	% of Target Earned

1. Financial Performance

a. Revenues Target $25.25B Results $25.42B	30%	109.9%

b. Non-GAAP Net Income(1) Target $8.88B Results $9.80B	30%	225.0%

2. Progress Innovative Pipeline

a. Advance Early Pipeline	10%	125.0%

b. Execute Key Clinical Studies and Regulatory Filings	20%	77.8%

3. Deliver Annual Priorities

a. Ensure Successful Integrations and Transitions	5%	177.9%

b. Fund Innovation Through Productivity	5%	104.2%

Final Score	Achieved 142.6%

These goals were established in advance of the COVID-19 pandemic and the performance reported is against these original goals, and no changes were made to address the effects of the global pandemic.

1. We delivered strong financial performance despite the effects of the COVID-19 pandemic.

(a) Revenues and (b) non-GAAP net income

For 2020, particularly during the initial stages of the COVID-19 pandemic, we experienced changes in demand trends for some of our products as physician-patient interactions were interrupted, which led to delays in diagnosis and treatment with varying degrees of impact across our portfolio. However, we adapted to this and, despite the effects of the pandemic, we outperformed our budgeted financial targets (established in advance of the onset of the pandemic) as we drove product volume growth (including increases in EVENITY®, Repatha®, Aimovig®, and Prolia® sales) and, following our successful integration, delivered strong Otezla sales in its first full year

(1)

Non-Generally Accepted Accounting Principles, or non-GAAP, net income for purposes of the 2020 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

  ï 2021 Proxy Statement    45

Compensation Discussion and Analysis

in our product portfolio. Our non-GAAP net income performance also benefited from our strong sales performance, as well as our cost efficient mitigation of the challenges and risks of the pandemic, and continued savings from efficiencies resulting from the strong performance on our productivity objective that were reinvested in our business. (For more detail regarding our “Fund Innovation Through Productivity” objective, see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” below.)

2. We progressed our pipeline(1) while managing the challenges of COVID-19 .

a. Early pipeline

Despite the impact to clinical trials activities discussed earlier, we advanced our early pipeline:

•

We generated eight new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), including for inflammation, oncology, and cardiometabolic therapies.

•	We initiated six first-in-human studies, including for product candidates being studied in prostate cancer, metastatic gastric and gastroesophageal junction cancer, solid tumors, and obesity.

•	We advanced two programs in our early-to-late portal:

-	AMG 160 (a half-life extended anti-prostate-specific membrane antigen (PSMA) x anti-CD3 BiTE®) being investigated as a treatment for prostate cancer; and

-	AMG 404 (a human anti-programmed cell death-1 (PD-1) monoclonal antibody) being investigated as a treatment for solid tumors.

b. Key clinical studies and regulatory filings

While we still made good progress on our key clinical studies, including for sotorasib and tezepelumab, we had to pause or delay enrollment of other clinical studies due to COVID-19 and these delays negatively affected our performance against our goal to progress our pipeline.

Oncology:

•

For sotorasib (our KRASG12C small molecule inhibitor being investigated as a treatment for a variety of solid tumors), we submitted both a New Drug Application, or NDA, to the FDA and a Marketing Authorization Application to the European Medicines Agency for the treatment of patients with previously treated KRAS G12C-mutated locally advanced or metastatic non-small cell lung cancer, or NSCLC, with sotorasib. We made these applications just 28 months after we dosed our first patient, demonstrating our commitment to bringing the promise of our therapies to patients. In 2020, the FDA granted Breakthrough Therapy Designation to sotorasib and determined to review our sotorasib NDA submission under the Real-Time Oncology Review pilot program. In January 2021, we also received Breakthrough Therapy Designation for sotorasib in China. In February 2021, the FDA accepted our sotorasib NDA, and the Prescription Drug User Fee Action (PDUFA) target action date is August 16, 2021 which, as a result of Priority Review, is four months earlier than the standard review cycle. Additionally, we have filed sotorasib for approval as a NSCLC treatment in Australia, Brazil, Canada, and the UK.

•

The FDA approved RIABNI (biosimilar rituximab (Rituxan®)) for the treatment of adult patients with Non-Hodgkin’s Lymphoma, Chronic Lymphocytic Leukemia, Granulomatosis with Polyangiitis (Wegener’s Granulomatosis), and Microscopic Polyangiitis in 2020, and we launched RIABNI in January 2021.

•

The European Commission approved an expanded indication for the use of BLINCYTO in patients with Philadelphia chromosome positive B-precursor acute lymphoblastic leukemia, or ALL, that have failed treatment with at least two kinase inhibitors and have no alternative treatment options.

•	We presented first results from our Phase 1 clinical trials in our early oncology program for:

-	AMG 701 targeting BCMA (B-cell maturation antigen) for multiple myeloma; and

-	AMG 757 targeting DLL3 (delta-like ligand 3) for small cell lung cancer.

Inflammation:

•

For tezepelumab (a first-in-class investigational therapy that blocks the action of thymic stromal lymphopoietin (TSLP), an epithelial cytokine that plays a key role across the spectrum of asthma inflammation), the Phase 3 NAVIGATOR(2) study evaluating tezepelumab in adults and adolescents with severe, uncontrolled asthma showed positive results and met its primary endpoint with tezepelumab demonstrating a statistically significant and clinically meaningful reduction in the annualized asthma exacerbation rate (AAER) in a broad population of patients with severe asthma, including those with low levels of eosinophils, for which we have Breakthrough Therapy Designation in the U.S.

•

For Otezla, we received positive results from the Phase 3 ADVANCE study to treat adults with mild-to-moderate plaque psoriasis and, based on these study results, in February 2021, we submitted a supplemental NDA to the FDA for Otezla for this indication.

•	ABP 654 (biosimilar ustekinumab (STELARA®(3))) advanced into Phase 3 development.

(1)	For information regarding our significant pipeline advancements, please refer to our Form 10-K for the year ended December 31, 2020.
(2)	A multicenter, randomized, double-blind, placebo controlled, parallel group, Phase 3 study to evaluate the efficacy and safety of tezepelumab in adults and adolescents with severe uncontrolled asthma.
(3)	Stelara is a registered trademarks of Janssen Biotech, Inc.

46       ï 2021 Proxy Statement

Compensation Discussion and Analysis

Cardiovascular:

•

For Olpasiran (AMG 890), the FDA granted Fast Track designation for this lipoprotein(a) small interfering RNA currently in Phase 2 development for the treatment of atherosclerotic cardiovascular disease.

•	For Repatha, a supplemental Biologics License application was submitted to the FDA for the treatment of pediatric patients with heterozygous familial hypercholesterolemia.

•

Results from the Phase 3 trial of omecamtiv mecarbil(1) for heart failure with reduced ejection fraction met the primary composite efficacy endpoint and demonstrated a statistically significant effect to reduce cardiovascular death or heart failure deaths compared to placebo in patients with standard of care. However, no reduction in the secondary endpoint of cardiovascular death was observed. We subsequently elected to terminate our collaboration with Cytokinetics, Inc.(2) to allow us to focus our resources in our other promising research and development programs.

Bone Health:

We advanced our bone franchise in China, the second largest pharmaceutical market, with the launches of:

•

XGEVA as the first medicine in China for the prevention of skeletal-related events in patients with bone metastases from solid tumors and with multiple myeloma through our strategic collaboration with BeiGene discussed further below. In December 2020, XGEVA was included in the updated National Reimbursement Drug List by the China National Healthcare Securities Administration for the treatment of adults and skeletally mature adolescents with giant cell tumor of the bone that is unresectable or where surgical resection is likely to result in severe morbidity.

•

Prolia for the treatment of postmenopausal women with osteoporosis at high risk of fractures and included in the National Reimbursement Drug List for menopausal women with severe osteoporosis in December 2020.

Neurology:

For Aimovig, we submitted a marketing authorization application with the Japan Pharmaceuticals and Medical Devices Agency for the prevention of chronic and episodic migraine.

2020 product launches:

KYPROLIS (our medicine for patients with relapsed or refractory multiple myeloma) was approved for use in combination with DARZALEX®(3) plus dexamethasone in second-line treatment by the FDA in August 2020.

Innovative Medicines

We launched AVSOLA (biosimilar infliximab (Remicade®)) in the U.S. for the treatment of moderate-to-severe rheumatoid arthritis, Crohn’s Disease, and ulcerative colitis, as well as chronic severe plaque psoriasis, psoriatic arthritis, and ankylosing spondylitis.

Branded Biosimilars

3. We delivered on our annual priorities.

a. We successfully integrated our acquisition of Otezla and executed on our collaboration with BeiGene

Since our acquisition of Otezla, the only oral, non-biologic treatment for moderate-to-severe psoriasis and psoriatic arthritis, in November 2019, we have efficiently and successfully integrated Otezla operations into our business in 2020. Our success in these integration activities in 2020 include:

Innovative Medicines

•	Transitioned and integrated Otezla into our business on an accelerated basis, realizing higher efficiencies and cost savings;

•	Added moderate-to-severe scalp psoriasis data to the U.S. label;

•	Received approval in the EU as the first and only medication to treat oral ulcers associated with Behçet’s Disease; and

•

Received positive clinical trial results for the treatment of adults with mild-to-moderate plaque psoriasis and, based on these study results, in February 2021, we submitted a supplemental NDA to the FDA for Otezla for this indication

In 2020, we commenced our strategic collaboration with, and acquired an approximately 20% ownership stake in, BeiGene, a research-based, oncology-focused biotechnology company with an established, experienced team in China, to jointly develop a portion of our oncology pipeline. Our successful execution on our collaboration with BeiGene for 2020 includes:

Global Geographic Reach

•

We transitioned commercial and medical responsibilities and materials in China to BeiGene for XGEVA, BLINCYTO, and KYPROLIS and we transferred regulatory responsibility in China for our collaboration products.

•	XGEVA was added to the National Reimbursement Drug List in China.

•

We achieved product approvals in 2020 in China for BLINCYTO, for the treatment of adult patients with relapsed or refractory B-cell precursor ALL, and XGEVA (as discussed previously). Approval of KYPROLIS, for the treatment of multiple myeloma, is under review.

(1)	Developed under a collaboration between Amgen and Cytokinetics, Inc., with funding and strategic support from Servier.
(2)	Effective May 20, 2021.
(3)	DARZALEX is a registered trademark of Janssen Biotech, Inc.

  ï 2021 Proxy Statement    47

Compensation Discussion and Analysis

b. We funded innovation through productivity.

Transforming Amgen for the Future

We continued realizing the benefit of productivity initiatives. In 2020, as a result of our focus on productivity to support continued reinvestment opportunities, we achieved targeted productivity gross savings of approximately $304 million. Part of these savings have been reinvested into our research and development activities. The $304 million productivity saving achievement was measured by the difference between actual total operating expense versus original expenses budgeted, and excluded adjustments that are unrelated to productivity, including operating expense savings related to COVID-19. We expect savings from these productivity initiatives will enable us to free up and focus resources on those opportunities that can generate the most value for patients and for our business, such as increasing our investment in research and development.

We delivered on additional strategic priorities.

We also made significant progress in expanding our presence in Japan, the third largest pharmaceutical market, establishing a wholly-owned affiliate in Japan with the acquisition of Amgen Astellas BioPharma.

•	We now directly market three products, BLINCYTO, Repatha, and EVENITY, in Japan.

Next-Generation Biomanufacturing	• We have successfully operated our next-generation biomanufacturing facility in Singapore since its licensure in 2017. This success, along with U.S. corporation tax incentives to invest in innovation and advanced technologies, led to our building a second such plant in the U.S. in Rhode Island. Next-generation biomanufacturing plants have a smaller manufacturing footprint and reduce environmental impact, including reducing consumption of water and energy and lower levels of carbon emissions. They also can be built in less time than traditional plants and have lower operating costs.

•	U.S. Next-Generation Biomanufacturing Facility. Our Rhode Island next-generation plant will be the first of its kind in the U.S.,

will employ our next-generation biomanufacturing capabilities, and is anticipated to create a substantial number of additional highly skilled manufacturing positions in the U.S. Upon approval by global regulatory authorities, this plant will expand our capacity to support our future expected product volume growth, while also delivering these environmental efficiencies.

Performance Under Our Long-Term Incentive Program

Our LTI compensation plan is tied directly to our stock performance and aligns with long-term value creation for our stockholders.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Performance units comprise 50% of our annual LTI equity award grants. The goal design and all measurement targets are established at the beginning of each three-year performance period and, for the 2018-2020 performance period, were earned based on our performance as measured against these pre-established annual targets for the equally weighted non-GAAP operating measures of earnings per share, or EPS, growth, operating margin, and operating expense in 2018, and EPS growth and return on invested capital, or ROIC, for 2019 and 2020, with a TSR modifier of +/-30 percentage points. At the end of the 2018-2020 performance period, our operating measure performance for each year of the performance period was averaged, resulting in a total operating measures score of 93.4% driven by our strong EPS growth across all three years, partially offset by the effect of the Otezla acquisition on ROIC for 2019 and 2020 as the cash required to acquire this valuable asset limited our performance under our ROIC calculation methodology.

Our TSR performance ranking (62.8th percentile) relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, for the three-year performance period resulted in a TSR modifier for the 2018-2020 performance period of +15.4 percentage points for a payout of 108.8% of performance units granted. A detailed depiction of our performance under these operating measures and the resulting calculation is on the next page.

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Compensation Discussion and Analysis

2018-2020 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the

beginning of the three-year performance period

2020 Operating Measures and Performance for the 2018-2020 Performance Period

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (65%)	Target (100%)	High (135%)	Maximum (170%)	2020 Actual Performance
EPS Growth ($)						130.4%
	≤$10.40	$11.65	$14.30	$16.95	≥$18.20
				($16.60 actual)
ROIC (%)						30.0%
	≤28%	30%	34%	38%	≥40%
	(27.1% actual)
						80.2%

2018-2020 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)

Operating Measure Percentages are Equally Weighted for Each of the Three Years

Non-GAAP(1) Operating Measures	2018(2) Performance	2019(2) Performance	2020 Performance	2018-2020 Average Operating Measures Score
Operating Margin (%) Year 1	105.4% (52.6%)
Operating Expense Year 1 (in billions)	30.0% ($11.89)
EPS Growth ($) Years 1, 2, and 3	132.7% ($14.40)	131.8% ($14.82)	130.4% ($16.60)
ROIC (%) Years 2 and 3		89.5% (30.8%)	30.0% (27.1%)

	89.4%	110.6%	80.2%	93.4%

2018-2020 S&P 500 Relative TSR(3) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥ 75th percentile = 30% (Maximum)	Amgen percentile ranking of 62.8th percentile resulted in +15.4% score
Amgen TSR = 50th percentile = 0% (Target)
Amgen TSR ≤ 25th percentile = -30% (Minimum)

If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

NEOs 2018-2020 Non-GAAP(1) Operating Measures 2018-2020 Relative TSR Performance EPS Growth Operating Margin + Final Payout Multiplier 108.8% = Operating Expense ROIC 93.4% 15.4% 2018-2020 Performance Period Award Calculation EPS Growth2018 2019/2020

(1)	The operating measures of the 2018-2020 performance units were based on non-GAAP financial results for 2018, 2019, and 2020, as reported and reconciled in Appendix B.
(2)

Our targets for our 2018 and 2019 performance were disclosed under the 2018-2020 performance goals in our 2019 and 2020 proxy statement, respectively, filed with the Securities and Exchange Commission, or SEC, on April 8, 2019 and April 7, 2020, respectively.

(3)	TSR Measurement Points = Average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

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Compensation Discussion and Analysis

Positive 2020 Say on Pay Vote Outcome and Engagement With Our Stockholders

In 2020, we received 93% stockholder support on our say on pay advisory vote. We have engaged consistently in broad, direct, governance-focused stockholder outreach since 2011. Consistent with prior years’ practices, since our 2020 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 54% of our outstanding shares.

We will continue to solicit the perspectives of our investors. Among other topics, we invite dialogue with our stockholders regarding compensation best practices and policy issues to help inform our compensation program review process.

In 2020, the predominant feedback from investors with respect to our compensation and governance practices was that they are satisfied with our compensation program and governance practices. This is reflected in our say on pay results and stockholder feedback, and will continue to engage with our stockholders to be sure we understand and address any concerns.

Pre-Proxy Filing for Annual Meeting Compensation-related feedback reviewed by Compensation Committee Governance-related feedback reviewed by Governance Committee Insights from investors provided to the full Board Appropriate committees and Board (as necessary) evaluate potential changes in light of stockholder feedback Post-Annual Meeting Post-Proxy Filing for Annual Meeting Discuss vote outcomes Consider existing governance and compensation practices in light of feedback Targeted outreach to investors requesting follow-up on key issues Annual Meeting of Stockholders Executive compensation website available year-round that invites stockholders to provide feedback directly to the Compensation Committee www.amgen.com/executivecompensation Year-Round Stockholder Outreach and Engagement Board available to answer stockholder questions

Compensation Design Changes in Response to 2020 Stockholder Engagement

Although stockholders were supportive of our compensation practices, in the course of our engagement activities, we explored with certain stockholders additional recoupment mechanisms. In December 2020, after discussions of recoupment mechanisms, the Compensation Committee adopted an executive officer equity recoupment policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options (granted after December 31, 2020) should an executive officer be terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement). The adoption of the executive officer equity recoupment policy is in addition to our existing cash incentive award recoupment and clawback policies that are described further under “Compensation Policies and Practices—Recoupment” below

Additionally, for our 2021 annual cash incentive compensation plan, we added a two part ESG goal to our Company Goals. The first element of this goal focuses on development of activities across the Company in support of our 2027 environmental sustainability targets of carbon neutrality and reductions of water use and waste. The second element includes development of action plans across the Company to continue to strengthen and improve our focus on diversity, inclusion, and belonging. For additional discussion, please see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards—2021 Company Performance Goals” below.

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Compensation Discussion and Analysis

Long-Term Incentive Equity Award Design in 2020

In December 2019 and March 2020, the Compensation Committee evaluated and established a performance award goal design for the 2020-2022 performance period (January 1, 2020 to December 31, 2022) with input from management and FW Cook, to take into account discussions with our stockholders, and to continue to drive operating performance and financial discipline. For the 2020-2022 performance period, the Compensation Committee retained the same performance award goal design as for the 2019-2021 performance period. The operating measures of non-GAAP EPS and ROIC remain weighted equally in each year (one-half per measure) and are measured against targets and goals pre-established for each year of the performance period at the beginning of the three-year performance period. The Compensation Committee selected non-GAAP EPS to measure delivery of value to stockholders, including, among other things, the effectiveness of our execution of our strategic priority of “Capital Allocation and Investing for Long Term Growth” over an appropriate period. The Compensation Committee also retained the TSR modifier of +/-30 percentage points and the requirement that the TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero. This requirement ensures a greater tie to stockholders’ interests and investment experience in a challenging market. As noted above, after review of the effect of ROIC on prior performance periods, the Compensation Committee modified the calculation of non-GAAP ROIC for the 2020-2022 performance period to include cash in invested capital to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing potential disincentives for the use of cash in future acquisitions that could yield innovative medicines and drive stockholder value. A depiction of the 2020-2022 performance period goal design can be found in “Performance Award Goal Design for the 2020-2022 Performance Period—2020-2022 Performance Period Goal Design and Award Calculation.”

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Compensation Discussion and Analysis

Our 2020 Compensation Program Highlights and Objectives

Total Target Direct Compensation Focuses on “At Risk” Compensation (91% for our CEO and 83% for our other NEOs)

2020 Total Target Direct Compensation Mix Purpose LTI Equity Awards Provide a direct link to the creation of stockholder value and execution of our strategy. Align NEO's interests with stockholders. Foster long-term focus and retention. Annual Cash Incentive Awards Our Compensation Committee annually approves Company performance goals that are designed to focus and align all staff members on delivering on our financial performance and operational objectives to support our strategic priorities to drive the execution of our strategy in the near- and longer-term. NEO performance is measured against these pre-established Company performance goals. Motivate NEOs to meet or exceed our Company performance goals to drive performance and position us for longer-term success via our strategy. Base Salary Provides a degree of financial certainty that helps us retain talent. Recognizes competitive market conditions and/or rewards individual peformance through periodic increases. LTI Equity Award Allocation: 80% Performance Based 50% Performance Units Rights to earn shares of our Common Stock. Performance goals established at the beginning of each three-year period of the performance award program. Number of performance units earned is determined by our performance as measured against these pre-established performance goals at the end of the three-year performance period. No guarantee of any value realized from the grants; earned only if the specific performance goals are achieved over the performance period. 30% Stock Options Aligned with stockholder interests as they only have value if the Companys stock price increases after grant. 20% Restricted Stock Units Designed to encourage retention and long-term value creation. Vesting: Stock options and RSUs generally vest over four years in three approximately equal installments on the second, third, and fourth anniversaries of the grant date. The delay in the commencement of vesting further emphasizes the long-term performance focus of our LTI equity award program and enhances retention. The preceding pie charts are calculated using (i) the "Salary column from the "Summary Compensation Table" in our Executive Compensation Tables;(ii) the target annual cash incentive award in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards – Target" column in the table in footnote 2 to the "Grants of Plan-Based Awards" table in our Executive Compensation Tables; and (iii) the grant date fair value of annual grants of performance units, RSUs and stock options in the "Grant Date Fair Value of Stock and Option Awards" column of the "Grants of Plan-Based Awards" table in our Executive Compensation Tables. 2020 Total Target Direct Compensation Mix Purpose LTI Equity Awards Provide a direct link to the creation of stockholder value and execution of our strategy. Align NEO's interests with stockholders. Foster long-term focus and retention. Annual Cash Incentive Awards Our Compensation Committee annually approves Company performance goals that are designed to focus and align all staff members on delivering on our financial performance and operational objectives to support our strategic priorities to drive the execution of our strategy in the near- and longer-term. NEO performance is measured against these pre-established Company performance goals. Motivate NEOs to meet or exceed our Company performance goals to drive performance and position us for longer-term success via our strategy. Base Salary Provides a degree of financial certainty that helps us retain talent. Recognizes competitive market conditions and/or rewards individual peformance through periodic increases. LTI Equity Award Allocation 50% Performance Units Rights to earn shares of our Common Stock. Performance goals established at the beginning of each three-year period of the performance award program. Number of performance units earned is determined by our performance as measured against these pre-established performance goals at the end of the three-year performance period. No guarantee of any value realized from the grants; earned only if the specific performance goals are achieved over the performance period. 30% Stock Options* Aligned with stockholder interests as they only have value if the Companys stock price increases after grant. 20% Restricted Stock Units* Designed to encourage retention and long-term value creation. * Vesting: Stock options and RSUs generally vest over four years in three approximately equal installments on the second, third, and fourth anniversaries of the grant date. The delay in the commencement of vesting further emphasizes the long-term performance focus of our LTI equity award program and enhances retention. The preceding pie charts are calculated using (i) the "Salary column from the "Summary Compensation Table" in our Executive Compensation Tables;(ii) the target annual cash incentive award in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards – Target" column in the table in footnote 2 to the "Grants of Plan-Based Awards" table in our Executive Compensation Tables; and (iii) the grant date fair value of annual grants of performance units, RSUs and stock options in the "Grant Date Fair Value of Stock and Option Awards" column of the "Grants of Plan-Based Awards" table in our Executive Compensation Tables.

52       ï 2021 Proxy Statement

Compensation Discussion and Analysis

How Compensation Decisions Are Made For Our Named Executive Officers

Management reviews the Companys compensation programs CEO evaluates performance of the other NEOs and recommends Senior Management compensation to the Compensation Committee Compensation Committee evaluates the CEOs performance within the context of the financial and operational performance of the Company FW Cook advises the Compensation Committee regarding the appropriateness of Amgens NEO compensation and compensation programs relative to market practice Compensation Committee reviews and approves all NEO compensation and compensation programs in which our NEOs participate and oversees succession planning for our Senior Management

  Roles and Responsibilities

Compensation Committee Composed solely of independent directors and reports to the Board

•   Evaluates the performance of our CEO within the context of the financial, operational, and stock price performance of the Company.

•   Determines and approves compensation packages for our CEO, other NEOs, Executive Vice Presidents, Senior Vice Presidents, and Section 16 officers (collectively, “Senior Management”).

•   Reviews and approves compensation programs in which our NEOs participate.

•   Oversees the development and effective succession planning of our CEO and other members of Senior Management annually.

•   Exercises the sole authority to select, retain, replace, and/or obtain advice from compensation consultants, legal counsel, and other outside advisors and assesses the independence of each such advisor, taking into consideration the factors set forth in the SEC rules and The NASDAQ Stock Market listing standards.

•   Oversees the Board’s relationship with and response to stockholders on executive compensation matters and the Compensation Discussion and Analysis.

Consultant to the Compensation Committee Frederic W. Cook & Co., Inc., Independent consultant retained directly by the Compensation Committee

•   Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee.

•   Provides advice and studies on the appropriateness and competitiveness of our compensation program relative to market practice for our NEO compensation.

•   Provides advice and studies on our equity programs.

•   Provides advice on the selection of our peer group.

•   Consults on executive compensation trends and developments.

•   Consults and makes recommendations, when requested, on various compensation matters and compensation program designs and practices to support our business strategy and objectives.

•   Coordinates and reviews the appropriateness of market data compiled by management.

•   Works with management to assess the potential risks arising from our compensation policies and practices.

CEO Assisted by the Executive Vice President, Human Resources and other Company staff members

•   Conducts performance reviews of the other NEOs and makes recommendations to the Compensation Committee with respect to compensation of Senior Management other than himself.

•   Provides recommendations on the development of and succession planning for the members of Senior Management other than himself.

Annual performance reviews for each staff member include an assessment of delivery of performance in alignment with our Amgen Values, a set of principles established in 1996 that guide the way we conduct business:

Amgen Values:
• Be science-based;	• Trust and respect each other;
• Compete intensely and win;	• Ensure quality;
• Create value for patients, staff, and stockholders;	• Work in teams; and
• Be ethical;	• Collaborate, communicate, and be accountable.

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Compensation Discussion and Analysis

Use of Independent Compensation Committee Consultant

To assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and sought advice from FW Cook, an independent consultant. George B. Paulin, the Chairman of FW Cook, worked directly with the Compensation Committee in the roles and undertaking the responsibilities previously described in “How Compensation Decisions Are Made For Our Named Executive Officers” and, specifically for 2020, provided consultation regarding regulatory updates, selection of our peer group, consultation on market competitiveness for our LTI equity award practices, competitive practice for CEO compensation, and general market practices for NEO compensation.

During 2020, the Compensation Committee, as in past years, had responsibility for engaging FW Cook and directed the nature of the activity and interchange of data between FW Cook and management. In addition, the Governance and Nominating Committee engaged FW Cook to assist in its 2020 review of director compensation. For more information regarding the 2020 review of director compensation, see “Director Compensation—Changes to Director Compensation for 2021.” The Company did not engage FW Cook for any other services to the Company.

The Compensation Committee recognizes the unique demands of our industry, including its complex regulatory and reimbursement environment, and the challenges of running an enterprise focused on the discovery, development, manufacture, and commercialization of innovative medicines to address serious illness. The Compensation Committee believes that these unique demands require executive talent that has significant industry experience as well as, for certain key functions, specific scientific expertise to oversee research and development activities and the complex manufacturing requirements for biologic products. Further, the Compensation Committee believes that these very particular skills and capabilities limit the pool of talent from which we can recruit and also cause our employees to be highly valued and sought after in our industry.

On an annual basis, FW Cook reviews our peer group with the Compensation Committee to determine whether the peer group remains appropriate. In July 2020, FW Cook recommended the continued use of the objective criteria previously established and to make no changes to the peer group except to remove Allergan plc and Celgene Corporation from our peer group following their acquisitions by AbbVie Inc. and Bristol-Myers Squibb Company, respectively, both of which are current members of our peer group. Based, in part, on these recommendations from FW Cook, as well as a review of the objective criteria, the Compensation Committee determined that this peer group, modified in response to these acquisitions, composed of 14 companies (nine of which are based in the U.S.) remains appropriate.

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Compensation Discussion and Analysis

How We Establish Our Peer Group

2020 Peer Group Companies Biotechnology and pharmaceutical companies with which we compete for executive talent.
Objective Criteria Considered	2020 Peer Group (Companies in blue also list Amgen as a peer)

•   GICS codes of biotechnology (352010) and pharmaceuticals (352020);

•   12-month average market capitalization between 0.25 and 4.0x that of Amgen’s average market capitalization for the same period(1);

•   Trailing four-quarter revenues between 0.25 and 4.0x that of Amgen’s revenues(1);

•   Non-U.S. peers limited to those commonly identified as a “peer of peers”;

•   Competitors for executive talent;

•   Companies of comparable scope and complexity;

•   Competitors for equity investor capital;

•   Companies that identify us as their direct peer; and

•   Companies with similar pay practices.

•   AbbVie Inc.

•   AstraZeneca plc

•   Biogen Inc.

•   Bristol-Myers Squibb Company

•   Eli Lilly and Company

•   Gilead Sciences, Inc.

•   GlaxoSmithKline plc

•   Johnson & Johnson

•   Merck & Co., Inc.

•   Novartis AG

•   Pfizer Inc.

•   Regeneron Pharmaceuticals, Inc.

•   Roche Holding AG

•   Sanofi S.A.

Removed effective July 2020:

•   Allergan plc

•   Celgene Corporation

(1)	For purposes of the 2020 peer group analyses:

	Market Capitalization(a)	Revenues(b)
Amgen	$125 billion	$24 billion
Relative Peer Group Position	3rd Quartile (above median)	2nd quartile

(a)	Represents the 12-month average market capitalization as of May 31, 2020.
(b)

Represents revenues for the trailing four quarters ended March 31, 2020. Revenues for GlaxoSmithKline plc, Roche Holding AG, and Sanofi S.A. were converted into U.S. dollars using Standard & Poor’s Capital IQ.

Peer Group Data Sources

Our primary data sources for evaluating all elements of compensation for our CEO is data compiled by FW Cook from SEC filings of our peer group, including for the 25th, 50th, and 75th percentiles of the specific compensation elements paid to CEOs in our peer group. For our other NEOs, our primary data sources for evaluating all elements of compensation are the Willis Towers Watson Pharmaceutical Human Resources Association Executive Compensation Survey, or PHS Survey, which provides peer company data, augmented by the available data from proxy statements filed with the SEC for companies in our peer group. The Executive Vice President, Global Commercial Operations role is well-matched in the PHS Survey. However, this role is not consistently well-represented in the peer group proxy statements and, as a result, to reflect the scope and criticality of the role, is instead benchmarked to the second highest paid named executive officer in such filings. Further, as a result of our single business unit structure, the Executive Vice President, Operations role is not well-matched in either the PHS Survey or the peer group proxy statements as this role at our Company oversees a significantly broader scope of responsibilities. Due to this lack of comparability, the compensation for the Executive Vice President, Operations is compared to that of our other Executive Vice President roles that are generally similar in size and scope. Based on this data (to the extent applicable), the Compensation Committee is presented with a comparison of each NEO on a position or pay rank basis with an analysis of each element of direct compensation for such NEO at the 50th and 75th percentile of the peer group. Because PHS Survey and proxy statement data is only available for the previous calendar year, consistent with generally accepted practice, base pay data is aged forward to the current year based on expected salary movement. Annual cash incentive award and LTI equity award market data are not adjusted for aging.

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Compensation Discussion and Analysis

The “Market Median,” as applicable, is determined for our CEO and our other NEOs based on the prior year’s compensation and is reviewed by the Compensation Committee to inform compensation decisions made in March of each year as follows:

Market Median

CEO (compiled by FW Cook)	Other NEOs

• 50th percentile of each compensation element paid to CEOs in our peer group in the previous year from proxy statements.

•   Average of the 50th percentile of each compensation element of our peer group from the PHS Survey and proxy statements in the previous year (with base pay data aged forward to the current year) modified for the Executive Vice President, Global Commercial Operations and Executive Vice President, Operations roles as described above.

Elements of Compensation and Specific Compensation Decisions

Described below are our three primary elements of executive compensation in order of magnitude: LTI equity awards; annual cash incentive awards; and base salaries.

Long-Term Incentive Equity Awards

Our compensation program aims to achieve the appropriate balance of compensation elements relative to the responsibilities of our staff members, with the result that the largest proportion of compensation for our CEO and the other NEOs is in the form of LTI equity awards that are risk-based and closely aligned with the creation of long-term stockholder value. For 2020, equity-based compensation represents 78% of our CEO’s target compensation and 67% of target compensation for our other NEOs, and 50% of annual equity awards are in the form of long-term performance units. In addition, while being mindful of stockholder dilution (see below), we also grant LTI equity awards each year to nearly all of our staff members worldwide to increase staff awareness of how our performance impacts stockholder value. We believe that our practice of granting equity-based compensation broadly has been a significant factor in advancing our strategic priorities by aligning all of our staff members’ (including our NEOs’) interests with those of our stockholders, rewarding execution of our strategy, fostering long-term focus, and enhancing retention.

We Continue to Exercise Discipline in the Grant of Long-Term Incentive Equity Awards—Monitoring Dilution and Annual Equity Usage

Our Compensation Committee balances the use of equity to align staff members with our stockholders while striving to limit stockholder dilution to that amount which investors would expect to experience with members of our peer group. Annually, LTI equity award grant guidelines are established for each Company job level targeting the 50th percentile of our peer group for levels for which equity data is broadly available, setting an annual LTI equity award budget at approximately the 50th percentile of our peer group, and reviewing the Shareholder Value Transfer (SVT) associated with the proposed aggregate LTI equity award grants to ensure that our SVT is aligned with our peer group practices. (For certain lower job levels where data is not as comprehensive, we have developed guidelines that trend in-line with available data and consider internal equity.) As illustrated, the resulting dilutive effect has generally trended downward.

Amgen Historical Outstanding Potential Dilution(% Shares Outstanding)

56       ï 2021 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Equity Award Mix

As part of its annual evaluation of our LTI equity award practices, the Compensation Committee reviewed our LTI equity award mix with FW Cook and elected to maintain the previous year’s LTI equity award allocation for 2020 given its pay-for-performance alignment. As such, 80% of our annual equity award value continued to be delivered as performance-based LTI equity awards consisting of performance units (50%) and stock options (30%). Time-vested RSUs, designed to foster retention, continued to comprise the remaining 20% of equity value. Both our stock options and RSUs generally vest over four years (with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date). The delay in the commencement of vesting furthers the longer-term performance emphasis of our LTI equity award program and enhances retention.

LTI Equity Award Allocation

Performance Units 50% Stock Options 30% (earned at the end of a three-year performance period) RSUs 20%

Value of 2020 Annual Long-Term Incentive Equity Awards

Based on a review of Company and executive performance and market data, the Compensation Committee determined to grant the following annual LTI equity award grant values to our CEO and the other NEOs in March 2020, with an effective grant date of May 5, 2020, the third business day after the announcement of our first quarter 2020 earnings results.

Named Executive Officer	Performance Units(1) ($)	Stock Options ($)	Restricted Stock Units ($)	Total Equity Value Granted ($)	2019 Market Median(2) ($)	Difference vs. Market Median Over/(Under) (%)

Robert A. Bradway	7,200,000	4,320,000	2,880,000	14,400,000	12,087,000	19.1

Murdo Gordon	2,050,000	1,230,000	820,000	4,100,000	3,864,979	6.1

David M. Reese	2,050,000	1,230,000	820,000	4,100,000	4,037,510	1.5

Peter Griffith	2,000,000	1,200,000	800,000	4,000,000	3,452,188	15.9

Esteban Santos(3)	2,000,000	1,200,000	800,000	4,000,000	n/a	n/a

(1)	The 2020-2022 performance period runs from January 1, 2020 through December 31, 2022.
(2)	For more information regarding the determination of the Market Median, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously discussed.
(3)	As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources,” no comparable market data is available for Mr. Santos.

Based on the Compensation Committee review of the market data in March 2020, the Compensation Committee approved an increase in Mr. Bradway’s LTI equity award value from $14 million to $14.4 million to recognize his sustained and successful leadership of the Company through a period of transformation to meet the challenges of an evolving biopharmaceutical marketplace. The Compensation Committee approved an increase in the LTI equity award value from $4 million to $4.1 million for Mr. Gordon to recognize his leadership of our Commercial team through a transition period and his positioning of our Commercial team for a period of volume-driven growth. The Compensation Committee approved an increase in the LTI equity award from $4 million to $4.1 million for Dr. Reese to bring Dr. Reese’s total direct compensation closer to the Market Median and to reflect the importance of his contributions to the Company since his promotion to Executive Vice President in July 2018. Mr. Griffith became the

Company’s Executive Vice President and Chief Financial Officer on January 1, 2020 and, based on the Compensation Committee’s review of March 2020 market data, Mr. Griffith was granted an equity award value of $4 million, the same LTI equity award value that his predecessor in the position had received, in recognition of the value of his expertise. The Compensation Committee granted Mr. Santos an LTI equity award value of $4 million as his role is compared to that of our other Executive Vice President roles (as previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources”). The Compensation Committee concluded that the LTI equity award values granted were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially “at risk,” performance-based, and focused on the longer-term.

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Compensation Discussion and Analysis

Performance Award Program 2018-2020 Performance Period Performance Units Earned

At the end of the 2018-2020 performance period, our performance with respect to our non-GAAP operating measures was calculated for each year of the performance period, resulting in 89.4% earned for 2018, 110.6% earned for 2019, and 80.2% earned for 2020. These annual operating measure percentage calculations were then averaged for a total operating measures score of 93.4% for the three-year performance period. Based on our TSR ranking of the 62.8th percentile relative to the TSRs of the companies in the S&P 500, the total operating measures score of 93.4% was increased by +15.4 percentage points, resulting in a payout of 108.8% of target performance units granted. For the 2018-2020 performance period, this payout percentage resulted in the following number of shares of Common Stock being earned. Each earned performance unit converted to one share of Common Stock upon the payout date of March 19, 2021. For additional information on the specific targets and actual performance and calculation of amounts earned, see the detailed description of the 2018-2020 performance period previously discussed on pages 48-49.

Named Executive Officer	Performance Units Value Granted (Target) ($)	Number of Performance Units Granted (#)	Number of Shares of our Common Stock Earned(1) (#)

Robert A. Bradway	6,250,000	33,107	39,253

Murdo Gordon(2)	n/a	n/a	n/a

David M. Reese(3)	450,000	2,383	2,825

Peter Griffith(4)	n/a	n/a	n/a

Esteban Santos	1,400,000	7,416	8,792

(1)	Includes dividend equivalents earned on these amounts rounded down to the nearest whole number of shares (excluding fractional shares paid in cash).
(2)

Mr. Gordon commenced employment with the Company effective September 3, 2018 after the participants for the 2018-2020 performance period had been determined. For a description of the performance unit award granted to Mr. Gordon in connection with his employment, see the subsection “Performance Units Earned Under Initial Hire Performance Unit Award to Mr. Gordon” below. For a full description of the new-hire LTI equity awards granted to Mr. Gordon in connection with the commencement of his employment, see the subsection “Non-Direct Compensation and Payouts in Certain Circumstances—Change of Control Benefits and Offer Letter with Limited Severance Benefits—Offer Letter—Mr. Gordon” below.

(3)

At the time of the 2018-2020 performance period grant, Dr. Reese served as the Company’s Senior Vice President, Translational Sciences and Oncology. He was promoted to the role of Executive Vice President, Research and Development effective July 26, 2018.

(4)

Mr. Griffith commenced employment with the Company in late 2019. For a full description of the new-hire LTI equity awards granted to Mr. Griffith in connection with the commencement of his employment, see the subsection “Non-Direct Compensation and Payouts in Certain Circumstances—Change of Control Benefits and Offer Letter with Limited Severance Benefits—Offer Letter—Mr. Griffith” below.

Performance Units Earned Under Initial Hire Performance Unit Award to Mr. Gordon

To induce Mr. Gordon to join us and to provide long-term incentives that are in alignment with stockholder interests, a performance unit award valued at $3.5 million was granted to Mr. Gordon on November 2, 2018 (the first eligible grant date, per our grant practices, after Mr. Gordon’s start date) with a performance period of November 2, 2018 through December 31, 2020. This performance unit award had substantially the same terms and conditions as the existing performance award goal design for the 2018-2020 performance period except modifications intended to address the different grant date.

These modifications consist of using the November 2, 2018 grant date as the TSR start date and excluding the 2018 operating measures given Mr. Gordon’s late 2018 start date. At the end of Mr. Gordon’s performance period, our performance for our non-GAAP operating measures was calculated for 2019 and 2020 and averaged for a total operating measures score of 95.4% for the performance period and decreased by -0.1 percentage points for a TSR ranking of the 49.9th percentile for Mr. Gordon’s performance period, resulting in a payout of 95.3% of target performance units granted. This resulted in 18,128 shares of Common Stock being delivered at the payout date of March 19, 2021.

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Compensation Discussion and Analysis

2019-2021 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the

beginning of the three-year performance period

The Compensation Committee constructed the 2019-2021 performance period (January 1, 2019 to December 31, 2021) design with two non-GAAP operating measures of EPS growth and ROIC weighted equally in each year (one-half per measure). All operating measures and goals were established at the beginning of the 2019-2021 performance period. The Compensation Committee retained the same general performance award goal design as for the 2018-2020 performance period (as shown above), including the requirement that the TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

2020 Operating Measures and Performance for the 2019-2021 Performance Period

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (90%)	Target (100%)	High (110%)	Maximum (170%)	2020 Performance
EPS Growth ($)						122.0%
	≤$8.00	$10.00	$13.07	$16.00	≥$19.00
				($16.60 actual)
ROIC (%)						90.1%
	≤21%	27%	35%	43%	≥49%
		(27.1% actual)
						106.0%

2019-2021 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1) Operating Measures	2019(2)	2020	2021	2019-2021 Average Operating Measures
EPS Growth ($)	108.8% ($14.82)	122.0% ($16.60)	Pre-established and to be disclosed(3)	TBD
ROIC (%)	92.2% (30.8%)	90.1% (27.1%)		TBD
	100.5%	106.0%	TBD	TBD

2019-2021 S&P 500 Relative TSR(4) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥ 75th percentile = 30% (Maximum)

Amgen TSR = 50th percentile = 0% (Target)

Amgen TSR ≤ 25th percentile = -30% (Minimum)

If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

2019-2021 Performance Period Award Calculation 2019-2021 Non-GAAP(1) Operating Measures EPS Growth ROIC 2019-2021 Amgen Relative TSR Performance Final Payout Multiplier (0-200% of target)

(1)	The 2019 and 2020 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2019-2021 performance period are as reported and reconciled in Appendix B.
(2)	Our targets for our 2019 performance were disclosed under the 2019-2021 performance goals in our 2020 proxy statement filed with the SEC on April 7, 2020.
(3)	2021 targets are pre-established, but are not being disclosed at this time as they are competitively sensitive.
(4)	TSR Measurement Points = Average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

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Compensation Discussion and Analysis

2020-2022 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the

beginning of the three-year performance period

The Compensation Committee constructed the 2020-2022 performance period (January 1, 2020 to December 31, 2022) design with the same two non-GAAP operating measures as the 2019-2021 performance period of EPS growth and ROIC weighted equally in each year (one-half per measure) and the same TSR modifier performance measures. See the detailed description of the 2020-2022 performance period previously discussed.

2020 Operating Measures and Performance for the 2020-2022 Performance Period

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (80%)	Target (100%)	High (120%)	Maximum (170%)	2020 Performance
EPS Growth ($)						155.7%
	≤$13.00	$14.80	$15.18	$15.60	≥$17.00
				($16.60 actual)
ROIC(2) (%)						85.8%
	≤18%	20%	21.5%	23%	≥25%
		(20.4% actual)
						120.8%

2020-2022 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1) Operating Measures	2020	2021	2022	2020-2022 Average Operating Measures
EPS Growth ($)	155.7% ($16.60)	Pre-established and to be disclosed(3)		TBD
ROIC(2) (%)	85.8% (20.4%)			TBD
	120.8%	TBD	TBD	TBD

2020-2022 S&P 500 Relative TSR(4) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥ 75th percentile = 30% (Maximum)

Amgen TSR = 50th percentile = 0% (Target)

Amgen TSR ≤ 25th percentile = -30% (Minimum)

If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

2020-2022 Performance Period Award Calculation 2020-2022 Non-GAAP(1) Operating Measures EPS Growth ROIC 2020-2022 Amgen Relative TSR Performance Final Payout Multiplier (0-200% of target)

(1)	The 2020 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2020-2022 performance period are as reported and reconciled in Appendix B.
(2)

For the 2020-2022 performance period ROIC includes cash in invested capital to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing potential disincentives for acquisitions that could yield innovative medicines and drive shareholder value.

(3)	2021 and 2022 targets are pre-established, but are not being disclosed at this time as they are competitively sensitive.
(4)	TSR Measurement Points = Average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

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Compensation Discussion and Analysis

Performance Award Goal Design for the 2021–2023 Performance Period

As part of its regular review and consideration of the performance award program, the Compensation Committee evaluated potential performance award goal designs for the 2021-2023 performance period (January 1, 2021 to December 31, 2023) with input from management and FW Cook at its December 2020 and March 2021 meetings. Based on such evaluations, the Compensation Committee retained the 2020-2022 performance period goal design for the 2021-2023 performance period as described previously. The Compensation Committee also retained the requirement that the TSR modifier could not effect a payout greater than target if our absolute TSR over the performance period was less than 0.

Dividend Equivalents

RSUs and performance units have dividend equivalent rights. Such dividend equivalents are payable only when, and to the extent, the underlying RSUs and performance units are vested, earned, and converted to shares of Common Stock. The dividend equivalents may be paid in stock (with cash paid for fractional shares) or in cash at the Compensation Committee’s election. Stock options do not have dividend equivalent rights.

Plan Minimum Vesting Period of One Year; Actual Minimum Generally Two Years

Mindful of stockholder concerns and best practices, our equity incentive plan requires that at least 95% of all equity awards, including RSUs, restricted stock, stock options, performance awards, and dividend equivalents granted to staff members (including NEOs) will be subject to a minimum vesting period of no less than one year. Our annual stock option and RSU grants generally vest over four years in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date. This delayed vesting schedule further underscores the long-term focus of our LTI equity award program and enhances retention of staff members.

Long-Term Incentive Equity Awards Granted to Named Executive Officers in 2021

In March 2021, the Compensation Committee reviewed the LTI equity award grant values proposed to be granted to NEOs in 2021. The Compensation Committee approved an increase in Mr. Bradway’s LTI equity award value from $14.4 million to $15.9 million to recognize his successful leadership of the Company during the pandemic, as well as of the accelerated Otezla integration, the successful execution of the BeiGene collaboration, and the advancement of new approaches to the business’ activities that support the long-term growth of the Company. The Compensation Committee approved increased LTI equity award grant values for Mr. Gordon (from $4.1 million to $5 million), Dr. Reese (from $4.1 million to $4.8 million), and Mr. Santos (from $4 million to $4.75 million) to recognize their successful leadership of their respective functions during the pandemic, as well as of the strong execution of the accelerated Otezla integration, the BeiGene collaboration, and activities to enable the Company’s long-term growth. Given that 2020 was Mr. Griffith’s first year in the Chief Financial Officer role, while recognizing the breadth and importance of Mr. Griffith’s contributions to the Company’s performance during a global pandemic, Mr. Griffith’s LTI equity award value was maintained at $4 million. The Compensation Committee concluded that the LTI equity award values granted were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially “at risk,” performance-based, and focused on the longer-term.

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Compensation Discussion and Analysis

Annual Cash Incentive Awards

Executive Incentive Plan

Annual cash incentive awards to our NEOs are generally made under our stockholder-approved Executive Incentive Plan, or EIP, which employs a formula that establishes a maximum award possible for each participant based on our non-GAAP net income(1). For 2020, each of our NEOs was a participant in the EIP. This year, as in the past, actual awards under the EIP are determined by the Compensation Committee using its negative discretion under the EIP, with award determinations based on Company performance against the composite final score of the pre-established 2020 Company performance goals. In evaluating and confirming this approach, the Compensation Committee also considers the contributions of each participant’s role to our success during the year.

In March 2020, the Compensation Committee determined for the EIP participants, the definition of non-GAAP net income(1), the maximum award payable for each participant, and the target annual cash incentive award opportunities. In addition, the Compensation Committee determined the plan design for the Global Management Incentive Plan, or GMIP, and Global Performance Incentive Plan, or GPIP, and the 2020 Company performance goals and weightings, and the percentages payable for threshold, target, and maximum performance.

Target Annual Cash Incentive Award Opportunity

After review of market data, the Compensation Committee determined that the target annual cash incentive award opportunities for our NEOs would remain the same as those of 2019 (150% of base salary for Mr. Bradway and 100% for each of the other NEOs).

The maximum award under the EIP continued to be expressed as the EIP non-GAAP net income(1) definition and, consistent with past years, was 0.125% for our CEO and 0.075% for each of the other NEOs. As discussed previously, both historically and in 2020, the Compensation Committee has paid well below the maximum award permitted under the EIP based on a practice of exercising negative discretion by using the Company performance goals composite final score under our GMIP as applied to the participant’s target annual cash incentive award opportunity to determine actual awards.

2020 Company Performance Goals

While all of the goals measure single-year performance, taken as a whole, they are intended to positively position us for both near- and long-term success, support our strategic priorities, and create stockholder value. The 2020 Company performance goals approved by the Compensation Committee were based on our 2020 budget and forecast at the time of such approval and are discussed on the following page.

For the 2020 Company performance goals, in early March 2020, management recommended, and the Compensation Committee reviewed and concurred with, replacing “Execute Critical Launches and Long-Term Commercial Objectives” and “Achieve Productivity Objectives” with the new annual priorities of “Fund Innovation Through Productivity” and “Ensure Successful Integrations and Transitions” as goals that create productivity and add an emphasis on the integration-related priorities given the Company’s 2019 acquisition of Otezla and the January 2020 commencement of the BeiGene collaboration. The amount earned is based on performance against the original goals, which were not modified to address the effects of the global pandemic.

(1)	Non-GAAP net income for purposes of the EIP is as reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2020 Company Performance Goals and Results

The table below illustrates the goals established, the weighting of each goal, and our actual performance for 2020. Payouts can range from 0% to a maximum of 225% of target annual cash incentive award opportunity for each metric and the final Company Performance Goals Score cannot exceed 225%. For additional discussion regarding our performance, please see “Aligning Pay With Performance, Executing on Our Strategic Priorities, and Delivering During the COVID-19 Pandemic.”

Deliver Results (60% weighting)		Weighted Score Achieved 100.5%

($ In Millions)

Equally focused on top- and bottom-line growth and assigned the largest percentage, consistent with the fundamental importance of financial performance to us and our stockholders in both the near- and long-term. No amounts can be earned for below-threshold performance for our financial metrics.

Goals	Weighting	Threshold	Target	Maximum	Achieved
Revenues	30%	$23,750	$25,250	$26,750	$25,424 109.9%

Non-GAAP Net Income(1)	30%	$8,016	$8,883	$9,750	$9,795 225.0%

Certain measurements of performance for the non-financial metrics are subjective in nature and could result in a very small payout percentage (less than 1% of an annual cash incentive award).

Progress Innovative Pipeline (30% weighting)	Weighted Score Achieved 28.1%

Measures progress on both early- and later-stage product candidates to focus us on executing key clinical studies and delivering a robust product pipeline at all stages of the development continuum, which we believe is critical to our continued success over both the near- and long-term.

Goals	Weighting	Results	Achieved
Advance Early Pipeline	10%

•  We generated a total of eight product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), including for product candidates for inflammation (neuropathic pain, atopic dermatitis), oncology (colorectal cancer, and potentially other EGFR-expressing solid tumor indications, NSCLC, pancreatic cancer) and cardiometabolic (obesity, diabetes) therapies.

•  We initiated six first-in-human studies, including for product candidates being studied in prostate cancer, metastatic gastric, gastric, and gastroesophageal junction cancer, solid tumors, and obesity.

•  We advanced two programs through the early-to-late stage portal:

-  AMG 160 (a half-life extended anti-PSMA x anti-CD3 BiTE®) being investigated as a treatment for prostate cancer; and

-  AMG 404 (a human anti-PD-1 monoclonal antibody) being investigated as a treatment for solid tumors.

			125.0%

Execute Key Clinical Studies and Regulatory Filings	20%	• We achieved key clinical study milestones for sotorasib, Otezla, Aimovig, and omecamtiv mecarbil. • We completed key regulatory filings for sotorasib, Otezla, Aimovig, Prolia, BLINCYTO, and RIABNI (biosimilar rituximab (Rituxan®)). • However, as a consequence of paused or delayed enrollments of certain clinical trials due to COVID-19, our performance against this goal was negatively affected.	77.8%

Deliver Annual Priorities (10% weighting)	Weighted Score Achieved 14.0%

Goals	Weighting	Results	Achieved

Ensure Successful Integrations and Transitions— Focuses on integrating our acquisition of Otezla and collaboration with BeiGene	5%

•  For Otezla: We acquired Otezla in November 2019 and exceeded our integration milestones set for 2020, including by transitioning and integrating Otezla into our business on an accelerated basis (realizing higher efficiencies and cost savings), and achieving key clinical milestones and regulatory filings. This level of achievement allowed us to better serve patients by providing uninterrupted supply of Otezla and advancing additional therapeutic indications for this medicine.

•  For BeiGene, our successful execution on our collaboration allows us to serve patients by making our products widely available in China and for 2020 includes:

-  We achieved operational readiness to enable BeiGene to assume commercial responsibility for XGEVA, KYPROLIS, and BLINCYTO. We achieved product approval in 2020 in China for BLINCYTO and XGEVA. Approval of KYPROLIS was submitted and is under review in China. XGEVA was added to the National Drug Reimbursement List in China.

-  We achieved our goals set for clinical trial execution system readiness and transitioned commercial and medical responsibilities and materials in China to BeiGene for XGEVA, BLINCYTO, and KYPROLIS and we transferred regulatory responsibility in China for these collaboration products.

			177.9%

Fund Innovation Through Productivity— Focuses on gross operating expense savings	5%

•  We established a target of $300 million of gross operating expense savings and realized approximately $304 million of such savings. These productivity savings helped to free up and focus resources on those opportunities that can generate the most value for patients and for our business (such as additional investment in research and development to advance our pipeline, launching new products and further growing those already on the market, and expanding our geographic presence). These results exclude adjustments that are unrelated to productivity (including operating expense savings related to COVID-19).

			104.2%

2020 Company Performance Goals Final Score	Achieved 142.6%

(1)	Non-GAAP net income for purposes of the 2020 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2020 Annual Cash Incentive Awards

As shown in the table above, our performance against the 2020 Company performance goals yielded a composite final score of 142.6% and the Compensation Committee awarded actual annual cash incentive awards under the EIP to our NEOs based on this composite final score. No further discretion was employed.

Named Executive Officer	Target Opportunity (% of Base Salary)	Target 2020 Award($)	Actual 2020 Award($)(1)
Robert A. Bradway	150	2,450,769	3,495,000
Murdo Gordon	100	1,046,746	1,493,000
David M. Reese	100	1,006,969	1,436,000
Peter Griffith	100	990,562	1,413,000
Esteban Santos	100	970,308	1,384,000

(1)	Calculated in accordance with the 2020 Company performance goals composite final score based on actual 2020 earned base salary.

2021 Company Performance Goals

In March 2021, the Compensation Committee established Company performance goals for 2021 performance under our GMIP as follows:

2021 Company Performance Goals

60%	Deliver Results

• Revenues (30%) • Non-GAAP Net Income (30%)

30%	Progress Innovative Pipeline

• Execute Key Clinical Studies and Regulatory Filings (20%) • Advance Early Pipeline (10%)

10%	Deliver Annual Priorities

• Environmental, Social and Governance (5%) • Digital Transformation (5%)

The Compensation Committee added new annual priorities of “Environmental, Social and Governance” and “Digital Transformation” as goals that focus the Company on supporting achievement of our 2027 environmental sustainability targets and Company-wide activities that strengthen and improve the Company’s diversity, inclusion, and belonging efforts, and digital transformation activities that enable speed and, in turn, value creation.

In March 2021, the Compensation Committee reviewed the target incentive award opportunity for each NEO and determined that the existing target incentive award opportunity for each NEO remains appropriate. No changes were made to the target incentive award opportunity for any NEO.

Base Salaries

Generally, in March of each year, the Compensation Committee reviews the peer group data compared with the available Market Median, considers our performance, market conditions, retention, and other such other factors deemed relevant, and receives management’s, including our CEO’s, assessment of the performance of each of the other NEOs, and recommendations regarding any base salary adjustments for them. The Compensation Committee uses our CEO’s evaluation of the performance of the NEOs (other than himself), the Compensation Committee’s own evaluation of our CEO’s performance, information with respect to each NEO’s experience and other qualifications, the Market Median for each available position and market conditions to determine each NEO’s base salary. No increase in base salary is automatic or guaranteed. For more information regarding the determination of Market Median, the peer group data reviewed, and the Executive Vice President, Operations role, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

In early March 2020, the Compensation Committee reviewed the market competitiveness of each NEO’s base salary employed at the time based on available Market Median data and such executive officer’s performance, experience and other qualifications, as well as the Company’s overall performance. In alignment with the base salary increases made to staff members generally, the Compensation Committee increased Messrs. Bradway, Gordon, Griffith and Santos’ respective base salaries by 2.5%. For Dr. Reese, to bring his base salary closer to the Market Median for his position, the Compensation Committee increased his base salary by 4%.

64       ï 2021 Proxy Statement

Compensation Discussion and Analysis

2020 Base Salary Market Position

The 2020 base salaries as in effect at the end of 2020 and the Market Median position as reviewed by the Compensation Committee in March 2020 are shown in the table below:

Named Executive Officer	2019 Base Salary ($)	Increase (%)	2020 Base Salary ($)	2019 Market Median ($)	Difference vs. Market Median Over/(Under) (%)
Robert A. Bradway	1,600,000	2.5	1,640,000	1,583,000	3.6
Murdo Gordon	1,025,000	2.5	1,050,700	1,044,665	0.6
David M. Reese	973,800	4.0	1,013,000	1,106,303	(8.4)
Peter Griffith	970,000	2.5	994,300	1,002,771	(0.8)
Esteban Santos(1)	950,000	2.5	974,000	n/a	n/a

(1)	As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources,” no comparable market data is available for Mr. Santos.

2021 Base Salary Adjustments

In March 2021, the Compensation Committee reviewed the market competitiveness of each NEO’s base salary based on a review of market data and such executive officer’s performance, experience and other qualifications, as well as the Company’s overall performance. In alignment with the base salary increases made to staff members generally, the Compensation Committee increased Messrs. Bradway, Gordon, Griffith, and Santos’ respective base salaries by 2%. The Compensation Committee increased Dr. Reese’s base salary by 5.6% to bring his base salary in-line with the Market Median for his position and to reflect the importance of his contribution to the Company in his role as Executive Vice President, Research and Development.

Total Target Annual Cash Compensation

Total target annual cash is the sum of the NEO’s base salary and target annual cash incentive award. The Compensation Committee believes that reviewing our NEOs’ total target annual cash compensation, in addition to the available Market Median for each element of compensation, provides a useful check in making compensation decisions.

In March 2020, the Compensation Committee reviewed total target annual cash compensation for each NEO compared to the available market data and historical total target annual cash compensation figures as depicted below. For Mr. Santos, the compensation for his role as Executive Vice President, Operations is compared to that of our other Executive Vice President roles. The Compensation Committee noted such total target annual cash compensation was generally below the Market Median for available positions, with the exception of Mr. Bradway. For Mr. Bradway, who was slightly above the Market Median as a result of changes at our peer companies that narrowed the spread between the median and the 75th percentile, the Compensation Committee found such positioning to be appropriate given Mr. Bradway’s sustained leadership in the CEO role. For more information regarding the determination of Market Median, the peer group data reviewed, and the Executive Vice President, Operations role, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

Total Target Annual Cash Compensation

Total target annual cash compensation reviewed by the Compensation Committee in March 2020 prior to the compensation changes being made are shown in the table below:

Named Executive Officer	2020 Amgen Target Total Annual Cash ($)	2019 Market Median ($)	Difference vs. Market Median Over/(Under) (%)
Robert A. Bradway	4,100,000	3,958,000	3.6
Murdo Gordon	2,101,400	2,117,140	(0.7)
David M. Reese	2,026,000	2,318,594	(12.6)
Peter Griffith	1,988,600	2,029,200	(2.0)
Esteban Santos(1)	1,948,000	n/a	n/a

(1)	As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources,” no comparable market data is available for Mr. Santos.

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Compensation Discussion and Analysis

Perquisites

Perquisites are limited in both type and monetary value. The Compensation Committee believes, however, that certain perquisites facilitate the efficient operation of our business, allowing our NEOs to better focus their time, attention, and capabilities on our Company, permit them to be accessible to the business as required, alleviate safety and security concerns, and assist us in recruiting and retaining key executives. The perquisites provided to our NEOs generally include an allowance for personal financial planning services, including tax preparation services (not to exceed $15,000 annually in aggregate), annual physical examinations, Company-paid moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf and, in limited instances, personal expenses when on business travel such as guests accompanying NEOs. Certain of our NEOs also have access to a Company car and driver and, subject to the approval of our CEO, the Company aircraft for personal use. Our CEO is encouraged to use our Company aircraft for all of his travel (business and personal) because the Compensation Committee believes that the value to us of making the aircraft available to our CEO, in terms of safety, security, accessibility, and efficiency, is greater than the incremental cost that we incur. No tax gross-up reimbursements are provided to NEOs, except in connection with reimbursement of moving and relocation expenses consistent with our other staff members and our general relocation policy.

We believe that providing tax gross-up reimbursements on the applicable moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate on the Company’s behalf is appropriate because it treats these executives in a similar manner as non-executives under our Company-wide policy which is designed to incentivize optimal deployment of our human resources in support of the Company’s strategy. It also assists in the attraction and retention of the executive talent necessary to compete successfully.

We provide limited home sale loss assistance for Senior Vice Presidents and above in connection with relocations that benefit us and are at our request, and in certain new hire situations. We do not provide tax gross-ups for assistance with loss on sale of a home. Our limited home sale loss assistance serves as an important tool in inducing senior management to fully commit to their new role and relocation.

Our Company-wide policy includes a repayment provision applicable to all staff members (including our NEOs) that requires a new staff member hired from outside the Company or staff members who accept an assignment and relocate, to repay us for moving and relocation expenses and home loss assistance incurred by us in the event that the staff member does not complete the move, resigns, or is discharged for cause within two years of the employment start date or relocation date, as applicable (with a pro-rata refund in the second year).

Compensation Policies and Practices

Recoupment

Clawback Policy. We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers, including our NEOs, if it is subsequently determined that the amounts of such compensation were based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.

Equity Recoupment Policy. In the course of our engagement activities, we explored with certain stockholders additional recoupment mechanisms. In December 2020, after discussions of recoupment mechanisms, the Compensation Committee adopted an executive officer equity recoupment policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of stock options (granted after December 31, 2020) in the event an executive officer is terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement). If an executive officer is subject to an investigation potentially implicating conduct that could result, or may have resulted, in serious financial or reputational damage to the Company, the Company may freeze access to any unvested equity awards regardless of grant date and any vested but unexercised stock options granted after December 31, 2020, during the investigation, and such unvested equity awards and unexercised stock options may ultimately be subject to forfeiture and cancellation.

Cash Incentive Award Recoupment. Our cash incentive award programs (EIP, GMIP, and GPIP) expressly allow the Compensation Committee, or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

These provisions and policies do not limit any other action that the Company could take against an employee, including other disciplinary actions (including termination), ordinary course performance considerations, disclosure of wrongdoing to the government, and pursuit of any other legal claims against such employees.

Stock Ownership and Retention Guidelines

Our stock ownership guidelines require our executives to hold a meaningful amount of our Common Stock, promote a long-term perspective in managing the Company, further aligning the interests of our executives and stockholders and mitigating potential compensation-related risk. Our guidelines require that each officer who has not met their ownership requirements must retain shares of our Common Stock acquired through the vesting of RSUs, the payout of performance units, and the exercise of stock options awarded (net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level.

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Compensation Discussion and Analysis

Stock Ownership Guidelines Requirements

The stock ownership guidelines for 2020 were:

Position	Stock Ownership Requirement	Compliance
Chief Executive Officer(1)	6x base salary	✓
Executive Vice President	3x base salary	✓
Senior Vice President	2x base salary	✓
Vice President	1x base salary	✓

(1)	Mr. Bradway holds approximately 72 times his base salary, or 12 times his stock ownership requirement as of October 16, 2020, the effective date of certifications.

The following holdings count towards satisfying these stock ownership requirements:

•	shares of our Common Stock beneficially held that are not subject to forfeiture restrictions;

•	shares of our Common Stock held through a 401(k) plan or other qualified pension or profit-sharing plan; and

•	shares purchasable with funds then allocated under our Employee Stock Purchase Plan.

Executives are generally given five years following their placement into a given job level to comply with these guidelines. Executives who are promoted to a status with a stock ownership level higher than the executive was previously required to satisfy, have three years to comply with the new ownership level if the executive has been subject to the stock ownership guidelines for five or more years. Once these ownership guidelines are met, executives are required to maintain such ownership until they change job levels or are no longer employed by us. As of October 16, 2020, the effective date of our executive certifications, all executive officers, including our NEOs, who were expected to meet such guidelines, were in compliance. Mr. Gordon commenced employment with our Company on September 3, 2018 and has until 2023 to meet his guidelines. Dr. Reese was promoted from Senior Vice President to an Executive Vice President role on July 26, 2018 and, as a result, now has until 2021 to comply with the new ownership level associated with the Executive Vice President role. Mr. Griffith commenced employment with our Company on October 23, 2019 and has until 2024 to meet his guidelines.

Insider Trading Policy and Practices

All staff members and our Board are prohibited from: (i) buying or selling our Common Stock while aware of any material nonpublic information; (ii) engaging in short sales with respect to our Common Stock; (iii) pledging or purchasing our Common Stock on margin(1); or (iv) entering into any derivative, hedging, or similar transactions with respect to our Common Stock, including any transactions that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Amgen stock. Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements, however denominated, in our securities.

Policies for Grants of Long-Term Incentive Equity Awards

In accordance with our equity awards policy, our regular annual LTI equity award grants are typically approved by the Compensation Committee (for grants of equity awards to Senior Management, including our NEOs) or the Equity Award Committee (for grants to all other staff members) with a grant date that is the third business day after the release of our next quarterly or annual earnings announcement after the date of determination by our Compensation Committee or Equity Award Committee, as applicable. Our NEOs may also receive special equity awards as determined by the Compensation Committee as new hires or for recognition and retention, promotions, or other purposes, but generally also only on the third business day after the release of our quarterly or annual earnings after the date of determination by our Compensation Committee and the relevant new hire, promotion, or other date.

Tally Sheets

The Compensation Committee annually reviews tally sheets for each NEO, setting forth all components of compensation, including compensation payable at termination, retirement, or a change of control. These tally sheets summarize the number of shares and the value at a given price of the LTI equity awards held by each NEO, as well as each NEO’s individual cumulative account balances in our benefit plans. These tools are employed by the Compensation Committee as a useful check on total annual compensation and the cumulative impact of our long-term programs and are considered important to understand both the overall and longer-term impact of compensation decisions.

The Compensation Committee may increase or decrease certain individual elements of compensation to align total compensation with peer group market data and to promote internal equity among our NEOs, other than our CEO, and use the information provided by these tally sheets to make such determination. No material adjustments to total compensation for any of our NEOs were made as a result of the review of these tally sheets by the Compensation Committee in 2020.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

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Compensation Discussion and Analysis

Stockholder Outreach—Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executivecompensation(1), which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices. All input from our stockholders is valuable and the Compensation Committee reviews your input and appreciates your time and effort in completing the survey.

Approach to Pricing Our Products

We are committed to pricing our products according to the value they deliver and employ flexible pricing approaches to help promote patient access. We have internal processes and controls in place to help ensure that pricing decisions are thoroughly and appropriately vetted prior to implementation with involvement from senior management. This process includes routine presentations to our Corporate Responsibility and Compliance Committee and our Board on drug pricing practices. Our strategy includes a focus on innovative drugs and biosimilars that can deliver volume-driven unit growth. In 2020, the average net price for Amgen medicines declined for a third straight year and our revenues benefited from volume-based growth globally, including across a number of our newer innovative medicines and biosimilars. We continue to disclose in our annual report on Form 10-K and our quarterly reports on Form 10-Q, the pricing trends significant to our business. We believe that we have the appropriate governance mechanisms, oversight and processes in place to ensure that pricing decisions are made in-line with our values and our mission to serve patients. In addition, our Compensation Committee annually completes a thoughtful and rigorous evaluation of our executive compensation program for alignment with our mission to serve patients and deliver stockholder value without encouraging excessive or inappropriate risk-taking by our executives. A full description of risk management by our Compensation Committee and our ESG efforts can be found in the “CORPORATE GOVERNANCE” section, including the subsections “—Compensation Committee Risk Management” and “—Our Approach to Environmental Sustainability, Social Responsibility, and Human Capital Management.”

Non-Direct Compensation and Payouts in Certain Circumstances

Change of Control Benefits and Offer Letter With Limited Severance Benefits

Our CEO and other NEOs are participants in our double-trigger Change of Control Severance Plan discussed below. In connection with new hires, we typically enter into offer letters detailing their initial compensation and requirements to pay back certain elements of compensation. To attract talented executives from outside the Company, our offer letters generally include severance terms that apply to terminations initiated by us and occur for reasons other than for “cause” within three years from the date of hire. These benefits are generally provided to officer-level candidates to provide an incentive for them to join us by reducing the risks associated with making such a job change. Other than the foregoing, our CEO and NEOs are not covered by contractual arrangements that provide for severance or other benefits in the event of termination.

Offer Letter—Mr. Gordon

Mr. Gordon, who commenced employment as our Executive Vice President, Global Commercial Operations, on September 3, 2018, is currently subject to an offer letter that was negotiated in connection with his hiring. The terms of the offer letter were approved by the Compensation Committee. Mr. Gordon’s offer letter included our standard relocation assistance to facilitate Mr. Gordon’s relocation from New Jersey to California. We also agreed to provide Mr. Gordon with RSUs valued at $6.4 million. To align with the value being replaced, this grant vests over three years beginning on the first anniversary of the grant date through the third anniversary at a rate of 35%, 35%, and 30% each year, respectively, contingent upon Mr. Gordon being actively employed with us through each vesting date. To further induce Mr. Gordon to join our Company, we also agreed to provide Mr. Gordon with performance units valued at $3.5 million which vested at the end of the performance period of November 2, 2018 to December 31, 2020. For more information regarding these performance units, see “Elements of Compensation and Specific Compensation Decisions—Performance Units Earned Under Initial Hire Performance Unit Award to Mr. Gordon” previously described. The Compensation Committee concluded that these LTI equity award values were appropriate because they provide compensation that is focused on the longer-term to compensate Mr. Gordon for equity forfeited as a result of his leaving his previous employer, to induce him to join the Company, and to provide long-term incentives that tie a significant portion of Mr. Gordon’s compensation to the value of our stock in alignment with our stockholders’ interests. To compensate for Mr. Gordon’s forfeiture of certain pension benefits at his previous employer, Mr. Gordon was also provided with a contribution to his Deferred Compensation Plan account of $1 million which vests at a rate of 33%, 33%, and 34% each year through the third anniversary of his date of employment with us as long as Mr. Gordon remains actively and continuously employed by us. We also agreed to reimburse Mr. Gordon for any claim resulting from Mr. Gordon’s employment with us due to any recoupment from Mr. Gordon by his previous employer for previously earned compensation (up to $2 million). Mr. Gordon’s offer letter provides for cash severance protection for three years following his employment date equal to two year’s annual base salary and target annual cash incentive award, plus up to 18 months of COBRA(2) medical and dental coverage paid for by us. As discussed above, benefits of this type are often provided to officer-level candidates to provide an incentive to them to join our Company by reducing the risk of making such a job change. These severance benefits expire on September 3, 2021, and are payable only if Mr. Gordon is terminated other than for “cause.”

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.
(2)	The Consolidated Omnibus Budget Reconciliation Act of 1985.

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Compensation Discussion and Analysis

Offer Letter—Mr. Griffith

Mr. Griffith, who commenced employment as our Executive Vice President, Finance, on October 23, 2019, and became our Executive Vice President and Chief Financial Officer on January 1, 2020, is currently subject to an offer letter that was negotiated in connection with his hiring. The terms of the offer letter were approved by the Compensation Committee. We agreed to provide Mr. Griffith with a base salary of $970,000, and, consistent with each of the other Executive Vice Presidents, a target annual cash incentive award opportunity of 100% of base salary, both of which were targeted at the Market Median(1). We also agreed to provide Mr. Griffith with a $500,000 sign-on bonus to induce Mr. Griffith to accept our offer, however, such sign-on bonus is subject to recoupment if, within 24 months from his hire date, Mr. Griffith resigns his employment with the Company or for any reason his employment is terminated by us for “cause.” We also agreed to provide Mr. Griffith with RSUs valued at $4 million which will vest over three years beginning on the second anniversary of the grant date through the fourth anniversary of the grant date at a rate of 33%, 33%, and 34% each year, respectively, contingent upon Mr. Griffith being actively employed with us through each vesting date. The Compensation Committee concluded that this LTI equity award value was appropriate because it provides compensation that is focused on the longer-term and targeted at the Market Median. Mr. Griffith’s offer letter also provides for cash severance protection for three years following his employment date equal to two year’s annual base salary and target annual cash incentive award, plus up to 18 months of COBRA medical and dental coverage paid for by us. As discussed above, benefits of this type are often provided to officer-level candidates to provide an incentive to them to join our Company by reducing the risk of making such a job change. These severance benefits expire on October 23, 2022, and are payable only if Mr. Griffith is terminated other than for “cause.”

Change of Control Benefits

Change of Control Severance Plan

In the event of a change of control and a qualifying termination, our Change of Control Severance Plan provides severance payments to 1,675 U.S. staff members (as of December 31, 2020), including each NEO. There are no tax gross-up payments provided under the plan. The plan is structured so that payments and benefits are provided only if there is both a change of control and a termination of employment, either by us other than for “cause” or “disability” or by the participant for “good reason” (as each is defined in the plan)—sometimes referred to as a “double-trigger”—because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The cash severance multiple for our CEO and all other NEOs is two times annual cash compensation. The payments and benefit levels under the Change of Control Severance Plan do not influence and were not influenced by other elements of compensation. The Change of Control Severance Plan was adopted, and is continued by the Compensation Committee:

•	To reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control;

•

To enable and encourage management to focus their attention on obtaining the best possible deal for our stockholders and making an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

•

To provide severance benefits to any participant who incurs a termination of employment under the circumstances described within a certain period following a change of control in recognition of their contributions to the Company.

Change of Control Treatment of Long-Term Incentive Equity Awards

Restricted Stock Units and Stock Options

All unvested RSUs and stock options have “double-trigger” acceleration of vesting that requires a qualifying termination in connection with a change of control. All RSUs and stock options vest in full only if the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” or, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason,” in each case within two years following a change of control.

Performance Units

The Compensation Committee has maintained change of control features for each of the performance periods under our performance award programs to ensure that these programs reward participants for our performance until the successful closing of any change of control. In general, the performance units are earned based on a truncated performance period ending on the quarter end immediately prior to any change of control (or target performance for the operating measures if the change of control occurs in the first year of a performance period). If the change of control occurs within the first six months of a performance period, the amount earned is pro-rated based on the number of months of the performance period prior to the change of control. In the event of a termination of employment due to death, disability, or retirement, our performance units provide for potential earn-out at the end of the performance period based on actual results with the amount earned pro-rated based on the termination date. For additional information on the levels of payout, see “Potential Payments Upon Termination or Change of Control—Long-Term Incentive Equity Awards—Performance Units” in our Executive Compensation Tables.

(1)	Measured using information available at the time the Compensation Committee reviewed and approved Mr. Griffith’s compensation.

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Compensation Discussion and Analysis

Limited Retirement Benefits and Deferred Compensation Plan

Health, retirement, and other benefits programs are generally available to our U.S.-based staff members, including our NEOs, and are typically targeted to align in value with our peer group. The primary survey used to make this comparison is the Aon Hewitt Benefit Index®, last updated as of July 2020, using a comparator group of 14 companies chosen by Amgen as representative of its peer group. The data generated from this survey is used by the Compensation Committee and management in evaluating the competitive positioning and program design of these health, retirement, and other benefit programs.

Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan

Our Retirement and Savings Plan, or 401(k) Plan, is available to U.S.-based staff members of the Company and participating subsidiaries. All 401(k) Plan participants are eligible to receive the same proportionate level of matching and core contributions from us.

We credit to our Supplemental Retirement Plan, or SRP, which is available to all 401(k) Plan participants, Company core and matching contributions on eligible compensation that cannot be made to the 401(k) Plan because they relate to compensation that is in excess of the maximum amount of recognizable compensation allowed under the Internal Revenue Code’s qualified plan rules. We also credit staff members in the SRP for lost 401(k) Plan Company match and core contributions resulting from making a deferral into the Nonqualified Deferred Compensation Plan, or NDCP. Earnings under the SRP are market-based—there are no “above market” or guaranteed rates of returns offered in this plan and this plan enables us to provide the same percentage of base salary and annual cash incentive award as a retirement contribution to U.S.-based staff members at all levels. SRP and NDCP participants can direct notional account investments using the 401(k) Plan investing structure (excluding self-direct brokerage and our Company stock) as well as a variety of target date funds. Unlike a traditional pension plan, which provides a lifetime annuity that replaces a significant portion of a participant’s final pay, retirement benefits from our 401(k) Plan and SRP are based on the investment return on the staff member’s own investment elections, with the participant bearing the investment risk. The NDCP offers all U.S.-based staff members (including Puerto Rico) at director level and above the opportunity to defer eligible base salary and annual cash incentive awards, up to maximum amounts typical at our peer group. We also have the discretion to make contributions to this plan, but we do not make such contributions on a regular basis. We believe that offering the NDCP is appropriate because it provides executives the opportunity to save for retirement in a tax-effective fashion that is not readily available without our sponsorship.

Health Savings Account and Retiree Medical Savings Account Plan for all U.S.-based Staff Members

We offer a high deductible health plan and a health savings account that is generally available to U.S.-based (excluding Puerto Rico) staff members. We also maintain a Retiree Medical Savings Account Plan available to U.S.-based (excluding Puerto Rico) staff members that allows all staff members to make after-tax deferrals to be used post-termination to reimburse them for eligible medical expenses. Under the Retiree Medical Savings Account Plan, the Company credits all eligible staff members with an annual contribution ($1,000) and makes a matching contribution equal to 50% of a staff member’s deferrals (up to a match of $1,500 per year). Company credits can be accessed to reimburse eligible medical expenses of staff members who terminate having fulfilled the Company’s retirement criteria. We do not offer a traditional Company-paid retiree medical plan to our NEOs or other U.S.-based staff members.

Tax and Accounting Standards

Tax Deductibility Under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for income tax purposes for any year with respect to compensation paid to “covered employees.” For tax years beginning after December 31, 2017, a covered employee includes an executive officer who holds the positions of either principal executive officer, or PEO, or principal financial officer, or PFO, at any time during the tax year, as well as an executive officer whose total compensation for the tax year is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for the taxable year (excluding the PEO and PFO), regardless of whether the executive officer is serving at year end. In addition, if an individual is a covered employee for a tax year beginning after December 31, 2016, the individual remains a covered employee for all future years. Because of this “once-a-covered-employee, always-a-covered-

employee” rule, the total number of our covered employees in 2020 is higher than in 2019.

In 2017, The Tax Cuts and Jobs Act, or Tax Reform Act, was signed into law effective for taxable years beginning after December 31, 2017. Prior to the Tax Reform Act, the $1 million limit did not apply to performance-based compensation, as defined. While the Tax Reform Act eliminated the exception for performance-based compensation, a transition rule continues the exception of performance-based compensation provided pursuant to a written binding contract that was in effect on November 2, 2017 and not modified in any material respect on or after such date. Under the transition rule, compensation related to the exercise of stock options granted on or before November 2, 2017, and compensation earned with respect to performance units granted prior to November 2, 2017, is anticipated to qualify for the exception for performance-based compensation under the transition rules, provided that such contracts are not materially modified after that date. The cash tax impact for 2020 of compensation not being deductible due to the

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Compensation Discussion and Analysis

Section 162(m) limit is approximately $6.1 million, assuming the Company’s U.S. blended tax rate for 2020.

Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, RSUs, and performance units under our LTI equity award program are accounted for under FASB ASC Topic 718. The

Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our LTI equity award plans and programs. For example, the Compensation Committee modified our Employee Stock Purchase Plan to make it non-compensatory under the “safe harbor” provisions of the accounting rules and, therefore, we no longer recognize compensation expense under this plan. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by each of our Named Executive Officers, or NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
				Performance Units and Restricted Stock Units	Stock Options	EIP
Robert A. Bradway Chief Executive Officer and President	2020 2019 2018	1,647,538 1,600,923 1,566,000	0 0 0	10,079,676 9,799,716 8,749,818	4,319,993 4,199,985 3,749,994	3,495,000 3,321,000 3,898,000	589,201 691,169 591,454	20,131,408 19,612,793 18,555,266
Murdo Gordon Executive Vice President, Global Commercial Operations(6)	2020 2019 2018	1,055,520 1,025,673 330,769	0 0 2,000,000	2,869,779 2,799,711 9,899,861	1,229,977 1,199,970 0	1,493,000 1,418,000 513,000	327,774 212,482 1,336,604	6,976,050 6,655,836 14,080,234
David M. Reese Executive Vice President, Research and Development	2020 2019 2018	1,015,817 974,433 697,500	0 0 300,000	2,869,779 2,799,711 3,029,787	1,229,977 1,199,970 269,966	1,436,000 1,348,000 913,000	262,663 215,811 129,019	6,814,236 6,537,925 5,339,272
Peter H. Griffith Executive Vice President, and Chief Financial Officer(7)	2020	998,864	0	2,799,625	1,199,958	1,413,000	154,383	6,565,830
Esteban Santos Executive Vice President, Operations(8)	2020	978,446	0	2,799,625	1,199,958	1,384,000	229,624	6,591,653

(1)

Reflects base salary earned in each bi-weekly pay period (or portion thereof) during each fiscal year before pre-tax contributions and, therefore, includes compensation deferred under our qualified deferred compensation plan and nonqualified deferred compensation plan, or NDCP. Under payroll practices for salaried staff members of our U.S. entities, including our NEOs, base salary earned in a pay period is computed by dividing the annual base salary then in effect by 26, which is the number of full bi-weekly pay periods in a year.

(2)

For 2020, reflects the grant date fair values of performance units for the 2020-2022 performance period and restricted stock units, or RSUs, granted during 2020 determined in accordance with Accounting Standards Codification, or ASC, Topic 718 (see footnotes 6 and 7 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

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Executive Compensation Tables

The number of units to be earned for the performance units granted during 2020 is based on the average of our performance against annual operating performance measures established at the commencement of the three year performance period, with the payout on such measures modified up or down by our total shareholder return, or TSR, relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, all computed over the performance period. These operating performance measures are performance conditions, as defined under ASC 718. The values shown in this table and the “Grants of Plan-Based Awards” table are based on probable outcomes of these performance conditions as of the grant date. The table below shows the grant date fair values of these performance unit awards: (1) if the maximum is achieved with regard to all of the operating performance measures which would result in an earnout of 170% based on the operating performance measures with the TSR market condition at target, with no increase or decrease based on the market condition; and (2) if the maximum is achieved with regard to all of the operating performance measures and maximum performance occurs under the TSR market condition which results in an additional 30% earnout, for total earned payout of 200% of performance units granted.

Fair Value of Performance Units for the 2020-2022 Performance Period

Name	Maximum Performance of Operating Metrics and Target TSR Performance ($)	Maximum Performance of Operating Metrics and TSR Metrics ($)
Robert A. Bradway	12,239,549	14,399,733
Murdo Gordon	3,484,738	4,099,692
David M. Reese	3,484,738	4,099,692
Peter H. Griffth	3,399,556	3,999,566
Esteban Santos	3,399,556	3,999,566

(3)

For 2020, reflects the grant date fair values of non-qualified stock options granted during 2020 determined in accordance with ASC 718 (see footnote 8 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

(4)

Reflects amounts that were earned under our Executive Incentive Plan, or EIP, for 2020 performance which were determined and paid in March 2021. For a description of our EIP, see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

(5)	See the subsection “All Other Compensation—Perquisites and Other Compensation” immediately following these footnotes.
(6)	Mr. Gordon joined the Company in 2018 and his compensation included bonus and equity awards negotiated in connection with his hiring.
(7)	Mr. Griffith became Executive Vice President and Chief Financial Officer on January 1, 2020, and 2020 is the first year he is a NEO.
(8)	2020 is the first year Mr. Santos is a NEO.

All Other Compensation—Perquisites and Other Compensation

Perquisites. The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to our NEOs and are included in the “All Other Compensation” column of the “Summary Compensation Table.” The following table sets forth the perquisites provided to our NEOs in 2020.

	Personal Use of Company Aircraft(1)	Personal Use of Company Car and Driver(2)	Personal Financial Planning Services	Other(3)

Name	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Total($)
Robert A. Bradway	66,115	1,227	15,000	11,374	93,716
Murdo Gordon	54,099	0	15,000	12,200	81,299
David M. Reese	0	0	15,000	12,166	27,166
Peter H. Griffith	7,942	0	15,000	10,085	33,027
Esteban Santos	0	0	12,993	12,200	25,193

(1)

The aggregate incremental cost of use of our aircraft for personal travel by our NEOs is allocated entirely to the highest ranking NEO present on the flight (except for on-board catering costs which are allocated to each NEO present). If each NEO present on the flight is the same level, the aggregate incremental costs of use of our aircraft for personal travel is allocated to each NEO present. The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip-related maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied an estimate derived from our average costs. We believe that the use of this methodology for 2020 is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(2)

The aggregate incremental cost for personal use of the car and driver provided by us is determined as the sum of the cost of fuel, driver overtime costs allocable to personal usage, and maintenance costs for the total number of personal miles driven. Personal miles include travel to and from work from home. As the cars are used primarily for business travel, fixed costs that would be incurred by us to operate the company cars for business use such as car lease or rental costs and driver salaries are not included.

(3)	Other expenses include:
(a)	Company contributions to non-profit charities designated by the executive in the amount of $10,000 for Messrs. Bradway and Gordon, Dr. Reese, and Messrs. Griffith and Santos.
(b)	Executive physicals and expenses related to guests accompanying the NEOs on business travel.

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Executive Compensation Tables

Other Compensation. The following table sets forth compensation for our NEOs in 2020 incurred in connection with our 401(k) Retirement and Savings Plan, or 401(k) Plan, our NDCP, and our Supplemental Retirement Plan, or SRP. These amounts, along with the perquisites and other compensation discussed above, are included in the “All Other Compensation” column of the “Summary Compensation Table.” See “Nonqualified Deferred Compensation” below for a description of these plans.

Name	Company Contributions to 401(k) Retirement and Savings Plan($)	Company Credits to Non-Qualified Deferred Compensation Plan	Company Credits to Supplemental Retirement Plan($)	Total($)
Robert A. Bradway	28,500	0	466,985	495,485
Murdo Gordon	28,500	0	217,975	246,475
David M. Reese	28,500	0	206,997	235,497
Peter H. Griffith	28,500	0	92,856	121,356
Esteban Santos	28,500	0	175,931	204,431

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2020. All of our equity based awards were granted under the Amgen Inc. 2009 Equity Incentive Plan, as amended.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)					Estimated Future Payouts Under Equity Incentive Plan Awards (# of units)(3)				All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Approval Date(1)	Threshold		Target		Maximum	Threshold		Target	Maximum

			EIP/GMIP					Performance Units				RSUs	Stock Options
Robert A. Bradway	3/3/2020	3/3/2020		(2)		(2)	12,243,750
	5/5/2020	3/3/2020							(3)	28,907	57,814				7,199,866	(6)
	5/5/2020	3/3/2020										12,184			2,879,810	(7)
	5/5/2020	3/3/2020											102,031	236.36	4,319,993	(8)
Murdo Gordon	3/3/2020	3/3/2020		(2)		(2)	7,346,250
	5/5/2020	3/3/2020							(3)	8,230	16,460				2,049,846	(6)
	5/5/2020	3/3/2020										3,469			819,933	(7)
	5/5/2020	3/3/2020											29,050	236.36	1,229,977	(8)
David M. Reese	3/3/2020	3/3/2020		(2)		(2)	7,346,250
	5/5/2020	3/3/2020							(3)	8,230	16,460				2,049,846	(6)
	5/5/2020	3/3/2020										3,469			819,933	(7)
	5/5/2020	3/3/2020											29,050	236.36	1,229,977	(8)
Peter H. Griffith	3/3/2020	3/3/2020		(2)		(2)	7,346,250
	5/5/2020	3/3/2020							(3)	8,029	16,058				1,999,783	(6)
	5/5/2020	3/3/2020										3,384			799,842	(7)
	5/5/2020	3/3/2020											28,341	236.36	1,199,958	(8)
Esteban Santos	3/3/2020	3/3/2020		(2)		(2)	7,346,250
	5/5/2020	3/3/2020							(3)	8,029	16,058				1,999,783	(6)
	5/5/2020	3/3/2020										3,384			799,842	(7)
	5/5/2020	3/3/2020											28,341	236.36	1,199,958	(8)

(1)	Reflects the date on which the grants were approved by the Compensation and Management Development Committee, or Compensation Committee.
(2)

Represents awards to our NEOs made under our EIP. For our EIP participants, the “maximum” amounts shown in the table above reflect the largest possible payments under our EIP for the 2020 performance period, based on non-Generally Accepted Accounting Principles, or non-GAAP, net income, as defined for the EIP and reported and reconciled in Appendix B. There are no thresholds or targets under the EIP. The EIP provides that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the maximum. Consistent with its practice since the EIP was approved by our stockholders, the Compensation Committee employed the pre-established Company performance goals under our Global Management Incentive Plan, or GMIP, as illustrated in the table below, in determining the actual amounts awarded under the EIP in 2020.

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Executive Compensation Tables

Our 2020 Company performance goals under the GMIP were financial and operating performance goals weighted as follows: (1) Deliver Results (60%)—30% Revenues and 30% Non-GAAP Net Income (as reported and reconciled in Appendix B); (2) Progress Innovative Pipeline (30%); and (3) Deliver Annual Priorities (10%). There are no payouts for below-threshold performance on any of our Company financial performance goals. Threshold performance on our “Progress Innovative Pipeline” goals results in 50% earned for those metrics. Certain measurements of performance for the non-financial metrics are more subjective in nature and could result in a very small payout percentage (less than 1% of an annual cash incentive award) and, as such, no threshold amounts are shown in the table. The 2020 Company performance goals at target and maximum payout levels, which are based on a multiple of salary, are shown in the table below. Maximum performance under all of the performance metrics results in 225% of target payout opportunity being earned. The actual amounts awarded under our Company performance goals for 2020 were based on achievement of 142.6% performance against target and are reported as “Non-Equity Incentive Plan Compensation” in our “Summary Compensation Table” and are shown in the table below. For a description of our pre-established Company performance goals and the use of the GMIP in the Compensation Committee’s exercise of negative discretion see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Non-Equity Incentive Plan Compensation($)

Name	Threshold	Target	Maximum	Actual
Robert A. Bradway	—	2,450,769	5,514,230	3,495,000
Murdo Gordon	—	1,046,746	2,355,179	1,493,000
David M. Reese	—	1,006,969	2,265,680	1,436,000
Peter H. Griffith	—	990,562	2,228,765	1,413,000
Esteban Santos	—	970,308	2,183,193	1,384,000

(3)

Reflects estimated payouts regarding performance units granted during 2020 for the 2020-2022 performance period for NEOs. The number of units granted (which equals the target number of units of the award) will be multiplied by a payout percentage, which can range from 0% to 200%, to determine the number of units earned by the participant at the end of the performance period. Shares of our Common Stock will be issued on a one-for-one basis for each performance unit earned.

For all the NEOs, the payout percentage for the 2020-2022 performance period is earned based on two operating measures, with the total that can be earned under such operating measures ranging from 30% to 170%, which is then modified up or down by up to 30 percentage points based on our relative TSR performance ranking. The non-GAAP operating measures are: (1) annual earnings per share; and (2) annual return on invested capital, or ROIC. Each of the operating measures are measured against pre-established goals for every year in the 2020-2022 performance period, which runs from January 1, 2020 through December 31, 2022. All goals are set at the commencement of the three-year performance period. Each applicable operating measure is weighted equally (one-half per measure) to determine the total operating measure percentage for that year. At the end of the performance period, the final annual operating performance percentages for each of the three years are averaged to determine the score for the three-year performance period. The TSR modifier is based on how the TSR of our Common Stock ranks relative to the TSRs of the companies that are listed in the S&P 500, as defined (the Reference Group), over the period from the date of grant through the end of the performance period. If the rank of the TSR of our Common Stock equals or exceeds the 75th percentile or equals or is less than the 25th percentile, the TSR modifier increases or decreases the payout by 30 percentage points, respectively. If the TSR of our Common Stock is at the 50th percentile, the TSR modifier is zero. Linear interpolation is used to determine the TSR modifier if the rank of the TSR of our Common Stock falls between these percentiles. If our absolute TSR over the performance period is less than 0, then the modifier cannot be greater than 0.

All performance units accrue dividend equivalents deemed reinvested in shares and that are payable in shares only to the extent and when the underlying performance units are earned. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis. All 2020 operating measures with respect to the 2020-2022 performance period discussed above are reported and reconciled in Appendix B.

(4)

Reflects the RSUs granted during 2020 to our NEOs. RSUs accrue dividend equivalents that are deemed reinvested in shares and payable only to the extent and when the underlying RSUs vest and are issued to the recipient.

(5)	Reflects the 2020 annual grant of non-qualified stock options to our NEOs.
(6)

Reflects the grant date fair values of performance units granted to our NEOs for the 2020-2022 performance period determined in accordance with ASC 718, based on the number of performance units granted multiplied by: (i) 100% which is the operating measure percentage earnout based on the probable outcomes of financial performance measures over the three-year performance period as of the grant date; and (ii) the grant date fair value per unit of $249.07, which reflects the impact of the TSR modifier of $12.71 per share, which is a market condition. The grant date fair value per unit was calculated using a payout simulation model with the following key assumptions: risk-free interest rate of 0.2%; volatility of the price of our Common Stock of 27.5%; the closing price of our Common Stock on the grant date of $236.36 per share; volatilities of the prices of the stocks of the Reference Group; and the correlations of returns of our Common Stock and the stocks of the Reference Group to simulate TSRs and their resulting impact on the payout percentages based on the contractual terms of the performance units.

(7)

Reflects the grant date fair values of RSUs granted during 2020 determined in accordance with ASC 718 based on the number of RSUs granted multiplied by the grant date fair values per unit of $236.36. Because these RSUs accrue dividend equivalents during the vesting period, the grant date fair value per unit equals the closing price of our Common Stock on the grant date.

(8)

Reflects the grant date fair values of stock options granted during 2020 determined in accordance with ASC 718 based on the number of options granted multiplied by the grant date fair value per option of $42.34. The grant date fair value of an option was determined using a Black-Scholes option valuation model with the following key assumptions: risk-free interest rate of 0.4%; expected life of 5.8 years; expected volatility of the price of our Common Stock of 28.1%; expected dividend yield of 3.0%; and the exercise price of $236.36.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2020 granted to each of our NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Option)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Stock Options(1)				Restricted Stock Units and Dividend Equivalents		Performance Units and Dividend Equivalents

Robert A. Bradway	0	102,031	236.36	5/5/2030	44,813	10,303,405	29,509	(4)	6,784,709
	0	137,840	177.31	5/3/2029			78,084	(5)	17,953,073
	35,786	72,658	177.46	4/27/2028			38,953	(6)	8,956,074
	86,273	44,445	162.60	5/1/2027
	119,782	0	156.35	5/3/2026
	73,500	0	54.69	4/25/2021

Murdo Gordon	0	29,050	236.36	5/5/2030	19,287	4,434,467	8,401	(4)	1,931,558
	0	39,382	177.31	5/3/2029			22,309	(5)	5,129,285
							17,989	(6)	4,136,031

David M. Reese	0	29,050	236.36	5/5/2030	20,415	4,693,817	8,401	(4)	1,931,558
	0	39,382	177.31	5/3/2029			22,309	(5)	5,129,285
	2,576	5,231	177.46	4/27/2028			2,803	(6)	644,466
	5,751	2,963	162.60	5/1/2027
	8,711	0	156.35	5/3/2026
	2,300	0	54.69	4/25/2021

Peter H. Griffith	0	28,341	236.36	5/5/2030	22,448	5,161,244	8,196	(4)	1,884,424

Esteban Santos	0	28,341	236.36	5/5/2030	11,188	2,572,345	8,196	(4)	1,884,424
	0	34,460	177.31	5/3/2029			19,520	(5)	4,488,038
	8,016	16,275	177.46	4/27/2028			8,725	(6)	2,006,052
	20,130	10,371	162.60	5/1/2027
	8,711	0	156.35	5/3/2026

(1)

In general, stock options expire on the tenth anniversary of their grant date. If a retirement-eligible staff member retires, their stock options continue to vest and expire on the earlier of: (i) the fifth anniversary of their retirement date; or (ii) the end of the grant term. No stock options were granted to NEOs during 2012 through 2015.

(2)

The following table shows the vesting of RSUs and related accrued dividend equivalents (rounded down to the nearest whole number of units) outstanding as of December 31, 2020. RSUs accrue dividends that are deemed reinvested in shares and payable only when and to the extent the underlying RSUs vest and are issued to the participant.

	Granted on

Name	May 5, 2020(a)	November 1, 2019(a)	May 3, 2019(a)	November 2, 2018(b)	April 27, 2018(c)	May 1, 2017(d)
Robert A. Bradway	12,438	0	16,593	0	10,207	5,575
Murdo Gordon	3,541	0	4,740	11,006	0	0
David M. Reese	3,541	0	4,740	9,168	736	2,230
Peter H. Griffith	3,454	18,994	0	0	0	0
Esteban Santos	3,454	0	4,147	0	2,286	1,301

(a)	Scheduled to vest at a rate of approximately 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively.
(b)

For Mr. Gordon, RSUs are scheduled to vest on the third anniversary of the grant date; and for Dr. Reese, RSUs are scheduled to vest in approximately equal amounts on the third and fourth anniversaries of the grant date.

(c)	Scheduled to vest in approximately equal amounts on each of the third and fourth anniversaries of the grant date.
(d)	Scheduled to vest on the fourth anniversary of the grant date.
(3)

The market values of RSUs and performance units (and related dividend equivalents) were calculated by multiplying the number of RSUs outstanding or the number of performance units as determined in accordance with Securities and Exchange Commission, or SEC, rules and footnotes 4 through 6 below, as applicable, by the closing price of our Common Stock on December 31, 2020 ($229.92).

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Executive Compensation Tables

(4)

Reflects the sum of the number of performance units granted for the 2020–2022 performance period (January 1, 2020 to December 31, 2022) and the related dividend equivalents accrued through December 31, 2020, multiplied by the target payout percentage of 100%. As required by SEC rules, the target payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2020 is greater than a threshold level of performance, but less than the target payout of 100% of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 5, 2020 grant date to December 31, 2020). The number of dividend equivalents multiplied by the estimated payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 602 units for Mr. Bradway; 171 units for Mr. Gordon and Dr. Reese; and 167 units for Messrs. Griffith and Santos. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(5)

Reflects the sum of the number of performance units granted for the 2019–2021 performance period (January 1, 2019 to December 31, 2021) and the related dividend equivalents accrued through December 31, 2020, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2020 is greater than the target payout of 100% of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2019 grant date to December 31, 2020). The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 3,776 units for Mr. Bradway; 1,079 units for Mr. Gordon and Dr. Reese; and 944 units for Mr. Santos. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(6)

Reflects the number of performance units granted for the 2018-2020 performance period (January 1, 2018 to December 31, 2020), and related dividend equivalents accrued through December 31, 2020, multiplied by the actual payout percentage of 108.8% (except for Mr. Gordon who had a payout percentage of 95.3%), which is based on our actual performance under our operating measures of 93.4% (95.4% for Mr. Gordon) plus the relative TSR percentage modifier of +15.4 percentage points (-0.1% percentage points for Mr. Gordon) based on our actual TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2018 grant date (November 2, 2018 grant date for Mr. Gordon) to December 31, 2020. The number of dividend equivalents multiplied by the 108.8% payout percentage (95.3% payout for Mr. Gordon) noted above (rounded down to the nearest whole number of units) included in the table above are as follows: 2,932 units for Mr. Bradway; 1,122 units for Mr. Gordon; 211 units for Dr. Reese; and 656 units for Mr. Santos. Since these performance units were paid in 2021, they will be reflected in the “Option Exercises and Stock Vested” table as vested shares in next year’s proxy statement.

The estimated payouts of the performance units described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Option Exercises and Stock Vested

The following table summarizes the exercise of options, the vesting of RSUs, and the payment of performance units earned for the 2017-2019 performance period (and related dividend equivalents, as applicable) for each of our NEOs during the year ended December 31, 2020. The RSUs and performance units vested and converted to one share of our Common Stock for each vested RSU and performance unit. The 2017-2019 performance units had a performance period from January 1, 2017 through December 31, 2019 and became payable as shares upon certification by our Compensation Committee in March 2020.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Robert A. Bradway	127,000	20,292,060	71,671	14,817,078
Murdo Gordon	0	0	12,641	2,742,496
David M. Reese	1,480	225,286	11,085	2,396,775
Peter H. Griffith	0	0	0	0
Esteban Santos	0	0	20,180	4,315,556

(1)

These amounts represent the exercise of stock options granted in April 2010 and expiring in April 2020. For Messrs. Bradway and Reese, 84,206 and 780 shares, respectively, were withheld by the Company to cover the option exercise price and tax withholding.

(2)	The value shown is based on the stock options exercised multiplied by the difference between the price at which they were valued on the date of exercise and the stock option exercise price.
(3)

The value shown is the closing price of a share of our Common Stock on the business days immediately prior to the vesting dates of RSUs and to the payment date for the performance units, as applicable, multiplied by the number of units vested/paid, including cash received in lieu of fractional dividend equivalents.

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Executive Compensation Tables

Nonqualified Deferred Compensation

The following table sets forth summary information regarding aggregate contributions to and account balances under our SRP and NDCP for, and as of, the year ended December 31, 2020. There were no withdrawals by any of the NEOs in 2020.

Name	2020 Employee Contributions ($)(1)	2020 Company Contributions ($)(2)	2020 Earnings ($)(3)	Balance as of 12/31/20 ($)(4)
Robert A. Bradway	498,150	466,985	1,873,167	18,925,226
Murdo Gordon	374,170	217,975	433,467	2,384,557
David M. Reese	0	206,997	62,620	1,491,339
Peter H. Griffith	654,560	92,856	75,194	906,413
Esteban Santos	107,400	175,931	563,588	3,704,488

(1)

Reflects the portions of the annual cash incentive awards deferred and contributed to the NDCP in the amount of $498,150 for Mr. Bradway; $283,600 for Mr. Gordon; $178,400 by Mr. Griffith; and $107,400 for Mr. Santos. The amounts for Messrs. Bradway and Gordon were included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in 2019, the year they were earned. Also reflects a portion of salaries deferred and contributed to the NDCP in the amount of $90,570 and $476,160 by Messrs. Gordon and Griffith, respectively, that were included in the “Salary” column of the “Summary Compensation Table” in 2020, the year they were earned.

(2)

Reflects credits to the SRP. With respect to Messrs. Gordon and Griffith, the unvested portions of their SRP contributions vest on the third anniversary of their hire dates of September 3, 2018 and October 23, 2019, respectively. See footnote 4.

(3)	Reflects earnings in the NDCP and SRP for 2020.
(4)

Reflects balances in the NDCP and SRP on December 31, 2020. All amounts are vested, except amounts with respect to $461,074 for Mr. Gordon related to Company contributions in his NDCP account and related earnings and losses; and $372,760 and $29,947 for Messrs. Gordon and Griffith, respectively, related to Company contributions and related gains and losses to their SRP accounts. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” in 2020, 2019, and 2018: $2,467,819 for Mr. Bradway; $1,819,098 for Mr. Gordon; $443,330 for Dr. Reese; $747,416 for Mr. Griffith; and $283,331 for Mr. Santos.

General Provisions of the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

The SRP is designed to provide a “make-whole” benefit to 401(k) Plan participants who have eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The Company credits to the SRP a 10% contribution on such compensation to represent the equivalent percentage of Company contributions that would have been made to the 401(k) Plan if the compensation had been eligible for deferral into the 401(k) Plan. For the same reason, the Company also credits to the SRP a 10% contribution on amounts voluntarily deferred by a participant into the NDCP. No “above market” crediting rates are offered under the SRP and employee contributions to the SRP are not permitted.

The SRP and the NDCP are unfunded plans for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts are our general unsecured obligations and are subject to our ongoing financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to assist us in satisfying our obligations under the NDCP. Earnings on amounts contributed to our SRP and NDCP, like our 401(k) Plan, are based on participant selections among the deemed investment options selected by a committee of our executives. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. Unlike our 401(k) Plan, we do not offer the opportunity for NDCP or SRP participants to invest through a brokerage window or in our Common Stock. The investment options in the NDCP and the SRP also differ in that they include six portfolios based on different target retirement dates that have been created for use as default investment options (the “Target Retirement Portfolios”). The investment options available during 2020 are described in the subsection “Investment Options Under the 401(k), Supplemental Retirement, and Nonqualified Deferred Compensation Plans” below. Invested credits can be reallocated among available plan investment options on any business day and effective at the close of business on that day (subject to the time of the request and the market being open).

Retirement and Savings Plan (401(k) Plan) and Supplemental Retirement Plan

Our 401(k) Plan is a qualified plan that is available to regular U.S.-based staff members of the Company and participating subsidiaries. All 401(k) Plan participants, including our NEOs, are eligible to receive the same proportionate level of matching and nonelective or “core” contributions from us. Company contributions on eligible compensation earned above the Internal Revenue Code qualified plan compensation limit and on amounts that were deferred to the NDCP are credited to our SRP, a nonqualified plan that is available to all 401(k) Plan-eligible staff members.

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Executive Compensation Tables

Contributions. We make a core contribution of 5% of eligible compensation to all regular U.S.-based staff members under the 401(k) Plan, regardless of whether the staff members elect to defer any of their compensation to the 401(k) Plan. In addition, under the 401(k) Plan, participants are eligible to receive matching contributions of up to 5% of eligible compensation they contribute to the 401(k) Plan. Under our SRP, we credit 10% of each participant’s eligible compensation in excess of the maximum recognizable compensation limit for qualified plans, which equals the combined percentage of our core contributions and maximum matching contributions under our 401(k) Plan. We also credit to the SRP 10% of each participant’s compensation if they elect to defer to the NDCP.

Distributions. Participants receive distributions from the SRP following their termination of employment. Distributions for most participants are made in a lump sum payment in the first or second year following termination of employment, or, for balances in excess of $100,000, in installments that commence in the year following termination. For our NEOs, Section 409A of the Internal Revenue Code generally requires that their distributions may not occur earlier than six months following our NEO’s termination of employment.

Participants in the 401(k) Plan are immediately vested in participant and matching contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired before January 1, 2020 are also immediately vested in core contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired on or after January 1, 2020 will only become 100% vested in core contributions and related earnings and losses on such amounts after three years of service. Participants in the SRP are immediately vested in matching contributions that are made by us with respect to amounts the participants deferred under the NDCP and related earnings and losses on such amounts, and are fully vested in the remainder of their accounts upon the earlier of: (i) three continuous years of their service to us; (ii) termination of their employment on or after their normal retirement date (as defined in the 401(k) Plan); (iii) their disability (as defined in the 401(k) Plan); (iv) their death; or (v) a change of control and termination of their employment as described below in “Potential Payments Upon Termination or Change of Control—Change of Control Severance Plan.”

Nonqualified Deferred Compensation Plan

Our NDCP allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. Members of our Board of Directors, or Board, and our U.S.- and Puerto Rico-based staff members at the director level or above, who include our NEOs, are eligible to participate in this plan. Our NEOs may participate in this plan on the same basis as the other participants in the plan.

Contributions. Participants who are staff members may elect to defer up to a maximum of 50% of their eligible base salary, up to a maximum of 80% of their annual cash incentive award, and up to 80% of sales commissions. Non-employee members of our Board may defer all or a portion of their fees, including retainers and meeting fees. In addition, we may, in our sole discretion, contribute additional amounts to any participant’s account at any time, such as contributing sign-on bonuses to the accounts of newly-hired staff members or for retention purposes.

Distributions. Participants may elect to receive distributions as a lump sum or, for balances in excess of $100,000, in annual installments for up to ten years. For most participants, distributions commence in the first or second year following the participant’s termination of employment. For our NEOs, Section 409A of the Internal Revenue Code generally requires that distributions may not occur earlier than six months following our NEO’s termination of employment. Participants may also elect to receive an in-service distribution of an elective deferral (called a short-term deferral) that is paid no earlier than three full years after the end of the plan year in which the deferral was made. Participants may also petition for a distribution due to an unforeseeable financial hardship.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer and related earnings and losses on such amounts. As part of his initial hire package, and to replace the forfeiture of certain pension benefits at his former employer, we contributed $1 million to Mr. Gordon’s NDCP account upon his hiring in 2018. This contribution and related earnings and losses thereon vest at the rate of 33%, 33%, and 34% per year on the anniversary of his hire date in 2019, 2020, and 2021, respectively, as long as Mr. Gordon remains continuously employed by us, which vesting accelerates upon a change of control consistent with the terms of the NDCP.

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Executive Compensation Tables

Investment Options Under the 401(k), Supplemental Retirement, and Nonqualified Deferred Compensation Plans

The investment options under the 401(k), the SRP, and the NDCP are substantially the same and the rates of return are contained in the tables below. On November 20, 2020, after close of market, we streamlined certain investment options under these plans as depicted below. For the SRP and the NDCP only, six target retirement portfolio options (referred to as “Target Retirement Portfolios” below) are among the deemed investment options offered for the full year and are based on different target retirement dates and designed to provide an all-in-one investment option for creating a diversified portfolio. Each portfolio is an asset allocation strategy built around a combination of investments that is adjusted over time to gradually become more conservative as the target maturity date of the portfolio approaches.

For the 401(k) Plan only, participants may make investments in our Common Stock (no more than 20% of the value of a participant’s account) and access a self-directed brokerage window. Since they are available only under the 401(k) Plan, the performance of these additional investment options are not included in the following table.

Investment Options Offered Through November 20, 2020		Full Year and Streamlined Investment Options Offered for 2020(1)

		Full Year Investment Options
Name of Investment Option	Rate of Return through November 20, 2020	Name of Investment Option	Rate of Return for Full Year 2020
Inflation Protection	9.18%	Target Retirement Portfolio Options(2)
High Yield	3.55%	Target Retirement Portfolio Income	13.50%
Large Cap Index	11.96%	Target Retirement Portfolio 2020	13.49%
Large Cap Value	2.52%	Target Retirement Portfolio 2030	14.42%
Large Cap Growth	39.91%	Target Retirement Portfolio 2040	16.33%
Small Mid Cap Index	19.03%	Target Retirement Portfolio 2050	17.16%
Small Mid Cap Value	0.01%	Target Retirement Portfolio 2060	16.95%
Small Mid Cap Growth	31.69%	Capital Preservation	2.20%
Real Estate Index	(6.81)%	Fixed Income Index	7.45%
International Value	(3.02)%	Fixed Income	7.55%
International Growth	7.34%	International Index	11.01%
Emerging Markets	6.20%
		Streamlined Investment Options Offered After Close of Market on November 20, 2020(1)
		Name of Investment Option	Rate of Return from Inception to December 31, 2020
		U.S. Equity Index	6.48%
		U.S. Equity Active	7.55%
		International Equity Active	5.79%

Potential Payments Upon Termination or Change of Control

Change of Control Severance Plan

Our Amended and Restated Change of Control Severance Plan, or Change of Control Severance Plan, provides a lump sum payment and certain other benefits for each participant in the plan who separates from employment with us in connection with a change of control. Our Compensation Committee periodically reviews the terms of the Change of Control Severance Plan, which was originally adopted in 1998, to ensure it is aligned with current governance best practices. No tax gross-up payments are provided under the Change of Control Severance Plan.

(1)	We retain the right to change, at our discretion, the available investment options.
(2)	The Target Retirement Portfolios are only available under the SRP and the NDCP.

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If a change of control occurs and a participant’s employment is terminated by us other than for cause or disability, or is terminated by the participant for good reason, within two years after the change of control, a participant under the Change of Control Severance Plan would be entitled to:

•	a lump sum cash payment in an amount equal to:

-	the product of:

•	a benefits multiple of one or two based on the participant’s position (each of our NEOs has a benefits multiple of two); and

•

the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs;

•

if, as a result of the participant’s termination of employment, the participant becomes entitled to, and timely elects to continue, healthcare (including any applicable vision benefits) and/or dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, Company-paid group health and dental insurance continuation coverage for the participant and his or her dependents under COBRA until the earlier of (i) the expiration of a participant’s eligibility for coverage under COBRA, or (ii) the expiration of the 18-month period immediately following the participant’s termination (whichever occurs earlier);

•	fully-vested benefits accrued under our 401(k) Plan and our SRP;

•

either a lump-sum cash payment or a contribution to our SRP, as determined by us in our sole discretion, in an amount equal to the sum of (1) the product of $2,500 and the participant’s benefits multiple, plus (2) the product of (x) 10%, (y) the sum of (i) the participant’s annual base salary as in effect immediately prior to the participant’s termination or, if higher, as in effect immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs(which equals the participant’s annual base salary multiplied by the participant’s target annual cash incentive award percentage, each as in effect immediately prior to the termination or, if higher, as in effect immediately prior to the change of control), and (z) the benefits multiple; and

•

indemnification and, if applicable, directors’ and officers’ liability insurance provided by us for four years following the participant’s termination (each of our NEOs would receive such liability insurance benefits, which would result in no additional cost to us).

If all payments or benefits received under the Change of Control Severance Plan or any other plan, arrangement, or agreement would cause the participant to be subject to excise tax, then the payments will be reduced to the extent necessary to avoid the excise tax, provided that the reduced payments, net of federal, state, and local income taxes, are greater than the payments without such reduction, net of federal, state, and local income taxes, and excise tax.

The plan provides that the benefits described above would be provided in lieu of any other severance benefits that may be payable by us (other than accrued vacation and similar benefits otherwise payable to all staff members upon a termination). The plan also provides that the benefits described above may be forfeited if the participant discloses our confidential information or solicits or offers employment to any of our staff members during a period of years equal to the participant’s benefits multiple following the participant’s termination.

The plan is subject to automatic one-year extensions unless we notify participants no later than November 30 that the term will not be extended. If a change of control occurs during the term of the plan, the plan will continue in effect for at least 24 months following the change of control. Prior to a change of control, we can amend the plan at any time. After a change of control, the plan may not be terminated or amended in any way that adversely affects a participant’s interests under the plan, unless the participant consents in writing. “Change of Control” is defined in the plan as the occurrence of any of the following:

•

any person, entity, or group has acquired beneficial ownership of 50% or more of (i) our then outstanding common shares, or (ii) the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	individuals making up the incumbent Board (as defined in the plan) cease for any reason to constitute at least a majority of our Board;

•

immediately prior to our consummation of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the then outstanding shares of the reorganized, merged, or consolidated company entitled to vote generally in the election of directors;

•	a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

•	any other event which the incumbent Board (as defined in the plan), in its sole discretion, determines is a change of control.

“Cause” is defined in the plan as (i) conviction of a felony or (ii) engaging in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the participant’s duties, resulting in material economic harm to us, unless the participant believed in good faith that the conduct was in, or not contrary to, our best interests.

“Disability” under the plan is determined based on our long-term disability plan as is in effect immediately prior to a change of control.

“Good reason” is defined in the plan as (i) an adverse and material diminution of a participant’s authority, duties, or responsibilities, (ii) a material reduction in a participant’s base salary, (iii) an increase in a participant’s daily commute by more than 100 miles roundtrip, or (iv) any other action or inaction by the Company that constitutes a material breach of the agreement under which the participant provides services. In order to terminate with “good reason,” a participant must provide written notice to the Company of the existence of the condition within the required period, the Company must fail to remedy the condition within the required time period and the participant must then terminate employment within the required time period.

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Executive Compensation Tables

Long-Term Incentive Equity Awards

Stock Options and Restricted Stock Units

Our stock plans (or the related grant agreements approved for use under such stock plans) provide for accelerated vesting or continued vesting of unvested stock options and RSUs in the circumstances described below.

Double-Trigger Qualifying Termination in Connection with a Change of Control. Unvested stock options and RSUs will vest in full in connection with a Change of Control (as defined in the stock plans or related grant agreements approved for use under such stock plans) only if and when, within 24 months following the Change of Control, the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” or, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason” (as each is defined in the grant agreements).

Death or Disability. In general, unvested stock options and RSUs granted in calendar years prior to the year death or disability occurs vest in full upon the occurrence of such event. For unvested stock options and RSUs granted in the calendar year death or disability occurs, a pro-rata amount of these stock options and RSUs immediately vests based on the number of completed months of employment during the calendar year such event occurs. Under our stock plans, a disability has the same meaning as under Section 22(e)(3) of the Internal Revenue Code and occurs where the disability has been certified by either the Social Security Administration, the comparable government authority in another country with respect to non-U.S. staff members, or an independent medical advisor appointed by us.

Retirement. In general, unvested stock options and RSUs granted in calendar years prior to the year in which an employee retires continue to vest on their original vesting schedule following the retirement of the holder if the holder has been continuously employed for at least ten years and is age 55 or older or is age 65 or older, regardless of service (a retirement-eligible participant), provided that, beginning with RSUs granted in 2018, any unvested RSUs will vest in full in the event of death following such holders’ retirement from the Company. If a retirement-eligible participant receives a grant of stock options or RSUs in the calendar year such retirement occurs, generally, the participant will vest in a pro-rata amount of the award he or she would be otherwise entitled based upon the number of complete months of employment during the calendar year such retirement occurs. Holders have the lesser of five years from the date of retirement or the remaining period before expiration to exercise any vested stock options. Mr. Bradway and Dr. Reese are eligible to receive this benefit because each has met the above-mentioned retirement requirements.

Performance Units

Performance units are generally forfeited unless a participant is continuously employed through the last business day of the performance period. The underlying principle is that the participant needs to have been an active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. Exceptions to this treatment are a termination of employment in connection with a change of control or the death, disability, or retirement of a participant.

Change of Control. Generally, with respect to grants of outstanding performance units, the performance period terminates as of the last business day of the last completed fiscal quarter preceding the change of control. The TSR market condition performance is based on: (A) our TSR performance for which our ending Common Stock price is computed on the greater of (i) the average daily closing price of our Common Stock for the last twenty (20) trading days of such shortened period, or (ii) the value of consideration paid for a share of our Common Stock in the change of control (whether such consideration is paid in cash, stock or other property, or any combination thereof); and (B) the TSR performance of the companies in the applicable reference group based on such companies’ average daily closing stock price for the last twenty (20) trading days of such shortened performance period. With respect to the operating performance measures, if the change of control occurs: (i) during the first fiscal year of the performance period, target levels of performance shall be used to calculate the payment; and (ii) subsequent to the first fiscal year of the performance period, actual levels of performance for completed fiscal year(s) shall be used to calculate the payment. In the event of a change of control during the first six months of the performance period, however, the participant is entitled to a payment equal to an amount calculated in the manner described above, but pro-rated for the number of complete months elapsed during the shortened performance period. Change of control provisions for the 2018-2020 performance units granted to Mr. Gordon are the same as described above, except for design modifications to address Mr. Gordon’s hire date of September 3, 2018. If the change of control occurred in 2020, he would have received an amount based on actual levels of performance for the first fully completed fiscal year. Mr. Gordon’s performance units performance period ended December 31, 2020 and were earned at 95.3% of target.

Death or Disability. For all performance unit grants made in calendar years prior to the year death or disability occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. For a performance unit grant made in the calendar year in which death or disability occurs, a participant will be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment in the calendar year such event occurs.

Retirement. In the event of retirement of a participant who is a retirement-eligible participant, for performance unit grants made in calendar years prior to the year in which retirement occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If a retirement-eligible participant receives a performance unit grant in the calendar year such retirement occurs, the participant will be paid a pro-rata amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of

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Executive Compensation Tables

employment during the calendar year such retirement occurs. Mr. Bradway and Dr. Reese are eligible to receive this benefit because each has met the above-mentioned retirement requirements.

Severance Terms in Messrs. Gordon’s and Griffith’s Offer Letters

We entered into offer letters with Mr. Gordon in connection with his initial hiring as Executive Vice President, Global Commercial Operations, effective September 3, 2018, and with Mr. Griffith in connection with his initial hiring as Executive Vice President, Finance, effective October 23, 2019, which provide for limited severance benefits in the event of termination of employment by us, other than for “cause.” As discussed previously, we generally provide these terms in our offer letters with newly hired executive officers. Specifically, each offer letter provides for cash severance protection for three years following his employment date equal to two year’s annual base salary and target annual cash incentive award, plus up to 18 months of COBRA medical and dental coverage paid for by us. Benefits of this type are provided to officer-level candidates to provide an incentive to them to join our Company by reducing the risk of making such a job change. These severance benefits for Messrs. Gordon and Griffith expire on September 3, 2021 and October 23, 2022, respectively, and are payable only if the executive is terminated other than for “cause.” For purposes of the offer letter, “cause” is defined as: (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of the Company; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical, or immoral conduct; or (vi) breach of our Proprietary Information and Inventions Agreement.

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits: (i) to each of our NEOs upon a change of control, upon a qualifying termination within two years following a change of control, or upon death or disability; (ii) to Mr. Bradway and Dr. Reese upon retirement; and (iii) to Messrs. Gordon and Griffith, upon termination without “cause.” All amounts shown in the tables below assume that the triggering events occurred on December 31, 2020 and do not include: (i) the 2018-2020 performance unit awards and the 2020 EIP payouts, which were earned as of December 31, 2020; (ii) other benefits earned during the term of our NEO’s employment that are available to all salaried staff members, such as accrued vacation; (iii) benefits paid by insurance providers under life and disability policies; and (iv) benefits previously accrued and vested under the SRP and the NDCP. For information on the accrued amounts payable under these plans, see the “Nonqualified Deferred Compensation” table above. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from the Company. In accordance with SEC rules, the value of accelerated equity awards shown in the tables below was calculated using the closing price of our Common Stock on December 31, 2020 ($229.92). The amounts shown for accelerated stock options is the difference between the closing price at December 31, 2020 ($229.92), and the exercise price of unvested stock options, multiplied by the number of unvested stock options. The value per unit of accelerated RSUs and performance units, including the related accrued dividend equivalents (rounded down to the nearest whole number of units), equals the applicable closing price multiplied by the number of units and dividend equivalents vested or earned, as applicable, as a result of such event

Estimated Payments to Robert A. Bradway

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		8,200,000		0		0

Intrinsic value of accelerated unvested stock options	0		14,055,438		14,055,438		14,055,438

Intrinsic value of accelerated unvested RSUs	0		10,303,405		10,303,405		10,303,405

Value of 2020-2022 performance units	5,624,533	(1)	5,624,533	(1)	5,305,634	(2)	5,305,634	(2)

Value of 2019-2021 performance units	11,714,424	(1)	11,714,424	(1)	10,691,050	(2)	10,691,050	(2)

Continuing health care benefits for 18 months(3)	0		39,341		0		0

Continuing retirement plan contributions for two years(4)	0		825,000		0		0

Total	17,338,957		50,762,141		40,355,527		40,355,527

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Executive Compensation Tables

Estimated Payments to Murdo Gordon

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Termination Without Cause($)(5)	Death or Disability($)

Lump sum cash severance payment	0		4,202,800		4,202,800	0

Intrinsic value of accelerated unvested stock options	0		2,071,887		0	2,071,887

Intrinsic value of accelerated unvested RSU’s	0		4,434,467		0	4,434,467

Value of 2020-2022 performance units	1,601,163	(1)	1,601,163	(1)	0	1,510,574	(2)

Value of 2019-2021 performance units	3,346,716	(1)	3,346,716	(1)	0	3,054,487	(2)

Continuing health care benefits for 18 months(3)	0		39,341		39,341	0

Continuing retirement plan contributions for two years(4)	0		425,280		0	0

Acceleration of unvested balance of SRP	0		372,760		0	372,760

Acceleration of unvested balance of DCP	461,074		461,074		461,074	461,074

Total	5,408,953		16,955,488		4,703,215	11,905,249

Estimated Payments to David M. Reese

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		3,428,948	(6)	0		0

Intrinsic value of accelerated unvested stock options	0		2,545,774		2,545,774		2,545,774

Intrinsic value of accelerated unvested RSU’s	0		4,693,817		2,158,348	(7)	4,693,817

Value of 2020-2022 performance units	1,601,163	(1)	1,601,163	(1)	1,510,574	(2)	1,510,574	(2)

Value of 2019-2021 performance units	3,346,716	(1)	3,346,716	(1)	3,054,487	(2)	3,054,487	(2)

Continuing health care benefits for 18 months(3)	0		39,341		0		0

Continuing retirement plan contributions for two years(4)	0		410,200		0		0

Total	4,947,879		16,065,959		9,269,183		11,804,652

Estimated Payments to Peter H. Griffith

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Termination Without Cause($)(5)	Death or Disability($)

Lump sum cash severance payment	0		3,977,200		3,977,200	0

Intrinsic value of accelerated unvested stock options	0		0		0	0

Intrinsic value of accelerated unvested RSU’s	0		5,161,244		0	5,161,244

Value of 2020-2022 performance units	1,562,076	(1)	1,562,076	(1)	0	1,473,557	(2)

Value of 2019-2021 performance units	0		0		0	0

Continuing health care benefits for 18 months(3)	0		39,341		39,341	0

Continuing retirement plan contributions for two years(4)	0		402,720		0	0

Acceleration of unvested balance of SRP	0		29,947		0	29,947

Total	1,562,076		11,172,528		4,016,541	6,664,748

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Executive Compensation Tables

Estimated Payments to Esteban Santos

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)	Death or Disability($)

Lump sum cash severance payment	0		3,930,000		0	0

Intrinsic value of accelerated unvested stock options	0		3,364,903		0	3,364,903

Intrinsic value of accelerated unvested RSU’s	0		2,572,345		0	2,572,345

Value of 2020-2022 performance units	1,562,076	(1)	1,562,076	(1)	0	1,473,557	(2)

Value of 2019-2021 performance units	2,928,261	(1)	2,928,261	(1)	0	2,672,590	(2)

Continuing health care benefits for 18 months(3)	0		43,611		0	0

Continuing retirement plan contributions for two years(4)	0		398,000		0	0

Total	4,490,337		14,799,196		0	10,083,395

(1)

In the event of a change of control (with or without a qualifying termination) that occurs after the first six months of the 2020-2022 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2020, multiplied by a payout percentage of 82.9%, which employs the plan dictated target level of performance for the operating performance measures of 100% modified down by 17.1 percentage points by the TSR modifier which is based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 5, 2020 grant date through September 30, 2020, the last business day of the last fiscal quarter before the change in control.

In the event of a change of control occurring (with or without a qualifying termination) that occurs during the second year of the 2019-2021 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2020, multiplied by a payout percentage of 130.5%, which is the percentage based on the estimated outcomes of our operating performance measures achieved during the first year of the performance period of 100.5%, increased by the TSR modifier by 30 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2019 grant date to September 30, 2020, the last business day of the last fiscal quarter before the change in control.

Our TSRs for purposes of determining the payout percentages of these awards would be based on the higher of: (i) the average closing price of our Common Stock for the last 20 trading days of the shortened performance period ended on September 30, 2020; and (ii) the value of consideration the acquirer paid for a share of our Common Stock in the change of control. For purposes of the payout values shown in the tables, the TSRs for our Common Stock were based on the respective actual TSRs over the respective averaging periods ending September 30, 2020, the last business day of the last fiscal quarter before the change in control. The resulting number of units that would have been so earned was multiplied by $229.92, the closing price of our Common Stock on December 31, 2020.

For information on the actual number of units to be earned for these performance unit grants, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(2)

In the event death or disability occurs, the participant is entitled to the number of performance units that would have been earned by the NEO if he had remained employed for the entire performance period. For purposes of the payout values shown in the tables, the number of units that would have been earned was multiplied by $229.92, the closing price of our Common Stock on December 31, 2020.

For the 2020-2022 performance period, the number of performance units that would have been earned has been estimated as the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2020, multiplied by the payout percentage of 78.2%. The payout percentage is based on the estimated outcomes as of December 31, 2020, of our operating performance measures to be achieved during the performance period of 108.2%, which was decreased by the TSR modifier by 30 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 5, 2020 grant date to December 31, 2020.

For the 2019-2021 performance period, the number of performance units that would have been earned has been estimated as the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2020, multiplied by the payout percentage of 119.1%. The payout percentage is based on the estimated outcomes as of December 31, 2020, of our operating performance measures to be achieved during the performance period of 93.1%, which was increased by the TSR modifier by 26 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2019 grant date to December 31, 2020.

In the event of actual death or disability, payout of shares in satisfaction of amounts earned for grants for the 2020-2022 and 2019-2021 performance periods would not occur until after the end of the performance periods and would be based on actual performance through the end of the performance period. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

As Mr. Bradway and Dr. Reese were retirement-eligible as of December 31, 2020, the retirement payout amounts for performance units for the 2020-2022 and 2019-2021 performance periods were calculated in the same manner as the respective death and disability amounts.

(3)

Reflects the estimated cost of medical, dental, and vision insurance coverage based on rates charged to our staff members for post-employment coverage provided in accordance with COBRA for the first 18 months following termination adjusted for the last six months of this period by an 5% inflation factor for medical coverage and a 3% inflation factor for dental coverage.

(4)

Reflects the value of retirement plan contributions for two years calculated as two times the sum of: (i) $2,500; and (ii) the product of: (a) 10%; and (b) the sum of the NEO’s annual base salary as of December 31, 2020, and the NEO’s targeted annual cash incentive award for 2020 (which equals the NEO’s annual base salary as of December 31, 2020, multiplied by the NEO’s target annual cash incentive award percentage for 2020).

(5)

Reflects amounts that would be paid to Messrs. Gordon and Griffith pursuant to their offer letters in the event Messrs. Gordon and Griffith were terminated without “cause,” including two years of annual salary and annual target incentive bonus, as defined, and the cost of providing continuing medical and dental insurance coverage for 18 months in accordance with COBRA calculated in the same manner as described in footnote 3 above. The terms of Mr. Gordon’s and Mr. Griffith’s offer letters relating to these benefits expire at the end of the third year of their employment on September 3, 2021 and October 23, 2022, respectively.

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Executive Compensation Tables

(6)

Reflects the cash severance payment pursuant to our Change of Control Severance Plan described above. The payment to Dr. Reese was reduced by $623,052 from the amounts otherwise due to him to avoid excise tax he would be liable for if all benefits pursuant to the Change of Control Severance Plan were paid to Dr. Reese. For purposes of determining whether the cash severance payment reduction should be made, we applied the highest applicable federal and state income tax rates to the benefits subject to income taxes that would be payable to Dr. Reese pursuant to the Change of Control Severance Plan in the table above.

(7)

Excludes the value of unvested RSUs (including related accrued dividend equivalents rounded down to the nearest whole number of units) granted to Dr. Reese on May 1, 2017 and November 2, 2018, totaling 11,027 units which do not provide for continued vesting after retirement.

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Director Compensation

Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract the best talent to our Board of Directors, or Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to cash compensation, we provide equity grants and have stock ownership guidelines to align the directors’ interests with our stockholders’ interests and to focus on our long-term growth and success. Directors who are our employees are not paid any fees for serving on our Board or for attending Board meetings.

2020 Director Compensation

In 2020, we provided the following compensation to our non-employee directors:

Position		Annual Cash Retainer ($)	Annual Equity Awards (Restricted Stock Units Grant Date Market Value) ($)

Non-Employee Director		$100,000	$200,000

Lead Independent Director		$35,000	—

Committee Chair Retainer		$20,000	—

Committee Meeting Attendance (per meeting)	In-Person:	$2,000	—
	Telephonic:	$1,000	—

Equity Incentives. Each non-employee director received an automatic annual grant of restricted stock units, or RSUs, on the third business day after the release of our first fiscal quarter earnings, with a grant date fair market value of $200,000, based on the closing price of our Common Stock on the grant date (rounded down to the nearest whole number). The RSUs vest immediately, and to further support long-term holding, a director may choose to defer receipt of such shares. Directors who elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. Further, to increase their equity holdings, a director may also elect to receive deferred vested RSUs in lieu of up to 100% of his or her cash compensation.

Director Stock Ownership Guidelines. All non-employee directors are expected to hold the equivalent of five times the Board annual cash retainer ($500,000 in 2020) in our Common Stock while serving as a non-employee director.

All non-employee directors are expected to comply with the stock ownership guidelines on or before December 31st of the calendar year in which the fifth anniversary of their first date of election (by stockholders or the Board) falls. For purposes of the Board stock ownership guidelines, issued and outstanding shares of our Common Stock held beneficially or of record by the non-employee director, issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines), and vested RSUs that are deferred will count towards satisfying these stock ownership guidelines. All directors with compliance dates that were on or prior to December 31, 2020, met the stock ownership guidelines as of that date.

Board members are subject to our insider trading policy that prohibits engaging in short sales with respect to the Company’s securities,

purchasing or pledging the Company’s stock on margin(1), or entering into any hedging, derivative or similar transactions with respect to the Company’s securities.

Expenses. Directors are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings and conferences with our Senior Management. We make tax gross-up payments to our directors to reimburse them for additional income taxes imposed when we are required to impute income on perquisites that we provide. Guests of our Board members are occasionally invited to Board events, and we may pay or reimburse travel expenses and may provide transportation on our aircraft for both the director and his or her guest.

Deferred Compensation. Non-employee directors are eligible to participate in the Nonqualified Deferred Compensation Plan that we maintain for our staff members (see “Nonqualified Deferred Compensation” in our Executive Compensation Tables above for more information). Earnings under this plan are market-based—there are no “above market” or guaranteed rates of returns.

Charitable Contributions. Through The Amgen Foundation, Inc., the Company maintains a charitable contributions matching gift program for all eligible staff members and non-employee directors. Our directors participate in the program on the same terms as our staff members. The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, qualifying donations made by directors and staff members to eligible organizations, up to $20,000 per person, per year. Separate, and in addition to this ongoing annual program, The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, donations to specified disaster relief organizations, up to $20,000 per deployment per person.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

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Director Compensation

Changes to Director Compensation for 2021

In October 2020, as part of its oversight and periodic review, the Governance and Nominating Committee, or Governance Committee, reviewed our director compensation program. Director compensation was last evaluated by the Governance Committee in October 2017, and no changes were recommended at that time. To advise on director compensation, the Governance Committee retained Frederic W. Cook & Co., Inc., or FW Cook, as an independent consultant to the Governance Committee. FW Cook provided detailed director pay comparisons against the same peer group companies that are used in assessing compensation for our executive officers.

FW Cook determined that director compensation practices had migrated since the Governance Committee’s last review in 2017 and the Board’s last approval of changes to the director compensation program in 2013. Based on this review and recommendations by FW Cook, the Governance Committee recommended to the Board, and the Board approved, changes to the compensation of our non-employee directors, effective January 1, 2021, to align our director compensation program to market practices. Specifically, the Board modified the structure of director compensation to: (i) replace committee meeting fees with committee retainers as attendance at committee meetings is part of regular Board service; (ii) slightly increase the amounts of the annual cash retainer, the lead independent director retainer, the Audit Committee Chair retainer, and the value of the annual equity award grant; and (iii) to better align with the term of director elected service, move the grant date for director annual equity awards to the date of the annual meeting of stockholders, commencing with the 2021 annual meeting of stockholders. Our Board believes that Board service extends beyond meeting attendance and that these changes are appropriate given the structural changes to director compensation that were observed in the market and the pay levels that were indicated by the market data. Other than the changes described in this section, director compensation remains the same as in 2020.

Director Compensation Effective January 1, 2021

Position	Annual Cash Retainer ($)		Annual Equity Awards (Restricted Stock Units Grant Date Market Value) ($)

Non-Employee Director	$105,000	(1)	$210,000

Lead Independent Director Retainer	$40,000		—

Committee Chair Retainers			—

Audit Committee Chair	$30,000		—

Other Committee Chairs (Compensation and Management Development, Corporate Responsibility and Compliance, and Governance Committees)	$20,000		—

Committee Member Meeting Retainer	$12,500		—

(1)	Has the effect of increasing the non-employee director stock ownership requirement of five times the annual cash retainer to $525,000.

88       ï 2021 Proxy Statement

Director Compensation

Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2020. Robert A. Bradway, our Chairman of the Board, Chief Executive Officer and President is not included in the table as he is an employee and thus receives no compensation for his service as a director.

Non-Employee Director	Fees Earned or Paid in Cash($)(3)	Stock Awards($)(4)(5)	All Other Compensation($)(6)	Total($)

Wanda M. Austin	125,000	199,961	20,000	344,961

Brian J. Druker	120,000	199,961	10,000	329,961

Robert A. Eckert	175,000	199,961	20,000	394,961

Greg C. Garland	140,000	199,961	20,000	359,961

Fred Hassan	125,000	199,961	20,000	344,961

Rebecca M. Henderson(1)(2)	0	257,961	35,494	293,455

Charles M. Holley, Jr.	145,000	199,961	10,000	354,961

Tyler Jacks	120,000	199,961	4,938	324,899

Ellen J. Kullman(2)	0	324,961	20,000	344,961

Amy E. Miles(1)	59,000	99,825	0	158,825

Ronald D. Sugar	140,000	199,961	20,000	359,961

R. Sanders Williams	120,000	199,961	20,453	340,414

(1)

Dr. Henderson retired from our Board in May 2020 and Ms. Miles joined our Board on July 23, 2020. Accordingly, fees earned consist of a pro-rata amount of the annual retainer fee (pro-rated on a monthly basis for actual service) and fees for committee meetings attended in 2020.

(2)

Dr. Henderson and Ms. Kullman elected to receive 100% of their respective annual retainer and committee meeting fees in the form of deferred vested RSUs, the value of which are reflected in the stock awards column in accordance with Accounting Standards Codification Topic 718.

(3)	Reflects all fees earned by members of our Board for participation in regular, telephonic, and special meetings of Board committees and annual retainers, as applicable.
(4)

Reflects the grant date fair values of RSUs determined in accordance with Accounting Standards Codification Topic 718 consisting of 846 RSUs granted on May 5, 2020, to each director named above, except Ms. Miles. Ms. Miles was granted 408 RSUs on July 31, 2020, which reflects a proration of the annual grant for the time she served on the Board during 2020. The grant date fair values of all of the annual awards are based on the closing price of our Common Stock on the grant date ($236.36 and $244.67 on May 5 and July 31, respectively) multiplied by the number of RSUs granted. Such grants occurred on the third business day after release of our annual or quarterly earnings, as applicable. Directors that elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. All of the RSUs granted to directors were fully vested upon grant.

In addition to the annual grants discussed above, Dr. Henderson and Ms. Kullman were granted RSUs in lieu of cash fees earned in 2020 for 100% of their annual retainer and committee meeting fees (rounded down to the nearest whole number of units) as follows:

	Granted on

Non-Employee Director	May 5, 2020	July 31, 2020	November 2, 2020	February 5, 2021

Rebecca M. Henderson	122	118	N/A	N/A

Ellen J. Kullman	131	241	140	16

The grant date fair values per unit for these awards were $236.36, $244.67, $220.21 and $236.32 for May 5, 2020, July 31, 2020, November 2, 2020, and February 5, 2021, respectively.

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Director Compensation

(5)

The table below shows the aggregate number of deferred stock awards (deferred RSUs and dividend equivalents) and stock option awards outstanding for each non-employee director as of December 31, 2020. Deferred stock awards consist of vested RSUs for which receipt of the underlying shares of our Common Stock has been deferred (vested/deferred RSUs) and dividends on vested/deferred RSUs deemed automatically reinvested to acquire additional vested/deferred RSUs (rounded down to the nearest whole number of units). Directors may elect to defer issuance of shares until a later date, which would result in a deferral of taxable income to the director until the lapse of such deferral. Upon the lapse of any applicable deferral period, the vested/deferred RSUs are paid in shares of our Common Stock on a one-for-one basis. Stock option awards consist of fully vested stock options.

Non-Employee Director	Deferred Restricted Stock Units and Dividend Equivalents as of December 31, 2020(a)	Stock Option Awards Outstanding as of December 31, 2020(b)

Wanda M. Austin	0	0

Brian J. Druker	2,775	0

Robert A. Eckert	11,838	20,000

Greg C. Garland	0	0

Fred Hassan	0	0

Rebecca M. Henderson	15,253	5,000

Charles M. Holley, Jr.	4,058	0

Tyler Jacks	9,608	0

Ellen J. Kullman	6,481	0

Amy E. Miles	0	0

Ronald D. Sugar	15,805	5,000

R. Sanders Williams	0	0

(a)	Restricted stock units and related dividend equivalents are all vested, but receipt has been deferred.
(b)	All stock options are vested.
(6)	The table below provides a summary of amounts paid by the Company for perquisites and other special benefits.

Non-Employee Director	Matching of Charitable Contributions ($)(a)	Other(b)		Dividends Accrued on Vested/ Deferred RSUs($)(c)	Total($)
		Aggregate Incremental Amounts($)	Tax Gross- Up($)

Wanda M. Austin	20,000	0	0	0	20,000

Brian J. Druker	10,000	0	0	0	10,000

Robert A. Eckert	20,000	0	0	0	20,000

Greg C. Garland	20,000	0	0	0	20,000

Fred Hassan	20,000	0	0	0	20,000

Rebecca M. Henderson	20,000	1,490	553	13,451	35,494

Charles M. Holley, Jr.	10,000	0	0	0	10,000

Tyler Jacks	4,938	0	0	0	4,938

Ellen J. Kullman	20,000	0	0	0	20,000

Amy E. Miles	0	0	0	0	0

Ronald D. Sugar	20,000	0	0	0	20,000

R. Sanders Williams	20,000	0	453	0	20,453

(a)	These are charitable contributions of The Amgen Foundation, Inc. that matched the directors’ charitable contributions made in 2020.
(b)

With respect to Dr. Henderson, reflects the costs of gifts given to her and related tax gross-up in connection with her retirement from our Board. With respect to Dr. Williams, reflects incremental travel costs while on business imputed to him for income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances.

(c)

Amounts reflect dividends accrued on vested/deferred RSUs granted prior to 2011 as the impact of dividends was not considered in determining the grant date fair values of these awards for purposes of reporting compensation in the “Stock Awards” column in the “Director Compensation Table” in the Company’s proxy statements in prior years because we did not pay dividends at the time of grant.

90       ï 2021 Proxy Statement

Security Ownership of Directors and Executive Officers

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 19, 2021 by: (i) each current director and nominee; (ii) our Named Executive Officers, or NEOs (as specified on page 41); and (iii) all of our current directors and executive officers as a group. There were 575,802,477 shares of our Common Stock outstanding as of March 19, 2021. None of our directors, nominees, NEOs, or executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of Common Stock.

	Amgen Inc. Common Stock(1)(2)
Beneficial Owner	Total Common Stock Beneficially Owned	Shares Acquirable Within 60 Days	Percent of Total
Non-Employee Directors and Nominees
Wanda M. Austin	3,194	0	*
Brian J. Druker(3)	0	0	*
Robert A. Eckert(3)	20,435	20,000	*
Greg C. Garland	9,024	0	*
Fred Hassan	9,191	0	*
Charles M. Holley, Jr.(3)(4)	1,260	0	*
Tyler Jacks(3)	1,890	0	*
Ellen J. Kullman(3)	410	0	*
Amy E. Miles	408	0	*
Ronald D. Sugar(3)	2,000	2,000	*
R. Sanders Williams	4,409	0	*

Named Executive Officers
Robert A. Bradway	927,738	383,637	*
Murdo Gordon	36,580	14,559	*
David M. Reese	61,647	39,728	*
Peter H. Griffith	0	0	*
Esteban Santos	108,948	70,409	*
All current directors, NEOs and executive officers as a group (20 individuals)(5)	1,417,886	674,033	*

*	Less than 1%.
(1)

Information in this table is based on our records and information provided by directors, NEOs, executive officers, and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws, where applicable, each of the directors and nominees, NEOs, and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)

Includes shares which the individuals shown have the right to acquire (a) upon vesting of restricted stock units, or RSUs, and related dividend equivalents (excluding fractional shares), where the shares are issuable as of March 19, 2021, or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of March 19, 2021, or within 60 days thereafter, as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person. Dividend equivalents credited on RSUs are deemed reinvested and are paid out with the vested RSUs in shares of our Common Stock.

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Security Ownership of Directors and Executive Officers

(3)	Excludes vested RSUs, and related dividend equivalents, for which receipt has been deferred to a date later than 60 days after March 19, 2021.

Name	RSUs and Dividend Equivalents Included	Stock Options Included	RSUs and Dividend Equivalents Excluded Because of Deferrals(6)
Wanda M. Austin	0	0	0
Brian J. Druker	0	0	2,775
Robert A. Eckert	0	20,000	11,838
Greg C. Garland	0	0	0
Fred Hassan	0	0	0
Charles M. Holley, Jr.	0	0	4,058
Tyler Jacks	0	0	9,608
Ellen J. Kullman	0	0	6,497
Amy E. Miles	0	0	0
Ronald D. Sugar	0	2,000	15,805
R. Sanders Williams	0	0	0
Robert A. Bradway	16,077	367,560	0
Murdo Gordon	1,563	12,996	0
David M. Reese	4,155	35,573	0
Peter H. Griffith	0	0	0
Esteban Santos	3,794	66,615	0

(4)	Shares held through the Holley Family Trust.
(5)

Includes 230,752 shares (excluding fractional shares) held by the four executive officers who are not NEOs and who have a right to acquire such shares upon the vesting of RSUs that have not been deferred to a date later than 60 days after March 19, 2021, or upon exercise of vested stock options as of March 19, 2021, or within 60 days thereafter. All current directors, NEOs, and executive officers as a group have the right to acquire a total of 32,929 shares upon vesting of RSUs, and related dividend equivalents, where the shares are issuable as of March 19, 2021, or within 60 days thereafter and 641,104 shares upon exercise of stock options that are vested as of March 19, 2021, or within 60 days thereafter.

(6)	Excludes fractional shares which are paid out in cash on the applicable payout date.

92       ï 2021 Proxy Statement

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our Common Stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our Common Stock as of March 19, 2021, based on a review of publicly available statements of beneficial ownership filed with the Securities and Exchange Commission, or SEC, on Schedules 13D and 13G through March 19, 2021.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	47,805,794	8.3%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	47,227,229	8.2%
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	31,762,327	5.5%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	30,113,284	5.2%

(1)

The “Percent of Total” reported in this column has been calculated based upon the numbers of shares of Common Stock outstanding as of March 19, 2021, and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)

The amounts shown and the following information was provided by BlackRock, Inc. pursuant to a Schedule 13G/A filed with the SEC on January 29, 2021. BlackRock, Inc. reports that it has sole voting power over 42,007,976 of these shares and sole dispositive power over 47,805,794 shares.

(3)

The amounts shown and the following information was provided by The Vanguard Group pursuant to a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group reports that it has sole voting power over 0 of these shares, shared voting power over 1,019,231 of these shares, and sole dispositive power over 44,579,018 of these shares.

(4)

The amounts shown and the following information was provided by Capital Research Global Investors pursuant to a Schedule 13G/A filed with the SEC on February 16, 2021. Capital Research Global Investors reports that it has sole voting power over 31,754,381 of these shares, and sole dispositive power over all 31,762,327 shares.

(5)

The amounts shown and the following information was provided by State Street Corporation pursuant to a Schedule 13G filed with the SEC on February 5, 2021. State Street Corporation reports that it has sole voting power over 0 of these shares, shared voting power over 21,865,022 of these shares, sole dispositive power over 0 of these shares, and shared dispositive power over 30,093,136 of these shares.

  ï 2021 Proxy Statement    93

Item 3 — Ratification of Selection of Independent Registered Public Accountants

Item 3

Ratification of Selection of Independent Registered Public Accountants

The Audit Committee of the Board of Directors, or Board, has selected Ernst & Young LLP, or EY, as our independent registered public accountants for the fiscal year ending December 31, 2021, and the Board has directed that management submit this selection for ratification by the stockholders at our 2021 Annual Meeting of Stockholders, or Annual Meeting. EY has served as our independent registered public accounting firm and has audited our financial statements since the Company’s inception in 1980. The Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accountants, their technical expertise, and knowledge of our operations and industry. Based on this evaluation, the members of the Audit Committee believe that the continued retention of EY as our independent registered public accountants is in the best interests of the Company and its stockholders. In conjunction with the mandated rotation of EY’s lead engagement partner, the Audit Committee and its

Chair are directly involved in the selection of EY’s new lead engagement partner. The process for selection of EY’s lead engagement partner involves a meeting between the Audit Committee’s Chair and the candidate, as well as an assessment by the full Audit Committee and management. A representative of EY is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Stockholder ratification of the selection of EY as our independent registered public accountants is not required by the Amgen Inc. Restated Certificate of Incorporation, the Amended and Restated Bylaws of Amgen Inc., or otherwise. However, the Board is submitting the selection of EY to our stockholders for ratification because we believe it is a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

94       ï 2021 Proxy Statement

Audit Matters

Audit Matters

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

The Audit Committee has also discussed with Ernst & Young LLP, or EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the

PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with EY their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Charles M. Holley, Jr., Chair

Wanda M. Austin

Fred Hassan

Ellen J. Kullman

Amy E. Miles

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by EY for audits of the years ended December 31, 2020 and December 31, 2019, and fees for other services rendered by EY during these periods.

	2020	2019
Audit	$8,860,000	$8,049,000
Audit-Related	387,000	410,000
Tax	5,000	50,000
All Other Fees	0	0
Total Fees	$9,252,000	$8,509,000

Included in Audit fees above are professional services associated with the integrated audit of our consolidated financial statements and our internal control over financial reporting and the statutory audits of various subsidiaries of the Company. Audit-Related fees are attributable to assurance and related services that are also performed by our independent registered public accountants, including attest related services, accounting consultations, and audits of employee benefit plan information. The Audit Committee has considered whether the Audit-Related services provided by EY are compatible with maintaining that firm’s independence. Tax fees include assistance with various corporate tax compliance and tax-related matters.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by EY. The Audit Committee, or the Chair of the Audit Committee who has been granted authority by the Audit Committee, approves each audit or non-audit service prior to the engagement of EY for such service. Each such service approved by the Chair of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

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Annual Report on Form 10-K

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for fiscal 2020, which contains the consolidated financial statements of the Company for fiscal 2020, accompanies this proxy statement, but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2020, filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Senior Manager, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, or contact Investor Relations by telephone at (805) 447-1060 or email at investor.relations@amgen.com. The Company’s Annual Report on Form 10-K is also available online on the Company’s website at www.amgen.com(1). A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon payment to the Company of the cost of furnishing them.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

96       ï 2021 Proxy Statement

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Under our written Approval of Related Party Transactions policy, a Securities and Exchange Commission, or SEC, related party transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors, or Board, one of our executive officers or a nominee to become a member of our Board; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

All potential related party transactions are presented to the Audit Committee for its consideration and, if the Audit Committee deems it appropriate, approval. The Audit Committee considers all relevant facts and circumstances available to it, including the recommendation of management. No member of the Audit Committee participates in any review, consideration, or approval of any related party transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related party transaction to the Audit Committee.

Related party transactions may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each scheduled meeting of the Audit Committee, management is required to update the Audit Committee as to any material changes to any approved or ratified related party transaction. A “SEC Related Party Transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including but not limited to any indebtedness or guarantee of indebtedness) between us and any of the persons listed in the first paragraph of this section. A related party transaction also includes any material amendment or modification to an existing related party transaction.

The Audit Committee has excluded each of the following related party transactions under the terms of our Approval of Related Party Transactions policy:

1.	Any matters related to compensation or benefits to the extent such compensation or benefits would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

2.

Transactions involving less than $120,000 (or such different amount as may require disclosure or approval under any future amendment to the rules and regulations of the SEC, including Item 404 of Regulation S-K, or the listing requirements of The NASDAQ Stock Market LLC, including Rule 5630) when aggregated with all similar transactions; or

3.	Transactions approved by another independent committee of the Board.

In deciding whether to approve or ratify a related party transaction, the Audit Committee will consider the following factors:

•	Whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Separately, to avoid even the appearance of a conflict of interest related to service on our Board, we require appropriate reporting of such service in scientific publications and presentations.

We are not aware of any related party transactions during fiscal year 2020 that require disclosure under the SEC’s rules.

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Information Concerning Voting and Solicitation

Information Concerning Voting and Solicitation

General

The enclosed proxy is solicited on behalf of the Board of Directors, or Board, of Amgen Inc., a Delaware corporation, for use at our 2021 Annual Meeting of Stockholders, or Annual Meeting, to be held on Tuesday, May 18, 2021, at 11:00 A.M., Pacific Time, or any continuation, postponement, or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. After careful consideration, in light of the ongoing COVID-19 pandemic and our successful 2020 virtual annual meeting of stockholders, our 2021 Annual Meeting, will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2021. You will not be able to attend the Annual Meeting in person.

Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2021 and using your control number.

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 6, 2021, to all stockholders entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Stockholder Meeting to Be Held on May 18, 2021.

This proxy statement, our 2020 annual report and our other proxy materials are available at: www.proxyvote.com. At this website, you will find a complete set of the following proxy materials: notice of 2021 Annual Meeting of Stockholders; proxy statement; 2020 annual report; and form proxy card. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.

What Are You Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•	The election of the 11 director nominees named herein to serve on our Board for a term of office expiring at the 2022 annual meeting of stockholders;

•	The advisory vote to approve our executive compensation;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2021; and

•	Any other business as may properly come before the Annual Meeting.

Who Can Vote

The Board has set March 19, 2021, as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a stockholder of record of our Common Stock, $.0001 par value per share, or Common Stock, as of the close of business on March 19, 2021. You are entitled to one vote on each nominee’s election and on each other proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are in attendance or your shares are represented by a valid proxy.

Difference Between a Stockholder of Record and a “Street Name” Holder

If your shares are registered directly in your name in the records of the Company’s transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust, or other nominee, then the broker, bank, trust, or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust, or other nominee how to vote their shares using the methods described below under “Voting Your Shares.”

Shares Outstanding and Quorum

At the close of business on March 19, 2021, there were 575,802,477 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of the holders of a majority of the outstanding shares of our Common Stock entitled to vote constitutes a

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quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

•	You are in attendance at the Annual Meeting; or

•	Your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone, or over the internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust, or other nominee submits a proxy covering your shares. Your broker, bank, trust, or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust, or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the chair of the meeting or by the vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.

Voting Your Shares

You may vote by attending the Annual Meeting and voting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Shares Held as a Record Holder. If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the internet, you may submit a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may submit a proxy over the internet or by telephone by following the instructions on the proxy card, or by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

Shares Held in Street Name. If you hold your shares of Common Stock in street name, you will receive a Notice from your broker, bank, trust, or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust, or other nominee may allow you to deliver your voting instructions over the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker, bank, trust, or other nominee.

The internet(1) and telephone voting facilities will close at 11:59 P.M., Eastern Time, on May 17, 2021. Stockholders who submit a proxy by internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust, or other holder of record by mail.

YOUR VOTE IS VERY IMPORTANT.

You should submit your proxy even if you plan to

attend the Annual Meeting.

Voting at the Annual Meeting

As discussed previously, after careful consideration, in light of the ongoing COVID-19 pandemic and our successful 2020 virtual annual meeting of stockholders, our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2021. You will not be able to attend the Annual Meeting in person. To participate, vote, and examine our list of stockholders at the Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/AMGN2021 using the control number on the Notice, proxy card, or voting instruction form. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote while in attendance at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting. Please see the important instructions and requirements below regarding “Attendance at the Annual Meeting.”

To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2021. For shares held as a record holder or in street name, you will need the control number that appears on your Notice, proxy card, or voting instruction form.

Changing Your Vote

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) duly submitting a later-dated proxy over the internet, by mail, or by telephone, (ii) delivering a written notice of revocation to the attention of the Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, or (iii) attending the Annual Meeting and voting at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust, or other nominee.

(1)

Stockholders who submit a proxy through the internet or telephone should be aware that they may incur costs to access the internet or telephone, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the stockholder.

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Information Concerning Voting and Solicitation

If You Receive More Than One Proxy Card or Notice

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card or Notice you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on March 19, 2021, are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS VERY IMPORTANT.

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of the 11 nominees listed in this proxy statement to serve on our Board for a term of office expiring at the 2022 annual meeting of stockholders;

•	FOR the advisory vote to approve our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2021.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question and therefore will have no effect on the outcome of the vote. Brokers generally have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board or on the advisory vote to approve our executive compensation.

In their discretion, the proxy holders named in the proxy solicited by the Company are authorized to vote the proxies in their discretion on any other matters that may properly come before the Annual Meeting and any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder nomination was received on a timely basis, so no such matter may be brought to a vote at the Annual Meeting.

Inspector of Election and Counting of Votes

All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals, and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors. We have a majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against,” or “abstain” for each nominee. Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares in attendance at the Annual Meeting or represented by proxy. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. For these purposes, abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote on this proposal.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation contingent upon acceptance by the Board to the Board promptly after certification of the election results of the stockholder vote. The Governance and Nominating Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

Management Proposals (Advisory Vote to Approve Our Executive Compensation and Ratification of Ernst & Young LLP). The approval of the advisory vote to approve our executive compensation and the ratification of the selection of Ernst & Young LLP requires the affirmative votes of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” each proposal.

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Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification. Brokers do not have discretionary authority to vote on the advisory vote to approve our executive compensation. Broker non-votes, therefore, will have no effect on the advisory votes to approve our executive compensation as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly, and mailing of this proxy statement, the proxy, the Notice, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members. No additional compensation will be paid to our directors, officers, or staff members for such services. In addition, we have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of approximately $100,000 plus distribution costs and other costs and expenses. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 during ordinary business hours for the ten days prior to the Annual Meeting and also will be available for stockholders to examine our list of stockholders at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2021 and using your control number.

Attendance at the Annual Meeting

Our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2021. You will be able to attend the Annual Meeting virtually, but not in person. The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2021 and using your control number. We encourage our stockholders to access the meeting approximately 15 minutes in advance of the designated start time to test their devices’ audio systems.

Submitting Questions at the Annual Meeting

Once online access to the Annual Meeting is open, stockholders may submit questions, if any, on www.virtualshareholdermeeting.com/AMGN2021. To demonstrate proof of stock ownership, you will need to enter the control number provided with your Notice, proxy card, or voting instruction form to submit questions and vote at our Annual Meeting. Questions pertinent to meeting matters and that are submitted in accordance with our Rules of Conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Technical Assistance

Beginning immediately prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting, please call our support team at 844-976-0738 (U.S.) or 303-562-9301 (International).

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Other Matters

Other Matters

Stockholder Proposals for the 2022 Annual Meeting

Stockholder Proposals and Director Nominees for Inclusion in our 2022 Proxy Statement

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2022 annual meeting of stockholders. To be eligible for inclusion in our 2022 proxy statement, your proposal must be received by our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, no later than December 7, 2021, and must otherwise comply with Rule 14a-8 under the Exchange Act. While our Board of Directors, or Board, will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Director Nominations Pursuant to Our Bylaws. Our Amended and Restated Bylaws of Amgen Inc., or Bylaws, permit an eligible stockholder, or group of up to 20 eligible stockholders, owning Amgen stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in Amgen’s proxy materials director nominees constituting up to the greater of 20% of the Board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the Bylaws (“Proxy Access”). To nominate a director pursuant to Proxy Access at the 2022 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. A fully compliant nomination notice must be received by us no earlier than November 7, 2021, and no later than December 7, 2021, assuming the date of the 2022 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2021 Annual Meeting of Stockholders, or Annual Meeting, and such nomination notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799.

Stockholder Proposals and Nominees Brought at the 2022 Annual Meeting Without Inclusion in our 2022 Proxy Statement

Business Proposals and Nominations Pursuant to our Bylaws. To nominate a director or bring any other business before the stockholders at the 2022 annual meeting of stockholders that will not be included in our 2022 proxy statement pursuant to Rule 14a-8 or the Proxy Access provisions of our Bylaws, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. In addition, assuming the date of the 2022 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the Annual Meeting, you must notify us in writing and such notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 no earlier than January 18, 2022, and no later than February 17, 2022.

You may write to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our Bylaws. Also, our Bylaws are filed with the Securities and Exchange Commission, or SEC, as an exhibit to our Exchange Act reports and can be accessed through the SEC’s EDGAR system.

The chair of the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2022 annual meeting of stockholders, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2022 annual meeting of stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers and banks with account holders who are our stockholders will be householding our proxy materials. A single Notice of Annual Meeting of Stockholders or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or bank that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.

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Other Matters

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Disclaimer

This proxy statement contains statements regarding future individual and Company performance targets and Company performance goals. These targets and Company performance goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or any collaboration to manufacture therapeutic antibodies against COVID-19), or the integration of Otezla® (apremilast) into our business (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, or effects relating to studies of Otezla as a potential treatment for COVID-19, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of March 19, 2021 and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the

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Other Matters

discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Other Matters

The Board knows of no matters other than those listed in the attached Notice of Annual Meeting of Stockholders that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

April 6, 2021

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Appendix A

Appendix A

Amgen Inc. Board of Directors

Guidelines for Director Qualifications and Evaluations

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1. Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

2. Candidate Identification and Evaluation Process

(a) For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b) In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

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Appendix B

Appendix B

Reconciliations of GAAP to Non-GAAP Measures

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Years ended December 31,

	2020	2019	2018
GAAP cost of sales	$6,159	$4,356	$4,101
Adjustments to cost of sales:
Acquisition-related expenses (a)	(2,797)	(1,291)	$(1,099)
Certain net charges pursuant to our restructuring initiatives	—	—	$(1)

Total adjustments to cost of sales	(2,797)	(1,291)	(1,100)

Non-GAAP cost of sales	$3,362	$3,065	$3,001

GAAP cost of sales as a percentage of product sales	25.4%	19.6%	18.2%
Acquisition-related expenses (a)	-11.5	-5.8	-4.9
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0

Non-GAAP cost of sales as a percentage of product sales	13.9%	13.8%	13.3%

GAAP research and development expenses	$4,207	$4,116	$3,737
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(120)	(87)	(78)
Certain net charges pursuant to our restructuring initiatives	(2)	(2)	(2)

Total adjustments to research and development expenses	(122)	(89)	(80)

Non-GAAP research and development expenses	$4,085	$4,027	$3,657

GAAP research and development expenses as a percentage of product sales	17.4%	18.5%	16.6%
Acquisition-related expenses (a)	-0.5	-0.4	-0.4
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	16.9%	18.1%	16.2%

GAAP selling, general and administrative expenses	$5,730	$5,150	$5,332
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(85)	(38)	(84)
Certain net charges pursuant to our restructuring initiatives	—	1	(16)
Other	(2)	—	—

Total adjustments to selling, general and administrative expenses	(87)	(37)	(100)

Non-GAAP selling, general and administrative expenses	$5,643	$5,113	$5,232

GAAP selling, general and administrative expenses as a percentage of product sales	23.6%	23.2%	23.7%
Acquisition-related expenses (a)	-0.3	-0.2	-0.4
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	-0.1
Other	0.0	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	23.3%	23.0%	23.2%

See footnotes on page B-4.

  ï 2021 Proxy Statement    B-1

Appendix B

	Years ended December 31,

	2020	2019	2018
GAAP operating expenses	$16,285	$13,688	$13,484
Adjustments to operating expenses:
Adjustments to cost of sales	(2,797)	(1,291)	(1,100)
Adjustments to research and development expenses	(122)	(89)	(80)
Adjustments to selling, general and administrative expenses	(87)	(37)	(100)
Certain net charges pursuant to our restructuring initiatives (b)	5	(44)	7
Certain other expenses (c)	(194)	(22)	(321)

Total adjustments to operating expenses	(3,195)	(1,483)	(1,594)

Non-GAAP operating expenses	$13,090	$12,205	$11,890

GAAP operating income	$9,139	$9,674	$10,263
Adjustments to operating expenses	3,195	1,483	1,594

Non-GAAP operating income	$12,334	$11,157	$11,857

GAAP operating income as a percentage of product sales	37.7%	43.6%	45.5%
Adjustments to cost of sales	11.5	5.8	4.9
Adjustments to research and development expenses	0.5	0.4	0.4
Adjustments to selling, general and administrative expenses	0.4	0.2	0.5
Certain net charges pursuant to our restructuring initiatives (b)	0.0	0.2	0.0
Certain other expenses (c)	0.8	0.0	1.3

Non-GAAP operating income as a percentage of product sales	50.9%	50.2%	52.6%

GAAP interest and other income, net	$256	$753	$674
Adjustments to other income (d)	37	—	(68)

Non-GAAP interest and other income, net	$293	$753	$606

GAAP income before income taxes	$8,133	$9,138	$9,545
Adjustments to operating expenses	3,195	1,483	1,594
Adjustments to other income (d)	37	—	(68)

Non-GAAP income before income taxes	$11,365	$10,621	$11,071

GAAP provision for income taxes	$869	$1,296	$1,151
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	634	329	362
Other income tax adjustments (f)	67	(32)	(15)

Total adjustments to provision for income taxes	701	297	347

Non-GAAP provision for income taxes	$1,570	$1,593	$1,498

GAAP tax as a percentage of income before taxes	10.7%	14.2%	12.1%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	2.5	1.1	1.6
Other income tax adjustments (f)	0.6	-0.3	-0.2

Total adjustments to provision for income taxes	3.1	0.8	1.4

Non-GAAP tax as a percentage of income before taxes	13.8%	15.0%	13.5%

GAAP net income	$7,264	$7,842	$8,394
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	2,598	1,154	1,164
Other income tax adjustments (f)	(67)	32	15

Total adjustments to net income	2,531	1,186	1,179

Non-GAAP net income	$9,795	$9,028	$9,573

See footnotes on page B-4.

B-2       ï 2021 Proxy Statement

Appendix B

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per-share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share.

	Years ended December 31,
	2020		2019		2018
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$7,264	$9,795	$7,842	$9,028	$8,394	$9,573
Shares
Weighted-average shares for basic EPS	586	586	605	605	661	661
Effect of dilutive securities	4	4	4	4	4	4

Weighted-average shares for diluted EPS	590	590	609	609	665	665

Diluted earnings per share	$12.31	$16.60	$12.88	$14.82	$12.62	$14.40

The following table presents the computations for Invested capital and Return on Invested capital for 2018 - 2020 and 2019 - 2021 Performance Periods.

	At December 31,		Average 2020	At December 31,		Average 2019
	2020	2019		2019	2018
Total assets	$62,948	$59,707	$61,328	$59,707	$66,416	$63,062
less Cash, cash equivalents and marketable securities	(10,647)	(8,911)	(9,779)	(8,911)	(29,304)	(19,108)
less Total current liabilities	(11,653)	(12,835)	(12,244)	(12,835)	(13,488)	(13,162)

Invested capital	$40,648	$37,961	$39,305	$37,961	$23,624	$30,793

			2020			2019
Non-GAAP Operating Income (per above)			$12,334			$11,157
After-tax factor (100% less Non-GAAP tax rate per above)			86.2%			85.0%

Non-GAAP Net Operating income after tax			$10,632			$9,483

Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)			27.1%			30.8%

The following table presents the computations for Invested capital and Return on Invested capital for the 2020 - 2022 Performance Period.

	12/31/19	3/31/20	6/30/20	9/30/20	12/31/20
Total assets	$59,707	$61,669	$65,011	$64,637	$62,948
less Total current liabilities	(12,835)	(11,827)	(10,523)	(9,953)	(11,653)

Invested capital	$46,872	$49,842	$54,488	$54,684	$51,295

See footnotes on page B-4.

  ï 2021 Proxy Statement    B-3

Appendix B

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages 2020
	3/31/20	6/30/20	9/30/20	12/31/20
Average Invested capital	$48,357	$52,165	$54,586	$52,990	$52,024

2020 Non-GAAP Operating Income (per above)					$12,334
2020 After-tax factor (100% less Non-GAAP tax rate per above)					86.2%

2020 Non-GAAP Net Operating income after tax					$10,632

2020 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					20.4%

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.
(b)	For the year ended December 31, 2019, the adjustment related primarily to severance expenses associated with our restructuring activities.
(c)

For the year ended December 31, 2020, the adjustment related primarily to legal matters. For the year ended December 31, 2018, the adjustment related primarily to impairment of intangible assets acquired in business combinations.

(d)

For the year ended December 31, 2020, the adjustments related to the amortization of the basis difference from our BeiGene equity method investment, partially offset by a gain from legal judgment proceeds. For the year ended December 31, 2018, the adjustment related to the net gain associated with the Kirin-Amgen, Inc. acquisition.

(e)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for year ended December 31, 2020, was 19.6% compared to 22.2% and 23.7% for 2019 and 2018, respectively.

(f)	The adjustments related to certain acquisition items and prior period items excluded from GAAP earnings.

B-4       ï 2021 Proxy Statement

Amgen Inc.One Amgen Center DriveThousand Oaks, CA 91320-1799www.amgen.com

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2021 AMGEN INC. for shares held in plans sponsored by Amgen or its subsidiaries. Have your ONE AMGEN CENTER DRIVE proxy card in hand when you access the web site and follow the instructions THOUSAND OAKS, CA 91320-1799 to obtain your records and to create an electronic voting instruction form. ATTN: CORPORATE SECRETARY During The Meeting - Go to www.virtualshareholdermeeting.com/AMGN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2021 for shares held in plans sponsored by Amgen or its subsidiaries. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D41737-P54679 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMGEN INC. The Board of Directors recommends you vote “FOR” each listed nominee in item #1. 1. To elect eleven directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2022 annual meeting of stockholders. The nominees for election to the Board of Directors are: For Against Abstain 1a. Dr. Wanda M. Austin ! ! ! For Against Abstain 1b. Mr. Robert A. Bradway ! ! ! 1j. Dr. Ronald D. Sugar ! ! ! 1c. Dr. Brian J. Druker ! ! ! 1k. Dr. R. Sanders Williams ! ! ! 1d. Mr. Robert A. Eckert ! ! ! The Board of Directors recommends you vote “FOR” each of items #2 and #3. 1e. Mr. Greg C. Garland ! ! ! 2. Advisory vote to approve our executive compensation. ! ! ! 1f. Mr. Charles M. Holley, Jr. ! ! ! 3. To ratify the selection of Ernst & Young LLP as our ! ! ! independent registered public accountants for the fiscal 1g. Dr. Tyler Jacks year ending December 31, 2021. ! ! ! NOTE: Such other business as may properly come before the meeting or any continuation, postponement, or adjournment 1h. Ms. Ellen J. Kullman ! ! ! thereof. 1i. Ms. Amy E. Miles ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF AMGEN INC. May 18, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.proxyvote.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2021: The Notice of 2021 Annual Meeting of Stockholders, Proxy Statement, Form Proxy Card and 2020 Annual Report are available at www.proxyvote.com. In light of the ongoing COVID-19 pandemic and our successful 2020 virtual annual meeting of stockholders, the Amgen Inc. 2021 Annual Meeting of Stockholders will be held solely by remote communication via the Internet at www.virtualshareholdermeeting.com/AMGN2021. This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of each of the named director nominees, FOR the advisory vote to approve our executive compensation, and FOR ratification of the selection of Ernst & Young LLP as our independent registered public accountants. As of the date hereof, the undersigned hereby acknowledges receipt of the 2021 Proxy Statement and accompanying Notice of 2021 Annual Meeting of Stockholders to be held on May 18, 2021, Form Proxy Card, and the 2020 Annual Report. In their discretion, the Proxy Holders (as defined below) are authorized to vote upon such other matters as may properly come before the 2021 Annual Meeting of Stockholders and at any continuation, postponement, or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2021 Annual Meeting of Stockholders. By signing this proxy you revoke all prior proxies. This proxy will be governed by the laws of the State of Delaware and federal securities laws. D41738-P54679 AMGEN INC. ONE AMGEN CENTER DRIVE, THOUSAND OAKS, CA 91320-1799 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2021 Robert A. Bradway, Peter H. Griffith and Jonathan P. Graham (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2021 Annual Meeting of Stockholders of Amgen Inc., to be held on Tuesday, May 18, 2021, at 11:00 A.M., Pacific Time, by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2021, and at any continuation, postponement, or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)